UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
 __________________________

Filed by the Registrant	☒

Filed by a Party other than the Registrant
Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12
KULICKE AND SOFFA INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)
__________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
____________________________________________________________________________________________

(2)	Aggregate number of securities to which transaction applies:
____________________________________________________________________________________________

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
____________________________________________________________________________________________

(4)	Proposed maximum aggregate value of transaction:
____________________________________________________________________________________________

(5)	Total fee paid:
____________________________________________________________________________________________

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
____________________________________________________________________________________________

(2)	Form, Schedule or Registration Statement No.:
____________________________________________________________________________________________

(3)	Filing Party:
____________________________________________________________________________________________

(4)	Date Filed:
____________________________________________________________________________________________

23A Serangoon North Avenue 5, #01-01 K&S Corporate Headquarters, Singapore 554369
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
March 14, 2017
THE ANNUAL MEETING OF SHAREHOLDERS OF KULICKE AND SOFFA INDUSTRIES, INC. (the “Company” or "K&S") will be held on Tuesday, March 14, 2017, at 4:30 p.m. (Shanghai Time) at the JW Marriott Hotel Shanghai at Tomorrow Square, 399 Nanjing West Road, Huangpu District, Shanghai 200003, China, for the following purposes:

1	To elect Mr. Garrett E. Pierce and Mr. Chin Hu Lim as directors to serve until the 2021 Annual Meeting;

2	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017;

3	To approve the Company's 2017 Equity Plan;

4
To hold an advisory vote on the overall compensation of the Company’s named executive officers as described in the Compensation Discussion & Analysis and the accompanying tabular and narrative disclosure as included herein;

5	To approve on a non-binding basis how often the Company will hold an advisory vote to approve the compensation of the Company's named executive officers; and

6	To transact such other business as may properly come before the annual meeting.
The board of directors has fixed the close of business on December 15, 2016 as the record date for the determination of holders of common shares entitled to notice of and to vote at the annual meeting.
All shareholders are cordially invited to attend the annual meeting, but whether or not you expect to attend the annual meeting in person, the Company encourages you to vote promptly. You may vote your shares using a toll-free telephone number, over the Internet, or, if you request a paper copy of the proxy card, by signing and dating it and returning it promptly. If you attend the annual meeting, you may (but do not have to) revoke your proxy and vote in person.

By Order of the Board of Directors

SUSAN WATERS
January 20, 2017	Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on March 14, 2017

Our Notice of Annual Meeting, Proxy Statement for the 2017 Annual Meeting and Annual Report to Shareholders are enclosed and are also available at http://investor.kns.com/annuals.cfm.

23A Serangoon North Avenue 5, #01-01 K&S Corporate Headquarters, Singapore 554369

PROXY STATEMENT
January 20, 2017

The enclosed proxy is solicited by the board of directors of Kulicke and Soffa Industries, Inc. (referenced as the “Company”, "K&S", "we", "our"). The annual meeting of shareholders of the Company will be held on Tuesday, March 14, 2017, at 4:30 p.m. (Shanghai Time) at the JW Marriott Hotel Shanghai at Tomorrow Square, 399 Nanjing West Road, Huangpu District, Shanghai 200003, China. As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), we are making our proxy statement and 2016 Annual Report to Shareholders (which includes the Company’s Annual Report on Form 10-K) available electronically via the Internet. On January 23, 2017, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and the Company’s annual report and how to vote online. Shareholders who received the Notice will not receive a printed copy of the proxy materials in the mail unless they so request. If you would like to receive a printed copy of the Company’s proxy materials, please follow the instructions included in the Notice.
Voting and Revocability of Proxies
Our board of directors has fixed the close of business on December 15, 2016 as the record date for determining the shareholders entitled to vote at the Company’s 2017 annual meeting of shareholders. As of the record date, there were 70,937,914 of the Company’s common shares outstanding. Each common share is entitled to one vote on all matters presented at the meeting. When voting is properly authorized over the Internet or by telephone, or proxies are properly dated, executed and returned, the common shares so represented will be voted at the annual meeting in accordance with the instructions of the shareholder. If no specific instructions are given on a proxy executed by a shareholder of record, the common shares will be voted “FOR” the: (1) election of Mr. Garrett E. Pierce and Mr. Chin Hu Lim as directors; (2) ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017; (3) approval of our 2017 Equity Plan; (4) approval, on a non-binding basis, of the compensation of our named executive officers as described in the Compensation Discussion & Analysis together with the accompanying tabular and narrative disclosure as included in this proxy statement; and (5) approval, on a non-binding basis, of an annual advisory vote to approve the compensation of the Company's named executive officers. A shareholder may revoke a proxy at any time before its use by (a) delivering a later executed proxy or written notice of revocation to the Secretary of the Company, (b) attending the annual meeting and giving notice of such revocation or (c) granting a subsequent proxy by Internet or telephone. Attendance at the annual meeting does not by itself constitute revocation of a proxy.
The presence of a majority of the common shares entitled to vote at the annual meeting, represented in person or by proxy, constitutes a quorum. If a quorum is present, (1) the two nominees for director receiving the highest number of votes cast at the annual meeting will be elected, and (2) the affirmative vote of a majority of the total votes cast by all shareholders entitled to vote at the annual meeting will be required to ratify the appointment of PwC and to approve the 2017 Equity Plan. The advisory vote to approve the compensation of our named executive officers is not binding on the Company, but we will consider the results of this advisory vote in making future decisions on our compensation policies and the compensation of our executives. The advisory vote to approve how often Shareholders will vote to approve the compensation of the Company's named executive officers is not binding on the Company, but we will consider the results of this advisory vote in making future decisions on the frequency of holding advisory votes on the compensation of our named executive officers.
Under the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees typically have the discretion to vote such shares on routine matters, but not on non-routine matters. If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item because it is a non-routine matter, a “broker non-vote” occurs.
Under the rules governing brokers, the election of directors and the approval of our 2017 Equity Plan are considered non-routine matters for which brokers do not have discretionary authority to vote shares held by an account holder. Additionally, under the applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the a

dvisory votes on executive compensation and on the frequency of such votes are also non-routine matters for which brokers do not have discretionary authority to vote shares held by an account holder. The ratification of our auditors is considered a routine matter.
Abstentions, the withholding of authority to vote or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote on any matter. Consequently, abstentions and broker non-votes have no effect on the outcome of the vote for the election of directors, because only the number of votes cast for each nominee is relevant, for the approval of our 2017 Equity Plan or for the ratification of the Company’s independent registered public accounting firm. Additionally, abstentions and broker non-votes have no effect on the outcome of the advisory votes on executive compensation and on the frequency of such votes because only the number of votes cast for or against are relevant and in any event, these votes are non-binding.
How You Can Vote
Shareholders of record may vote by any of the following methods:

•
Voting by internet.  The website and instructions for internet voting is on the Notice, and voting is available 24 hours a day. Shareholders who wish to exercise cumulative voting rights in the election of directors must vote in person or by mail.

•	Voting by telephone. The toll-free telephone number for voting is on the proxy card, and voting is available 24 hours a day.

•
Voting by mail.  If you choose to receive a printed copy of the proxy materials, you may vote by mail by marking the proxy card enclosed with the proxy statement, dating and signing it, and returning it in the postage-paid envelope provided.

Shareholders who hold their shares through a broker (in “street name”) must vote their shares in the manner prescribed by their broker.

 ITEM 1 — ELECTION OF DIRECTORS
The board of directors has nominated Mr. Garrett E. Pierce and Mr. Chin Hu Lim for re-election at the annual meeting to serve until the 2021 annual meeting and until their successors have been duly elected and qualified. Shareholders have the right to cumulate votes in the election of directors (i.e. each shareholder may multiply the number of votes the shareholder is entitled to cast by the total number of directors to be elected and then may cast that number of votes for one candidate or distribute them among some or all candidates). By signing the proxy card, authority is given to the persons named as proxies to cumulate votes in their discretion. Shareholders, however, can withhold discretionary authority to cumulate votes on the proxy card or cumulate votes for any director by indicating so on the proxy card. If either Mr. Pierce or Mr. Lim is unable to serve as director at the time of the election, the persons named as proxies in the proxy may vote the proxies for any other individual (or individuals, as applicable) as they may choose, unless the board of directors determines that no director should be elected at the annual meeting. As previously reported, Mr. Fusen E. Chen was appointed as President and Chief Executive Officer effective October 31, 2016, and also appointed to the Board of Directors effective October 3, 2016. In determining that Mr. Chen should serve as a director of the Company, the board of directors considered Mr. Chen's record of achievement during his 29 year career in the semiconductor industry at all levels of management, culminating with his tenure as President and Chief Executive Officer of the Company.

Our Corporate Governance Guidelines regarding Terms and Retirement provides that "All directors must retire by the end of the quarter in which their 75th birthday occurs, unless a waiver of the retirement age for the director is recommended by the Nominating and Governance Committee and approved by the Board." Mr. Pierce will reach his 75th birthday during our 4th fiscal quarter of 2019.
The following table provides information concerning Mr. Pierce and Mr. Lim, as well as the other directors of the Company and the executive officers of the Company. In addition to the information presented below regarding each director’s and director nominee’s specific experience, qualifications, attributes and skills that led the Company to conclude that he or she should serve as a director, we also believe that all of our directors, including Mr. Pierce and Mr. Lim, have significant leadership experience derived from their professional experience and have a reputation for integrity and honesty and adhere to high ethical standards. The process undertaken by the Company’s Nominating and Governance Committee in recommending qualified director candidates is described below under the heading “Nominating and Governance Committee” on page 48. Unless otherwise specified, the directors have held the positions indicated (including directorships) for at least five years. Each person below has an address of c/o the Company at 23A Serangoon North Avenue 5, #01-01 K&S Corporate Headquarters, Singapore 554369.

Name, Age and Occupation	Director Since	Term Expires
Directors Nominated for Re-Election
Garrett E. Pierce (72)	2005	2017
Mr. Pierce has served as the Chairman of the Company’s board of directors since September 2014. Mr. Pierce is the Chief Financial Officer of Orbital ATK Inc., a developer and manufacturer of small- and medium-class rockets and space systems for commercial, military and civil government customers. Prior to the merger of Orbital Sciences Corporation ("Orbital") with ATK in February 2015, Mr. Pierce was the Vice Chairman and Chief Financial Officer of Orbital since April 2002 and a member of its board of directors since August 2000. Between August 2000 and April 2002, he was Executive Vice President and Chief Financial Officer of Orbital. From 1996 until August 2000, Mr. Pierce was Executive Vice President and Chief Financial Officer of Sensormatic Electronics Corp., a producer of electronic surveillance systems, and in July 1998 was also named its Chief Administrative Officer. Before that, Mr. Pierce was the Executive Vice President and Chief Financial Officer of California Microwave, Inc. He has also served as Chief Financial Officer, President and Chief Executive Officer of Materials Research Corporation which was acquired by Sony Corporation in 1989. From 1972 to 1980, Mr. Pierce held various management positions with The Signal Companies.

Director Qualifications:
In determining that Mr. Pierce is qualified to serve as a director of the Company, the board of directors considered his approximately 32 years experience as a chief financial officer of publicly-traded, technology-based businesses. Mr. Pierce also has approximately 14 years experience in the semiconductor equipment industry, as both a chief financial officer and a chief executive officer. The board of directors also considered that Mr. Pierce is currently the chief financial officer of a publicly-traded technology company and is a certified public accountant and a chartered global management accountant. Finally, the board of directors considered his continuing education in audit and financial risk management with the Harvard Business School’s Audit Committees in a New Era of Governance program in 2011.

Chin Hu Lim (58)	2011	2017
Mr. Lim has served as the Managing Partner of Stream Global Pte Ltd., a venture fund providing seed capital for technology startups, since 2010. Mr. Lim was Chief Executive Officer of BT Frontline Pte Ltd., a subsidiary of British Telecommunications Plc that provides information technology services, from 2008 until his retirement in 2010. He previously served as Chief Executive Officer and as a director of Frontline Technologies Corporation Limited, a Singapore exchange listed company that provided IT services throughout Asia, from 2000 until 2008. Before that time, Mr. Lim was Managing Director of Sun Microsystems (now Oracle) Singapore in the 1990s and held various management positions with Hewlett-Packard South East Asia in the 1980s. He is a director of Eastern Health Alliance Pte, Ltd. & Integrated Health Information Systems Pte Ltd., G-Able (Thailand) Ltd., Citibank Singapore Limited, Heliconia Capital Management Pte Ltd. and Keppel DC REIT Ltd. (a SGX listed company). Mr. Lim is a member of the Singapore Exchange Listing Advisory Committee and Singapore Infocom Media Development Authority's Data Protection Advisory Committee.

Director Qualifications:
In determining that Mr. Lim is qualified to serve as a director of the Company, the board of directors considered Mr. Lim’s experience as Chief Executive Officer of BT Frontline Pte Ltd. and also of Frontline Technologies Corporation, a Singapore publicly listed company, and his 30 years of experience in information technology related businesses in the Asia Pacific region. The board of directors also considered Mr. Lim’s continuing education on corporate governance with the UCLA Director Education Certification Program in 2012, Singapore Institute of Director Annual Director’s Conference in 2013, and INSEAD International Directors Program in 2014.

Name, Age and Occupation	Director Since	Term Expires
Continuing Directors
Fusen E. Chen (57)	2016	2019
Dr. Chen joined K&S as President and Chief Executive Officer effective October 31, 2016. He was also elected to the Board of Directors effective October 3, 2016. From 2013 until his resignation to join the Company, Dr. Chen served as President and CEO of Mattson Technology, a manufacturer and supplier of semiconductor equipment. From 2009 to 2012, Dr. Chen served as Executive Vice President, Semiconductor System Products at Novellus Systems, a manufacturer of semiconductor equipment used in the fabrication of integrated circuits. From 2005 to 2009, he served as Executive Vice President and Chief Technology Officer at Novellus Systems. From 2004 to 2005, he served as Senior Vice President, Asia Pacific Operations at Novellus Systems. From 1994 to 2004, Dr. Chen held various management positions at Applied Materials, a supplier of equipment and services to enable the manufacturer of semiconductor integrated circuits.

Director Qualifications:
In determining that Dr. Chen should serve as a director of the Company, the board of directors considered Dr. Chen's record of achievement during his 29 year career in the semiconductor industry at all levels of management, culminating with his tenure as President and Chief Executive Officer of the Company.

Brian R. Bachman (72)	2003	2020
Mr. Bachman is a private investor. From 2000 to 2002, Mr. Bachman served as Chief Executive Officer and Vice Chairman of Axcelis Technologies, Inc., which produces equipment used in the fabrication of semiconductors. Mr. Bachman previously served as Senior Vice President and Group Executive at Eaton Corporation from 1995 to 2000. Mr. Bachman served as Vice President and Business Group General Manager at Philips Semiconductor from October 1991 to 1995. Earlier in his career he held positions at General Electric and FMC. Mr. Bachman formerly served as a director of Trident Microsystems Inc. from 2009 to 2014, Ultra Clean Technologies from 2004 to 2009, and Keithley Instruments, Inc. from 1996 to 2010.

Director Qualifications:
In determining that Mr. Bachman is qualified to serve as a director of the Company, the board of directors considered Mr. Bachman’s executive leadership experience at semiconductor, semiconductor equipment and other high technology businesses, culminating with his role as Chief Executive Officer and Vice Chairman of Axcelis Technologies. The board of directors also considered Mr. Bachman’s more than 20 years of service as a director at publicly-listed small and mid-cap technology companies. Finally, the board of directors considered Mr. Bachman's continuing education in corporate governance with the Harvard Compensation Committee Program in 2010, as well as the Director’s Consortium held in Spring of 2013 at Stanford University.

Gregory F. Milzcik (57)	2013	2019
Mr. Milzcik was elected to the board of directors on October 7, 2013. From 1999 to 2013, Mr. Milzcik was an executive of Barnes Group, Inc. (NYSE: B), an international aerospace and industrial manufacturer and service provider, serving a wide range of end markets and customers. Mr. Milzcik served as President and Chief Executive of Barnes Group from 2006 until his retirement in 2013. During his tenure at Barnes Group he also served as Chief Operating Officer and President of its aerospace and industrial segments. Over the past 35 years, Mr. Milzcik’s career has included executive, operations and technical positions at leading Aerospace and Industrial companies including Lockheed Martin, General Electric, Chromalloy Gas Turbine Corp. and AAR Corp. He currently serves as a director of IDEX Corporation (NYSE: IEX) and is a Board Leadership Fellow with the National Association of Corporate Directors (NACD).

Director Qualifications:

In determining that Mr. Milzcik is qualified to serve as a director of the Company, the board of directors considered his experience as President and Chief Executive of Barnes Group, as well as in senior leadership roles at other companies. The board of directors also considered Mr. Milzcik’s experience and continuing education in corporate governance in his role as a Board Leadership Fellow with the National Association of Corporate Directors (NACD).

Peter T. Kong (66)	2014	2018
Mr. Kong served as President, Global Components, of Arrow Electronics, Inc., a global provider of products, services and solutions to industrial and commercial users of electronic components and an enterprise computing solutions company, from 2009 until his retirement in 2013. From 2006 to 2009, Mr. Kong served as Corporate Vice President and President of Arrow Asia Pac Ltd. From 1998 to 2006, Mr. Kong served as President, Asia Pacific Operations, of Lear Corporation.

Director Qualifications:
In determining that Mr. Kong is qualified to serve as a director of the Company, the board of directors considered his experience as President, Global Components, of Arrow Electronics, Inc. and as President, Asia Pacific Operations, of Lear Corporation, as well as in senior leadership roles at other companies.

Mui Sung Yeo (58)	2012	2020
Ms. Yeo was appointed Managing Director of Omeyon Pte Ltd. in March 2016, a management consultancy service company. From 2010 to March 2016, Ms. Yeo served as Chief Campus Officer of MediaCorp Pte Ltd., Singapore’s national broadcaster and leading media company, and as its Chief Risk Officer and Chief Financial Officer from 2007 to 2014. Ms. Yeo previously served as the Executive Chairman of Singapore Media Academy, a learning center for media excellence, as well as the Executive Chairman of MediaCorp Vizpro International, a live entertainment company partnering with international players on musical shows, concerts and exhibitions. Ms. Yeo served as Chief Financial Officer and Group Vice President at United Test & Assembly Center Ltd. from October 1999 to September 2007. Earlier in her career she held positions at F&N Coca Cola, Baxter Healthcare, Archive and Texas Instruments. Ms. Yeo graduated magna cum laude with a Bachelor of Science in Business Administration, majoring in Accounting, from the University of San Francisco.

Director Qualifications:
In determining that Ms. Yeo is qualified to serve as a director of the Company, the board of directors considered her approximately 15 years of experience as a chief financial officer of large, publicly-traded, technology and media businesses. Ms. Yeo also has approximately 20 years of experience in the semiconductor industry. The Board also considered Ms. Yeo’s continuing education in corporate governance with the Stanford Law School Directors’ College in 2014, and continuing education for compensation committees with the Harvard Business School in 2015.

Executive Officers (other than Mr. Chen)

Jonathan H. Chou (52), Executive Vice President, Chief Financial Officer and Chief Information Officer
Mr. Chou served as Interim Chief Executive Officer from October 5, 2015 through October 30, 2016. Mr. Chou has been the Company's Senior Vice President, Chief Financial Officer and Principal Accounting Officer since December 2010. Beginning October 2012, information technology was added to his overall responsibilities. With respect to his Principal Accounting Officer role, he resigned in June 2014 and resumed this role from October 2015 onward. Prior to 2006, Mr. Chou held a number of Fortune 500 finance executive positions including Asia Pacific Chief Financial Officer of Honeywell International, Asia Regional Chief Financial Officer of Tyco Fire & Security (ADT), a division of Tyco International and Asia Pacific Chief Financial Officer of Lucent Technologies. Mr. Chou has been a director of Microport Scientific Corporation, a medical product company listed on the Hong Kong Stock Exchange, since September 2010. Mr. Chou received a Bachelor's Degree from University at Buffalo and a Master of Business Administration degree from Fuqua School of Business at Duke University.
Effective October 31, 2016, Mr. Chou was promoted to Executive Vice President, Chief Financial Officer and Chief Information Officer in recognition of his increased responsibility for Worldwide Facilities.
Chan Pin Chong (48), Senior Vice President, Electronic Assembly, Advanced Packaging-Hybrid, Wedge Bonder, Capillaries and Blades Business Lines
Mr. Chong was appointed Vice President, Wedge Bonder in February 2014. Prior to joining the Company, Mr. Chong was the Chief Executive Officer of Everett Charles Technologies, a semiconductor manufacturing company. Prior to Everett Charles Technology, Mr. Chong was the Vice President of Sales and General Country Manager for Singapore at Form Factor from 2007 to 2010, General Manager for Beijing and Shanghai and Senior Technical Director, Singapore and Milpitas at KLA-Tencor from 2005 to 2007 and 1999 to 2005 respectively. Mr. Chong held various technical, management, and engineering roles at Flextronics Singapore and Motorola Inc. Mr. Chong received Bachelor of Science degrees in Computer Science and Electrical and Electronics from the State University of New York, Buffalo, and also holds an MBA degree from Leicester University. Since Mr. Chong's hire in 2014, his responsibilities have expanded to include our Electronics Assembly and Consumables business lines.
Mr. Chong was promoted to Senior Vice President in December 2016 in recognition of his expanded responsibility for the Advanced Packaging - Hybrid business line.
Irene Lee (56), Senior Vice President, Global Operations and Chief Quality Officer
Ms. Lee was appointed Senior Vice President, Global Operations and Chief Quality Officer in April 2014. She previously served as Vice President and Chief Quality Officer from 2012 to 2014. Prior to joining the Company, Ms. Lee spent over 24 years in various engineering, operations and quality positions at Seagate Technology, a global data storage solutions company, including as Vice President of Quality from 2000 until 2011. Prior to Seagate Technology, Ms. Lee served as a Design Engineer at Hughes Offshore Group Ltd. Ms. Lee received an Advanced Diploma in Mechanical Engineering from Singapore Polytechnic, a Masters of Business Administration from the University of Leeds, and a certificate on Strategic Leadership from Harvard Business School. Since 2011 until present, Ms. Lee also serves as a director for Musical Theatre Limited, an Arts Charity and an Institution of Public Character under the Ministry of Culture, Community and Youth, Singapore.
Yih-Neng Lee (58), Senior Vice President, Global Sales & Service
Mr. Lee was appointed Senior Vice President, Global Sales and Service in September 2013. Prior to joining the Company, Mr. Lee served as President, South Asia Pacific from November 2011 to August 2013 for Advantest Corporation (which acquired Verigy Technologies), semiconductor automatic test equipment businesses. From August 2005 to October 2011, Mr. Lee served as VP and GM, Asia Sales Operation for Verigy (a spin off from Agilent Technologies). From November 2001 to August 2005, Mr. Lee served as VP and GM, Sales, Marketing and Support for Agilent, a worldwide fabless semiconductor test business. Prior to this, Mr. Lee spent fifteen years working for Hewlett-Packard in various roles of increasing scope and seniority. Mr. Lee holds an MBA degree and a Bachelor of Engineering degree from the National University of Singapore.
Deepak Sood (55), Vice President, Global Engineering
Mr. Sood was appointed Vice President, Global Engineering effective January 2013. He previously served as Global Director, Software and Vision Systems from 2006 to 2012 and in various other managerial positions of increasing scope, from 1995 to 2006. Prior to joining the Company, Mr. Sood spent one year as a Research Engineer at Lawrence Livermore National Labs. Mr. Sood received a Master of Science degree in Electrical Engineering from Wright State University and a Ph.D. in Electrical, Computer and Systems Engineering from Rensselaer Polytechnic Institute.

Lester Wong (50), Senior Vice President, Legal Affairs and General Counsel
Mr. Wong joined the Company in September 2011 as Senior Vice President, Legal Affairs and General Counsel. Prior to joining the Company, Mr. Wong was General Counsel at GigaMedia Limited, a major provider of online entertainment software, from May 2008 to August 2011. He previously served as Senior Legal Counsel at CDC Corporation, a software and media company, from June 2003 to November 2007, and as an executive with Cowen Latitude Asia, the wholly owned subsidiary of Cowen Group, a diversified financial services company, from April 2001 to June 2003. Mr. Wong obtained a Bachelor’s Degree from Western University in Ontario, Canada and a Juris Doctor (J.D.) from the University of British Columbia in Canada. He was admitted to the Law Society of Upper Canada (Ontario) in 1993, Law Society of British Columbia in 1993 and Law Society of Hong Kong in 1997.
Nelson Wong (56), Vice President, Ball Bonder Business Line
Mr. Wong has served as Vice President, Ball Bonder Business Line since 2006 and is responsible for leading the Ball Bonder and Support Services Business Lines. He previously served as Director of Marketing - Ball Bonder from 2000 to 2006 and Application Manager from 1997 to 2006. Mr. Wong holds a Masters of Business Administration and a degree in Physics from the National University of Singapore.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE ELECTION OF
MR. GARRETT E. PIERCE AND MR. CHIN HU LIM AS DIRECTORS

ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the board of directors has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017. The ratification of the appointment of the independent registered public accounting firm by the shareholders is not required by law or by the Company’s By-laws. Traditionally, the Company has submitted this matter to the shareholders for ratification and believes that it is good practice to continue to do so. If a majority of the votes cast on this matter are not cast in favor of the appointment of PwC, the Audit Committee will reconsider its appointment. See Audit and Related Fees on page 55.
Representatives of PwC are expected to be present at the annual meeting to make a statement if they so desire and will be available to respond to any appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR RATIFICATION OF
THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ITEM 3 - PROPOSAL TO APPROVE THE 2017 EQUITY PLAN
On January 11, 2017, the board of directors adopted the 2017 Equity Plan (the "2017 Plan"), subject to shareholder approval, because the board believes that having common shares available for granting equity-based incentive awards is essential if the Company is to continue to hire, retain and motivate the highly qualified officers and other employees and attract and retain highly qualified non-employee directors upon whom the Company's continued success depends. The number of shares of the Company's common stock available for stock-based awards under the 2017 Plan (subject to adjustment in the event of stock dividends, stock splits and other similar events) shall be equal to the sum of 3,100,000 shares plus the number of shares remaining available for issuance under prior plans.
If the 2017 Plan is approved by shareholders, no further authorized but unissued stock options or other awards will be made under the Company's other non-employee director or employee equity award plans, but shares subject to award currently outstanding under those plans which are terminated, canceled, surrendered or forfeited may be reissued in the discretion of the Management Development and Compensation Committee of our board of directors (the "Committee") under the 2017 Plan.
The following is a summary of the material features of the 2017 Plan, which is qualified in its entirety by reference to the 2017 Plan, a copy of which is included as Appendix A to this proxy statement. You are encouraged to read the 2017 Plan, as well as this summary, in its entirety.
Types of Awards
The 2017 Plan provides for the grant of performance share units ("Performance Share Units"), restricted stock ("Restricted Stock"), restricted share units ("Restricted Share Units"), options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), options which are not intended to so qualify ("nonqualified stock options"), stock appreciation rights ("Stock Appreciation Rights") and stock grants ("Stock Grants," and collectively, "Awards"). Awards under the 2017 Plan will be granted at the discretion of the Committee except for Stock Grants to non-employee directors which will be awarded at specified times and in specified amounts. For discussion of the Committee's objectives, criteria and discretion for granting Awards to officers and other employees, see Compensation Discussion and Analysis beginning on page 18 of this proxy statement.
Performance Share Units. The Committee may grant awards entitling recipients to receive common shares without payment at the end of a specified performance period if specified performance criteria are met. Performance Share Unit performance periods shall be at least one year. In certain circumstances described in the "Change in Control" provisions under "Administration" below, a participant may receive cash (instead of common shares) in payment of his or her Performance Share Units.
Awards that are intended as performance-based awards may be subject to performance goals based on the following performance measures provided in the 2017 Plan: return on invested capital, return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of Shares, economic value added, total stockholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, sales growth, net revenue per shipment, net revenue growth, capacity utilization, increase in customer base, environmental health and safety, diversity, and/or quality. These business criteria may apply to the individual, a division, or to the Company and one or more affiliates and may be weighted and expressed in absolute terms or relative to the performance of other companies or an index. The Committee determines the performance period and the performance goals and measures (and weighting thereof) applicable to such period not later than the earlier of (i) 90 days after the commencement of the performance period, or (ii) the expiration of 25% of the performance period.
Restricted Stock. The Committee may grant awards of common shares (for no consideration), subject to restrictions on the sale, assignment, transfer, pledge, encumbrance and disposal of such shares. Those restrictions will lapse at the time(s) and on service-based conditions determined by the Committee, provided that if such conditions are not met, the shares will be forfeited to the Company. A participant will have voting and dividend rights on these shares before the restrictions lapse. Dividends on unvested restricted shares are subject to the same vesting requirements that apply to the underlying shares.
Restricted Share Units. Under the 2017 Plan, the Committee may grant Awards that are valued based upon the value of the Company's common shares. Such Awards will be subject to service conditions and will have terms and conditions (including any purchase price applicable to such an Award) as the Committee may determine and may be paid in common shares or in cash as the Committee may determine.
Incentive Stock Options and Nonqualified Stock Options. The Committee may grant incentive stock options and nonqualified stock options which provide participants the right to purchase a specified number of common shares at a specified price, subject to the particular terms and conditions specified by the Committee in connection with the option grant. Incentive stock options may be granted only to employees. The exercise price of any option must at least equal the fair market value of the Company's common shares on the date of grant. The maximum term of an incentive stock option is ten years and a nonqualified stock option is ten years and six months. Incentive stock options granted to an employee holding more than 10% of the voting power of the Company must be granted at a higher exercise price (not less than 110% of the fair market value on the date of grant) and have shorter terms (five years). If a Participant’s employment is terminated by reason of his or her retirement or if he or she dies or incurs a disability, all stock options held by the participant at such time shall fully vest. The 2017 Plan permits participants to pay the exercise price of options: (i) by cash or check, (ii) in a "cashless exercise" through a broker, (iii) by surrender to the Company of common shares previously acquired by the participant, or (iv) any combination of these forms of payment. The maximum number of shares that may be delivered under the 2017 Plan with respect to incentive stock options is 3,100,000.
Stock Appreciation Rights. Under the 2017 Plan, the Committee may grant Awards entitling the recipient to receive an amount in shares upon exercise equal to the appreciation in the fair market value of the shares since the date of grant. The Stock Appreciation Rights will be subject to the terms and conditions specified by the Committee in connection with the grant. If a Participant’s employment is terminated by reason of his or her retirement or if he or she dies or incurs a disability, all Stock Appreciate Rights held by the participant at such time shall fully vest.
Non-Employee Director Stock Grants. The Plan provides for the grant of common shares to each non-employee director upon his or her initial election to the board and on the first business day of each calendar quarter while serving on the board. The grant to a non-employee upon his or her initial election to the board, will be a number of common shares closest in value to, without exceeding, $120,000, which will vest in three equal installments over a period of three years (one-third on each anniversary of the grant date); and each quarterly grant, will be a number of common shares closest in value to, without exceeding, $32,500. The amount of equity grants was determined based on non-employee director compensation in the same and similar industries and used in our peer group. The board engaged Radford for advice and for compilation of the benchmarking data. The board of directors will review the value of the initial grant and quarterly grants on an annual basis, and may increase the value of such grants in order to provide its non-employee directors with compensation that is comparable to non-employee directors in the same and similar industries and our peer group. In no event may any such increase result in an Award that exceeds 115% of the dollar amount in effect before the increase or exceed the number of common shares available under the Plan. The board may also decrease the value of such grants; any increase following such decrease may increase the value to the greater of, for the initial grant $120,000 or 15% above the dollar amount in effect before the increase; and for the quarterly grants $32,500 or 15% above the dollar amount in effect before the increase. The board expects to utilize reports from independent third-party compensation consultants during its review.
Eligibility to Receive Awards
Officers and certain employees of the Company and its subsidiaries (currently approximately 2,700 persons) and non-employee directors (currently 6 persons) of the Company are eligible to receive Awards under the 2017 Plan. The maximum number of common shares with respect to which Awards may be granted to any participant may not exceed 500,000 common shares in any fiscal year of the Company.
Minimum Vesting Requirements
Restricted stock and Restricted Share Unit awards shall vest over no less than a three-year period, provided that the Committee may award up to 10% of the total shares authorized under the 2017 Plan as restricted stock and Restricted Share Unit awards not subject to such minimum vesting requirement.
No Repricing or Cash-Out without Shareholder Approval
Unless approved by the shareholders, the Committee may not modify a stock option or Stock Appreciation to (i) reduce the exercise price/grant price; (ii) cancel the stock option or Stock Appreciation Right in exchange for other awards under the 2017 Plan; (iii) cancel the stock option or Stock Appreciation Right in exchange for another stock option or Stock Appreciation Right for the purpose of reducing the option price/grant price; or (iv) cancel the stock option or Stock Appreciation Right in exchange for cash.
Clawback
Any award under the 2017 Plan which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant thereto (or any policy adopted by the Company).
New Plan Benefits
Except with respect to Stock Grants to non-employee directors, the granting of Awards under the 2017 Plan is discretionary, and the Company cannot now determine the number or type of Awards that may be granted in the future to any particular person or group.
Market Value of Securities
On January 11, 2017, the closing sale price of the Company's common shares on the NASDAQ Global Market was $16.83.

Administration
The 2017 Plan is administered by the Committee, which has the authority to interpret the plan and to adopt, amend and repeal rules and regulations for its administration. Under the 2017 Plan, the Committee may delegate some of its administrative functions to a plan administrator, and may delegate to the Company's Chief Executive Officer and/or to other senior officers the authority to grant Awards to employees who are not executive officers of the Company, subject to such conditions or limitations as the Committee may establish.
Subject to any applicable limitations contained in the 2017 Plan, the Committee (or its delegates as described above) may select the recipients of Awards and determine (i) the number of common shares covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options, (iii) the duration of options, (iv) the number of common shares subject to any Performance Share Unit, Restricted Stock, Stock Appreciation Right, or Restricted Share Unit Awards, and (v) the terms and conditions of such Awards, including conditions for the vesting and purchase of such common shares (subject to the minimum vesting requirements described above). The Committee may also adjust a particular Performance Share Unit Award provided that no increase may be awarded if the Committee required upon such grant that such award must qualify as performance-based compensation within the meaning of Code section 162(m)(4)(C).
The Committee is required to make appropriate adjustments in connection with the 2017 Plan and any outstanding Awards to reflect stock splits, stock dividends, recapitalizations and other similar changes in the Company's capitalization. The 2017 Plan also addresses the consequences of a merger or consolidation of the Company with or into another entity (and similar transactions). In the event of such a corporate transaction, the Committee may terminate all or a portion of any outstanding Awards, if it determines that termination is in the best interests of the Company. If the Committee decides to terminate outstanding options or Stock Appreciation Rights, it will give each participant holding an option or Stock Appreciation Right to be terminated at least 10 days' notice of the termination. Upon such notice, any such option or Stock Appreciation Right will become fully exercisable and may be exercised before such termination. Also, the Committee, in the event of such a transaction, may accelerate, in whole or in part, the vesting of any option, Stock Appreciation Right, Restricted Stock or Restricted Share Unit.
The 2017 Plan also addresses the consequences of a "Change in Control" of the Company, as defined in the 2017 Plan and as described below under "Change in Control Agreements." Upon a Change in Control in which the surviving or successor entity does not agree to assume outstanding Awards under the 2017 Plan, outstanding options, Stock Appreciation Rights, Restricted Stock and Restricted Share Units become fully vested and the performance requirements are waived for Performance Share Units which vest if the participant is employed on the last day of the performance period. A participant who is employed on the last day of the performance period will receive a cash payment with respect to his or her Performance Share Units as if "target" performance had been attained and based on the value of our common stock on the date of the Change in Control. Such payment shall be made during the period of January 1 to March 15 following the end of the performance period. If a Change in Control occurs in which the surviving or successor entity does agree to assume the outstanding Awards, but a participant is involuntarily terminated without "Cause" as defined in the 2017 Plan during the two-year period following the Change in Control, outstanding options, Stock Appreciation Rights, Restricted Stock and Restricted Share Units held by the participant become fully vested. In addition, the participant's Performance Share Units are prorated based on the number of full months in the performance period prior to the participant's termination of employment. A participant will receive such prorated portion of any Performance Share Unit Award amount that would otherwise have been received based on the performance goals attained at the end of the performance period. Shares attributable to such prorated Award will be delivered during the period of January 1 to March 15 following the end of the performance period.
If any Award expires or is terminated, surrendered, canceled or forfeited, the unused common shares covered by such Award will again be available for grant under the 2017 Plan, subject, however, in the case of incentive stock options, to any limitations under the Code. Any common shares subject to Stock Appreciation Right that are not delivered to a participant following exercise and settlement of the Stock Appreciation Right will again be available for grant under the 2017 Plan.
Amendment or Termination of the 2017 Plan
No Awards may be granted under the 2017 Plan on or after March 14, 2027 (the expected 10-year anniversary of the effective date of the 2017 Plan), but Awards granted before that date may extend beyond such date. The board of directors or the Committee may at any time amend, suspend or terminate the 2017 Plan. The following amendments, however, may not be made without our shareholder's approval: (i) an increase in the maximum number of common shares with respect to which incentive stock options may be granted under the 2017 Plan; (ii) a change in the class of employees eligible to receive incentive stock options under the 2017 Plan; (iii) an extension of the 2017 Plan's duration with respect to incentive stock options; (iv) an acceleration of vesting of any Award, outside of the context of a merger, consolidation or similar transaction; (v) any amendment to the 2017 Plan requiring shareholder approval under the $1 million deduction limit on compensation in Section 162(m) of the Code; and (vi) any amendment of the 2017 Plan requiring shareholder approval under the rules of the NASDAQ Global Market; or (vii) as required under any other applicable law, rule or regulation.

If our shareholders do not approve the adoption of the 2017 Plan, the 2017 Plan will not go into effect, and the Company will not grant any Awards under the 2017 Plan. In such event, the board of directors will consider whether to adopt alternative arrangements based on its assessment of the needs of the Company, such as higher cash compensation, which may be necessary to attract and retain qualified officers and employees.
Listing and Registration of Shares
We expect that the Company's common shares which would be issued under the 2017 Plan will be listed on the NASDAQ Global Market. If at any time we determine, in our discretion, that the listing, registration or qualification of common shares issuable under the 2017 Plan on the NASDAQ or any other securities exchange or under the laws of any jurisdiction or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the operation of the 2017 Plan, or that we or our shareholders or employees should seek to obtain an exemption from any above-listed requirement or to continue any listing, registration, qualification, consent, approval, or action has been effected, obtained or taken under conditions we deem acceptable. In addition, if a recipient acquires common shares under the 2017 Plan, he or she may be required to assure us satisfactorily that he or she is acquiring the common shares for investment and not with a view to distribution.
Federal Income Tax Consequences of Awards
The following is a summary of the United States federal income tax consequences that will generally arise with respect to Awards granted under the 2017 Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.
Incentive Stock Option
A participant will not recognize taxable income upon the grant of an incentive stock option. Moreover, a participant generally will not recognize taxable income upon the exercise of an incentive stock option, provided the participant was our employee or an employee of any of our subsidiary corporations during the entire period from the date of grant of the incentive stock option until not more than three months before the date of exercise (12 months if employment ceased due to permanent and total disability). An amount, generally equal to the excess of the fair market value of the common shares at the time of exercise over the exercise price, however, will be included in the participant's alternative minimum taxable income in the year of exercise. The employment requirement is waived if a participant should die. Of course, in all of these situations, the incentive stock option itself may provide a shorter exercise period after employment ceases than the periods set forth above. If the employment requirement described above is not met, the participant will be taxed as described below under "Nonqualified Stock Options."
A participant will recognize income upon the sale of the common shares acquired under an incentive stock option at a profit (if the sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the common shares. If a participant sells the common shares more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the common shares before satisfying these waiting periods, then a portion of the profit will be ordinary income and a portion capital gain. This capital gain will be long-term if the participant has held the common shares for more than one year and otherwise will be short-term. If a participant sells the common shares at a loss (the sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant has held the common shares for more than one year and otherwise will be short-term.
Nonqualified Stock Options
A participant will not recognize taxable income upon the grant of a nonqualified stock option. A participant will recognize ordinary income upon the exercise of a nonqualified stock option in an amount equal to the excess of the fair market value of the common shares at the time of exercise over the exercise price. Upon the sale of the common shares the participant will recognize a capital gain or loss equal to the difference between the sales proceeds and the value of the common shares on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the common shares for more than one year and otherwise will be short-term.
Performance Share Units
A participant will not recognize taxable income upon the grant of a Performance Share Unit Award. If the performance criteria established by the Committee are met and a participant receives shares, a participant will recognize ordinary income upon the delivery of common shares subject to the award in an amount equal to the fair market value of the shares on the date of delivery. Upon a sale of the common shares, the participant will recognize a capital gain or loss equal to the difference between the sales proceeds and the value of the common shares on the day the shares were delivered. This capital gain or loss will be long-term if the participant has held the common shares for more than one year and otherwise will be short-term.
Restricted Stock
A participant will not recognize taxable income upon the grant of a Restricted Stock Award unless a participant makes a timely election under Section 83(b) of the Code (described below). A participant will recognize ordinary income upon the vesting of his or her shares of restricted stock in an amount equal to the fair market value of the shares on the date of vesting. Upon a sale of the common shares, the participant will recognize a capital gain or loss equal to the difference between the sales proceeds and the value of the common shares on the day the shares vested. This capital gain or loss will be long-term if the participant has held the common shares for more than one year (measured from the day after the date of vesting) and otherwise will be short-term.
If a participant makes a timely election under Section 83(b) of the Code, the participant will be taxed at the date of grant, rather than on the date of vesting. The participant will include the value of the restricted shares as the date of grant in his or her ordinary income as of such date. Upon a sale of the common shares, the participant will recognize a capital gain or loss equal to the difference between the sales proceeds and the value of the common shares on the day of grant. This capital gain or loss will be long-term if the participant has held the common shares for more than one year (measured from the day after the date of Section 83(b) election) and otherwise will be short-term.
If the Company pays dividends attributable to restricted stock, the participant will recognize ordinary income at the time the dividends are paid to the participant.
Stock Appreciation Rights
A participant will not recognize taxable income upon the grant of a Stock Appreciation Right. A participant will recognize ordinary income upon the exercise of a Stock Appreciation Right in an amount equal to the excess of the fair market value of the common shares subject to the Stock Appreciation Right at the time of exercise over the fair market value of such common shares at the time of grant.
Restricted Share Units
A participant will not recognize taxable income upon the grant of a Restricted Share Unit Award. If the service criteria established by the Committee are met and a participant receives shares, a participant will recognize ordinary income upon the delivery of the common shares subject to the award in an amount equal to the fair market value of the shares on the date of delivery. Upon a sale of the common shares, the participant will recognize a capital gain or loss equal to the difference between the sales proceeds and the value of the common shares on the day the shares were delivered. This capital gain or loss will be long-term if the participant has held the common shares for more than one year and otherwise will be short-term. If the participant receives cash, the participant will recognize ordinary income with respect to the cash received.

Tax Consequences to the Company
There will be no tax consequences to the Company when a Performance Share Unit, a Restricted Share Unit Award, a Stock Appreciation Right, a Restricted Stock Award, an incentive stock option or nonqualified stock option is granted. However, the Company will be entitled to a deduction in the same year that a participant recognizes ordinary income equal to the amount of ordinary income includible in the participant's gross income.
Section 162(m) of the Code generally limits the extent to which compensation paid to our chief executive officer, or the person acting in that capacity, and the three highest compensated other executives, other than the chief financial officer (collectively the "Covered Employees") is deductible by us when the annual compensation for any Covered Employee exceeds $1,000,000 in a taxable year. Compensation for purposes of Section 162(m) includes cash compensation and non-cash benefits paid for services, including with respect to nonqualified stock options, the difference between the exercise price and the market value of the common shares at the time of exercise, subject to some exclusions, and with respect to Stock Appreciation Rights and Performance Share Units, the value of the common shares on the date of delivery. However, if the 2017 Plan is approved by our shareholders, the spread on the exercise of nonqualified stock option, and the value of common shares delivered with respect to Stock Appreciation Rights and Performance Share Units will not be treated as compensation for purpose of Section 162(m). Thus, we will be entitled to deduct any compensation recognized on common shares delivered with respect to the exercise of nonqualified stock options granted and delivered with respect to Stock Appreciation Rights and Performance Share Units.
No new plan benefits table for the 2017 Plan is included in this document. All awards under the 2017 Plan will be granted at the discretion of the Committee and accordingly, the amount of such awards to be issued are not yet determinable. In addition, the amounts that would have been allocated under the 2017 Plan if it had been in effect during fiscal 2016 cannot be determined.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information concerning the Company’s equity compensation plans as of October 1, 2016:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(3)
Equity compensation plans approved by security holders(1)	52,810	$8.25	2,925,791
Equity compensation plans not approved by security holders(2)	37,562	$8.65	—
Total	90,372	$8.41	2,925,791

(1)	The following equity compensation plans have been approved by the Company’s shareholders: the 2001 Plan; the 2008 Equity Plan; and the 2009 Equity Plan.

(2)
The Company’s 1999 Plan is the only current equity compensation plan of the Company that has not been approved by the Company’s shareholders. This plan was approved by the board of directors on September 28, 1999 and, under the 1999 Plan, only employees of the Company and its subsidiaries who are not directors or officers were eligible to receive grants. No further grants may be made under the 1999 Plan. The Management Development and Compensation Committee of the Company’s board of directors administer the 1999 Plan. The exercise price of options granted under the 1999 Plan is equal to 100% of the fair market value of the Company’s common shares on the date of grant. Options granted under the 1999 Plan are exercisable at such dates as are determined in connection with their issuance, but not later than ten years after the date of grant. The Company last granted options under the 1999 Plan in February 2009.

(3)
Following the adoption of the 2009 Equity Plan, no further awards were granted under any of the other above named plans other than the 2009 Equity Plan, but shares subject to awards made under such plans that were terminated, canceled, surrendered or forfeited were eligible to be re-issued in the discretion of the Management Development and Compensation Committee of the Company’s board of directors under the 2009 Equity Plan.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THIS PROPOSAL TO APPROVE THE 2017 EQUITY PLAN.

ITEM 4 - ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
Section 951 of the Dodd-Frank Act requires the Company to provide our shareholders with the opportunity to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in the “Compensation Discussion & Analysis” (beginning on page 18) and the accompanying tabular and narrative disclosures. This vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation. At the annual meeting of shareholders in 2016, the Company’s shareholders approved the compensation of our named executive officers as disclosed in the proxy statement by almost 98%. Previously, at the 2011 annual meeting of shareholders, the Company’s shareholders voted on an advisory basis in favor of holding annual advisory votes on the Company’s executive compensation. Following that vote, the board of directors determined that the advisory vote on the Company’s executive compensation should be held annually. Accordingly, the board of directors asks that at the annual meeting of shareholders in 2017 you approve the compensation of our named executive officers for fiscal 2016.
The Management Development and Compensation Committee (the “Committee”) and the board of directors value the opinion of our shareholders and will take into account the outcome of the vote when considering future executive compensation matters. Because this vote is advisory, however, it is not binding on the board of directors and will not directly affect or otherwise limit any existing compensation or award arrangements of any of our named executive officers.
The Company’s balanced compensation culture and focus on pay-for-performance are illustrated by the amounts and types of compensation paid to our executives. We invite you to consider the details provided in the "Compensation Discussion & Analysis" (beginning on page 18), as well as the accompanying tabular and narrative disclosure. We are asking our shareholders to indicate their support for the compensation of our named executive officers by voting “FOR” the following resolution:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, in the “Compensation Discussion & Analysis” and the related compensation tables and narrative discussion included in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL
APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

ITEM 5 - ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Section 951 of the Dodd-Frank Act requires the Company to provide our shareholders with the opportunity to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in the “Compensation Discussion & Analysis” (beginning on page 18) and the accompanying tabular and narrative disclosures. We are also required every six years to provide our shareholders with the opportunity to vote, on an advisory (non-binding) basis, whether to hold the advisory vote on executive compensation every one, two or three years. Previously, at the 2011 annual meeting of shareholders, the Company’s shareholders voted on an advisory basis in favor of holding annual advisory votes on the Company’s executive compensation. Following that vote, the board of directors determined that the advisory vote on the Company’s executive compensation should be held annually.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS ON AN ANNUAL BASIS.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion & Analysis
Introduction
The purpose of the Compensation Discussion & Analysis (“CD&A”) section of our proxy statement is to describe to our shareholders how and why compensation decisions are made for our named executive officers. For fiscal 2016, the Company's named executive officers discussed in this CD&A are:
•Bruno Guilmart, President and Chief Executive Officer (October 4 to October 5, 2015);
•Jonathan Chou, Executive Vice President, Chief Financial Officer (“CFO”), and Interim Chief Executive Officer ("CEO") (October 5, 2015 to October 1, 2016);
•Chan Pin Chong, Senior Vice President Electronic Assembly, Advanced Packaging-Hybrid, Wedge Bonder, Capillaries & Blades Business Lines;
•Yih Neng Lee, Senior Vice President, Global Sales; and
•Lester Wong, Senior Vice President, Legal Affairs and General Counsel
Collectively, these individuals are referred to in this CD&A as our “named executive officers.”

The Company

We are a leading provider of semiconductor packaging and electronic assembly solutions supporting the global automotive, consumer, communications, computing, and industrial segments. We utilize our leadership positions, research and development investments, and acquisitions continue to expand our served market.
We are incorporated in Pennsylvania and listed on NASDAQ. Over the last two decades, much of our customer base has transitioned to Asia and, as a commercial response, we moved most of our manufacturing operations to Asia as well. Several years ago, we also moved our corporate headquarters to Singapore. Today, all of our executive officers are employed as locals in Singapore, and their compensation is determined and denominated in Singapore dollars.
The Company is subject to rules and regulations of the U.S. Securities and Exchange Commission, which, among other things, require that the compensation narrative and tabular disclosure included in this proxy statement show amounts in U.S. dollars. Because the compensation of most of our executives is delivered in Singapore dollars, our U.S. dollar reporting of compensation may show year-to-year changes due to foreign currency fluctuations, even when compensation levels as denominated in local currency may not have changed. As an aid to understanding these foreign currency fluctuations, we have provided a narrative discussion, as well as charts showing both U.S. and Singapore dollar compensation, under the heading “Foreign Currency Considerations”. Neither the Management Development and Compensation Committee of the Company’s board of directors (referred to as the “Committee”) nor the CEO has any control over the currency exchange rate fluctuations between U.S. dollars and Singapore dollars.
As described below on page 24, due to the limited availability of non-U.S. compensation data for similarly-sized companies in our industry, the Committee is guided by compensation of peer companies and by surveys that are principally U.S.-based. The Committee also considers Asian and especially Singapore compensation practices and may engage in special Singapore specific benchmarking studies.
Fiscal 2016 Business Highlights
Throughout fiscal 2016, our ongoing investments in research and development have significantly strengthened and expanded our market positions. In parallel, we exceeded internal growth targets for our January 2015 Assembleon B.V. acquisition, while we also opportunistically repurchased outstanding shares in open market transactions.
While we began the year in a soft industry environment initiated by an inventory correction within the smartphone market, throughout fiscal 2016 we have aggressively executed focused development initiatives targeting high-growth and market expanding opportunities. Our overall development program spanned all product lines and better aligned our solutions with major market trends within Advanced Packaging, Automotive and Memory applications. Within Advanced Packaging we have made progress in two separate areas; we have recognized revenue and received the first 3 purchase orders for our organically developed APAMA solution and also received a very material multi-quarter order serving System-in-Packaging (SiP) applications within our Advanced Packaging Hybrid business. This Hybrid business stemmed from our January 2015 acquisition of Assembleon B.V. Adjusting for the full year of 2015, we have grown this business by over 35% year on year. Next, within our core wire-bonding business we have released a bonder that serves the fast growing NAND flash market.

Demand for high capacity NAND flash storage is growing aggressively as consumer and enterprise solid state drives storage is becoming more cost competitive. Finally, within our Wedge bonding business we continue to serve many different Automotive based applications and have made significant progress in a new wedge bonded process that supports power storage applications. These power storage applications are currently serving the automotive market and have potential to further expand into promising new areas.
In addition to our focused approach to development we have also aggressively repurchased shares in open market transactions. Since our August 2014 share repurchase program was announced, we have repurchased 7.9 million shares, equivalent to 10.1% of our weighted average shares outstanding at the program’s inception.
Throughout fiscal 2016, we generated revenue of $627.2 million, net income of $47.1 million and earnings per share of $0.67.
As we begin our fiscal 2017 year, a broadly recovering semiconductor market is adding to the tailwind created through our dedication to innovation and product development. Over the past 2 years, semiconductor unit growth has been below the industry average but is expected to exceed this average throughout calendar years 2017 and 2018. Strong utilization rates exceeding 80%, as of November 2016, and we believe our effort to prudently allocate capital will further assist in creating meaningful shareholder value as we look ahead.

Compensation Program Overview
Pay-for-Performance: Our compensation programs are based on the fundamental principle of pay-for-performance, where we deliver differentiated pay based on performance. Three metrics were used in fiscal 2016 to capture performance for pay purposes. First, for our cash-based Incentive Compensation Plan (the “ICP”), the Committee measured performance using Net Income ("NI") (with fiscal year 2016 target of $34 million) and Operating Margin ("OM") (with a fiscal year 2016 target of 8%), weighted equally. Targets were set after reviewing industry performance data relative to our Annual Operating Plan. When we achieve NI and OM consistent with delivery of superior financial results, maximum payouts can be earned. Specifically, achievements of NI of $119 million (350% of target) and OM of 20% (250% of target) earn a weighted maximum 200% of target payout.
Relative total shareholder return ("TSR"), which captures growth and shareholder value created over a three-year period, is used for performance-based equity awards. The Committee believes that relative performance measures should attempt to eliminate macroeconomic effects (positive and negative) on vesting, which are beyond the executives’ control. The Committee has adopted this program for three primary reasons.
First, the Committee seeks to align long-term incentive value for its executives with value created for shareholders, and the Committee believes that total shareholder return relative to an index of comparators in the same general industry as the Company provides a good measurement to provide this alignment. Second, vesting is tied to performance relative to shareholder return achieved by an index of similar investments, rather than performance against an absolute metric established based on internal forecasts. Third, both the Company’s total shareholder return and the total shareholder return of the companies in our comparator groups are transparent to shareholders and Company employees and make clear the Company’s link between pay and shareholder value creation.
As discussed previously, working with Radford, the Committee's executive compensation consultant, the Committee decided, effective fiscal 2016, that the comparator group used for the performance-based equity program is the GICS (45301020) Semiconductor Index ("GICS Index"). The GICS Index consists of companies in the same general industry classification system code as us. For actual performance measurement, those companies in the GICS Index traded on the "Pink Sheets LLC Exchange" would be excluded from the computation as those companies have extremely low market capitalizations and their share prices are extremely volatile, which can interfere with, and possibly mask, the actual relative TSR of the market as a whole. The measurement comparator group consists of approximately 90 companies whose current median revenue is well aligned with the Company's. With a larger base of companies in the same industry, there is generally less volatility relative to the Philadelphia Stock Exchange Semiconductor Index (the "SOX Index"), which was previously used as our industry comparator group for our performance based equity program.
An executive’s target Total Direct Compensation is set by the Committee at the beginning of each fiscal year. We refresh our peer group based on the prior year’s revenue each year.
Within our pay for performance program, incentive compensation is fully performance-based, and can range between 0% - 200% of target based on business financial results. Equity earned, which is by far the largest portion of the CEO’s total compensation, is determined over a three-year period, and is largely based on relative TSR results.
Total Shareholder Return: Shown in the following chart are the Company’s recent three-year relative TSR performance cycles compared to the SOX index (which was the comparator group for performance based equity during these performance cycles) and the associated payout as a percent of target for the performance-based portion of our equity compensation. As our TSR performance declined relative to the SOX Index, there was a clear reduction of payouts for the executives demonstrating the clear linkage of pay to performance. For the performance cycles where we were below market median performance, because we set our targets at market median levels, when we pay out at less than target, our pay for performance equity program delivered less than market median compensation to our executives.

Performance Cycles	K&S Actual 3-Year TSR results	Percentile Ranking of K&S Actual 3-Year TSR results Relative to SOX Index	Payout as a Percent of Target
FY2014 through FY2016	10%	17%	0%
FY2013 through FY2015	(2)%	21%	0%
FY2012 through FY2014	61%	44%	88%
FY2011 through FY2013	77%	75%	150%
Fiscal years 2011 and 2012 were periods of strong demand for our equipment offerings driven in part by a broad industry recovery but also in part due to the fairly rapid initial adoption of our copper-capable wire bonding products. During both fiscal years, the improved demand drove strong revenues and enhanced profitability for the Company, but also may have expedited a replacement cycle for certain customers and reduced demand levels over the subsequent 2013 and 2014 fiscal years. The management team continues to strengthen the existing product lineup with new product introductions as well as allocating resources towards its Advanced Packaging development program, and continuing to explore opportunities for growth. Our acquisition of privately held Assembleon B.V. in fiscal 2015 has provided access to the Advanced Packaging Mass Reflow market as well as the Electronics Assembly (EA) segment, which have greatly increased the breadth of our solutions as well as our total available market.
The following charts provide further perspectives of our business performance relative to CEO Total Direct Compensation.

Performance-Based Cash and Equity Compensation: The Company’s compensation program has three core elements: base salary, annual performance-based cash incentive compensation under the ICP and equity incentives under the Company’s 2009 Equity Plan. The payout frequency for executives was based on full fiscal year financial results in fiscal 2016, and all other remaining ICP participants will also move from the current quarterly and annual component payouts to an annual payout. The Committee believes that this change focuses participants on longer-term full year performance in alignment with shareholder interests. Cash incentive compensation is determined by performance against NI and OM targets. As noted above, the vesting of performance-based equity was tied to total shareholder return as compared to the

GICS Index effective fiscal 2016. In general, a significant portion (75% for the CEO and CFO and 50% for other executives) of the equity compensation awarded to our executives under the 2009 Equity Plan is performance-based.

The percentages above were calculated using base salary, annual cash incentives, grant date fair value of equity awards, discretionary bonuses, and all other compensation as reported in the “Summary Compensation Table.”
The Committee believes that our compensation program must be competitive in order to attract, motivate and retain high performance executives. The Company’s total compensation program is designed to result in median target pay for median performance, above median pay for exceptional performance and below median pay for low absolute or relative performance, while considering prudent risk-taking to achieve sustainable shareholder value creation.
Say-On-Pay Feedback from Shareholders
Although the say-on-pay voting is non-binding, the Committee and the board of directors value the opinion of our shareholders and carefully consider the outcome of the vote in their subsequent executive compensation decision-making.
At the 2016 annual meeting of shareholders, the say-on-pay result was 97.8% approval, comparable to the 97.1% approval at the 2015 annual meeting. We believe that our efforts to actively address the issues raised by our shareholders, and our continued focus on demonstrating strong linkage between pay and performance of our compensation programs were responsible for the strong support on say-on-pay.
We believe in continued active shareholder engagement, soliciting and responding to feedback about our compensation programs to better understand our shareholders’ concerns and the issues on which they are focused. We will continue to ensure that we engage with shareholders as appropriate in the future.
Goals and Objectives of the Compensation Program
The Committee structures the executive compensation program to reward executives for our performance, to build and retain a team of tenured, seasoned executives by maintaining competitive levels of compensation and to invest in our executive officers, and in the long-term success of the Company and its shareholders. By adhering to these goals, we believe that the application of our compensation program has resulted in executive compensation decisions that are appropriate and that have benefited the Company and its shareholders over time.
The Committee evaluates our compensation programs annually to ensure that they remain aligned with the goals of the Company and its shareholders, compensation opportunities provided to key executives are competitive with similarly situated executives in our industry and geographic territories, and compensation opportunities are motivating executives to take appropriate actions to create shareholder value. The Committee seeks to foster a performance-oriented environment by making a significant portion of each executive’s cash and equity compensation conditioned on the achievement of performance targets that the Committee believes drive shareholder value creation. For fiscal 2016, these performance targets included net income, operating margin and TSR.
Key Compensation Practices

The following table summarizes the key practices that we followed for fiscal 2016 within our total direct compensation program and also those practices we do not follow:

What We Do	What We Don’t Do
Align compensation to median levels with our Compensation Peer Group	No employment agreements (except for international transfers, where certain transfer related terms are specified)
Tie realized pay to performance by setting clear financial goals for the Company, business lines, and individuals	No stock options and no repricing of underwater options
A majority of the pay of our executive officers is at risk and performance contingent. Base salaries of the Company’s executive officers range between 16% - 44% of total targeted direct compensation	No excise tax gross-ups on change in control provisions, as well as no excessive severance payouts
Made changes to cash incentive plan, and Compensation Peer Group, based on input from our 2014 shareholder outreach effort	No, or minimal, perks
Majority of equity grant for CEO and CFO is performance contingent, based on 3-year TSR relative to the GICS Index effective fiscal 2016	No supplemental executive retirement plans that provide extra benefits to executive officers
Have clawback provisions to mitigate risk (well positioned for upcoming disclosure compliance requirement)	No compensation programs that encourage risk-taking that is likely to pose a material adverse impact on the Company
Compensation Peer Group reviewed annually based on prior year revenues to ensure appropriate benchmarking of compensation	No loans, or purchases of Company securities on margin
Share ownership guidelines (including mandatory holding requirements if necessary) for executive officers and directors	Do not permit executives and directors to engage in hedging transactions with respect to company equity, nor to pledge or use as collateral company equity to secure personal loans
Double trigger change-in-control provisions for both cash and equity awards
Roles of the Committee and Management in Compensation Decisions
The Committee is responsible for establishing our compensation policies, setting base salaries for officers, and reviewing and approving our cash incentive compensation plans and equity compensation plans for all eligible employees. In fiscal 2016, the Committee consisted of four independent members of the board of directors, namely, Committee Chairperson Mui Sung Yeo, Peter T. Kong, Chin Hu Lim, and Gregory F. Milzcik. As previously reported, Ms. Yeo was appointed the Chairperson of the Committee effective July 28, 2015, and Mr. Peter T. Kong replaced Mr. Bachman on the Committee effective September 30, 2015. The Committee establishes the executive officers’ compensation and, on a quarterly and annual basis, reviews the performance of each executive officer. The Committee reviews and approves all newly hired executive employment arrangements, executive severance arrangements, change of control agreements and inducement grants to new executive officers. The Committee annually reviews our performance metrics under the Incentive Compensation Plan and performance based equity compensation relative to the market to ensure that they are competitive and support the strategic goals of the Company. The Committee also recommends to the full board of directors the amount and form of compensation to be paid to directors for serving on the board of directors and its committees. The Committee meets at least quarterly, and all decisions of the Committee must be approved by a majority of its members.
The Committee consults with the CEO (or Interim CEO), the Vice President of Global Human Resources, and the Director, Global Compensation and Benefits ("Management"), on executive compensation matters. Each year, Management recommends to the Committee base salary levels and target levels for cash incentive payments and equity compensation for each executive officer (other than the CEO). These recommendations are based upon management’s assessments of individual performance, the individual’s potential to contribute to the Company’s success in the future, and by reference to the peer group and survey data discussed below. The CEO may also recommend to the Committee promotion and/or retention grants during the year for key employees. Additionally, the CEO and CFO calculate and recommend incentive compensation targets to the Committee annually. These targets provide the basis for cash incentive payments made under the ICP. For fiscal 2016, Mr. Chou's and the other executive officers' cash incentive compensation was based entirely on corporate NI and OM performance results, except for Mr. Chong whose payout also included business line and individual performance for fiscal 2016.
The Committee uses industry and peer group survey data to help in its allocation between short-term and long-term compensation and between cash and equity compensation. The Committee also has discretion in the granting of cash incentive awards and performance-based share awards and can accelerate the “vesting” of certain awards to executive officers. Historically, the Committee has exercised this discretion only in extraordinary circumstances. In fiscal 2016, all awards granted under the 2009 Equity Plan vested in accordance with the applicable performance period or vesting schedule or in accordance with the terms of the applicable equity grant award agreements.
Compensation Consultant

The Committee has the authority to engage independent advisors to assist it in carrying out its responsibilities. The Committee has retained Radford, an Aon Hewitt company, as an independent consultant to it on compensation issues. For fiscal 2016, the Committee engaged Radford to provide the Committee peer group analysis, survey data, and counsel on compensation trends and issues. The Committee also regularly consults Radford on individual employment and compensation issues. Management had no role in selecting the Committee’s compensation consultant. In fiscal 2016, Radford received $61,307 for survey data and compensation consulting services to the Committee. In addition, the Company uses Aon for risk management and insurance brokerage services, and Aon received $212,925 for those services in fiscal 2016. The engagement of Aon for risk management and insurance brokerage services is overseen by, and approved by, the Audit Committee of the Company’s board of directors. The Committee reviewed with the Audit Committee the engagements of Aon for risk management and insurance brokerage services and concluded that these engagements do not compromise Radford’s independence as the Committee’s compensation consultant. In its review, the Committee considered that Aon and Radford have structures in place to prevent conflict. For example, Radford employees receive no compensation based on broader Aon sales; their pay is based solely on Radford results; they meet all the criteria that the SEC has established for independence; and the fees that the Company pays are, in the context of both Radford and Aon Hewitt, a fraction of a percent of their revenue.
Design of the Compensation Program
Our executive compensation program has two principal components:

•	establishing a targeted total direct compensation (“TDC”) amount for each executive officer that is competitive within the Company's industry and the executive officer's geographic location; and

•	establishing for each individual executive officer an appropriate mix of base salary and performance-based cash and equity incentive compensation.
Total Direct Compensation
The targeted TDC amount for each executive officer is established by the Committee based on a number of individual factors, including performance, level of responsibility within the Company, experience, potential to contribute to the Company’s future success in the executive’s current role or in an expanded role, and pay levels for similar positions, with the objective that TDC targets are, on average, consistent with median TDC levels as reflected in peer data and industry surveys.
The Committee’s starting point in establishing TDC levels is to determine the appropriate ranges of competitive market compensation so that we are able to effectively compete for high performance executives. The Committee does this by analyzing the executive compensation levels at peer companies as well as aggregate market survey data for similarly-sized public semiconductor, capital equipment, and broader high technology companies to form a market composite, and used as its reference point the 50th percentile (median) TDC level for each executive. Because our CEO and the other executive officers are Singapore-based, the Committee also periodically conducts custom executive compensation benchmarking studies to augment existing data sources to improve the analysis. When adequate local Singapore executive market data is unavailable, market values are derived by applying U.S. pay relationship multiples to Singapore surveys to derive Singapore market pay for executive positions. This analytic process was used for each of the executive officers except for the CEO/CFO, the SVP, Global Sales, the SVP, Global Operations and Chief Quality Officer, and the VP, Global Human Resources.
As benchmarked against both the Compensation Peer Group data and the supplemental survey data described above, on average, executive officers’ TDC fell within the target range of the median of total direct compensation of the aggregate market composite data. No executive officer had TDC in excess of the 75th percentile of their peer group in the Radford surveys.
Peer Group Companies and Comparison Data
Each year, the Committee analyzes whether it is using the most appropriate compensation peer group and market data, based on a number of factors, including the size of the Company in terms of revenues, net income, market capitalization, and business complexity and the peer group and market data available.
Although the Company is Asia-based and is predominantly staffed with executives who have been based in Asia for many years, our peer and survey companies are principally U.S.-based. This is because most non-U.S.-listed companies are not required to disclose the same level of compensation data as is required of U.S. public companies. We are mindful that we are a U.S. company listed on a U.S. stock exchange and subject to SEC reporting requirements. Therefore, the Committee considers benchmarking against peer companies in the U.S. to be a necessary point of reference in determining whether the total targeted compensation opportunity offered by the Company is competitive in the marketplace for its executives. As a result, the Compensation Peer Group consists primarily of U.S. public companies.

The Committee’s analysis with respect to executive compensation decisions is supplemented by available international survey data. In fiscal 2016 the Committee considered the Radford Global Technology Survey, which includes data for Singapore (where the Company is headquartered). The Committee also reviewed Radford survey data covering a composite of data from technology companies with annual revenues between $500 million and $1.0 billion. The average revenue for companies in the Radford survey data is $583 million. The Committee does not select or have any influence over the companies that participated in these surveys. Further, the Committee only receives and considers the aggregate data of the Radford surveys. The Committee is aware that the survey data may include data from some of the Compensation Peer Group companies, but is not aware of the identities of any of the other component companies that are included in the surveys. In consultation with Radford, in fiscal 2016 the Committee selected the following peer group of 22 technology companies (collectively, the “Compensation Peer Group”):

Advanced Energy Industries, Inc.	Intersil
Brooks Automation, Inc.	MKS Instruments, Inc.
Cabot Microelectronics Corporation	Microsemi Corporation
Coherent, Inc.	OSI Systems
Cohu, Inc.	Photronics
Diodes, Inc.	Powell Industries
Entegris, Inc.	Rofin-Sinar Technologies
FEI Company	Semtech
II-VI Incorporated	Silicon Laboratories
IPG Photonics	Veeco Instruments Inc.
Integrated Device Technology, Inc.	Xcerra
The Compensation Peer Group was selected primarily because the companies were U.S.-based technology companies (or non-U.S. companies, where data was available) in the same or similar industries as the Company and were similar to the Company in complexity and size (measured by revenue, number of employees and market capitalization), and because the Committee concluded that the Compensation Peer Group companies were representative of likely competitors with the Company for executives. In addition, the peer group was compared to the peer groups independently established and utilized by our shareholders and their advisors to improve alignment. The Compensation Peer Group resulting from our fiscal 2016 review was altered from the fiscal 2015 review by the removal of two companies because they were acquired: Newport Corporation and PMC-Sierra, Inc. Four companies were added that reflected similar size and complexity features: Cohu, Inc., Diodes, Inc., Powell Industries, and Rofin-Sinar Technologies. The Company's trailing twelve months revenues are at the 43rd percentile of the Compensation Peer Group.
The Compensation Peer Group that the Committee used for compensation benchmarking in fiscal 2016 was different from the peer group included in the stock performance graph in the Company’s 2016 Annual Report to Shareholders on Form 10-K (the “Stock Performance Peer Group”). The Stock Performance Peer Group consists of companies with which our stock performance reasonably can be compared due to the markets served, without regard to size of the companies or whether they are competitors with us for executives.
Elements of Compensation
An executive's targeted TDC in fiscal 2016 was generally comprised of the following elements:

Element	Description	Objective
Base salary	Fixed cash salary reflecting executive's roles and responsibilities.	Provide basic level of compensation and stable source of income; and
Recruit and retain executives.

Cash incentive plan	Rewards business performance; based on Net Income and Operating Margin and funded only if the Company exceeds threshold Net Income and Operating Margin for the year.	Align executive compensation with Company financial performance.

Equity incentive awards	Performance-based awards based on the Company's ranking of total shareholder return relative to the GICS Index effective fiscal 2016 over a defined period; and	Align management's interests with shareholders' interests;
	Time-based awards vesting over a defined period.	Promote long-term strategic and financial goals;
Recruit new executives; and
Retain executives through stock price value and appreciation.
The Committee selected these elements because it believes each is a necessary compensation element to help drive the achievement of the objectives of its executive compensation program: motivating executives to achieve both short-term and long-term goals to create shareholder value while considering prudent risk taking; aligning the executives’ and shareholders’ interests; and attracting and retaining high performance executives. In setting compensation levels for each executive officer, the Committee considered each element of compensation, the compensation package as a whole and the executive’s achievements and expected future contributions to our business, in light of available peer group and other data.
Base Salaries
The Committee believes that it must provide a competitive level of base salary in order to attract and retain its executives. In determining base salaries, the Committee considers a number of factors, including the executive’s roles and responsibilities, the performance of the executive’s business segment or functional group, and the executive’s individual performance, experience, employment location, and potential for driving the Company’s success in the future. The Committee also considers the median base salaries in the Compensation Peer Group and survey data discussed above for comparable positions and experience. If insufficient local market data is available, then the Committee also considers local salary progressions and their relationship to the salary progressions derived from available market data from U.S. public companies. The Committee also analyzes executive pay against competitive market data and makes pay decisions within the local currency in which the executive is paid. Specifically, each of the named executive officers are paid, and have their compensation values managed by the Committee, in Singapore dollars.
The Committee has not assigned any specific weightings to the factors discussed above. In certain instances, the Committee has negotiated base salaries directly with executives, such as when negotiating with new hires or when arranging for the relocation of executives to the Company’s headquarters in Singapore. For example, the Committee oversaw the negotiations regarding, and approved Mr. Chou’s base salary in connection with his hiring in 2010, Mr. Chong's expatriate assignment from Singapore to the U.S., Mr. Lee’s total direct compensation package in connection with his hiring in 2013, and Mr. Wong's base salary in connection with his hiring in 2011(see “Expatriate and Other Compensation” on page 34 and “Employment Agreements” on beginning on page 38).
In light of the then projected cyclical industry downturn, the Company provided annual increases effective January 2016 only to very limited segments of the Company where attraction, retention, and attrition are of concern, and did not provide annual increases for all others. All executive officers' base salaries remained constant at the 2015 level. Effective October 31, 2016, the Committee approved a promotional base salary increase of 15% (inclusive of annual merit) to Mr. Chou for his increased responsibility for Worldwide Facilities. Effective January 1, 2017, the Committee approved a promotional base salary increase of 10% for Mr. Chong (inclusive of annual merit) for his expanded responsibility for the Advanced Packaging - Hybrid business line. Effective January 1, 2017, the Committee approved increases in base salary for Messrs. Lee, and Wong of 4.3%, and 5% respectively.
Cash Incentive Plan
The Company’s ICP was originally a quarterly cash incentive plan that the Committee adopted in August 2005. Commencing in fiscal 2013, an annual performance component was added. The Company’s cash incentive program is designed to align executive pay with financial performance. Effective fiscal 2016, to align our compensation programs with prevalent market practices, the CEO and the executive officers were only eligible to receive an annual payment under the ICP based on annual financial results. The targets and funding scales for fiscal 2016 were set based on the Company's achievement against our annual operating plan rather than on an absolute basis. The Committee rigorously reviews all elements of our annual operating plan and takes into account all relevant factors including market conditions and industry outlook as part of overall target setting.
The Committee believes that the higher the executive’s level of responsibility and influence within the Company, the greater the percentage of the executive’s total target cash compensation that should be performance-based. These target percentages are generally set by the Committee based on its assessment of market median target incentive percentages within the Compensation Peer Group and industry surveys.
For fiscal 2016, the target annual cash incentive percentages (other than for Mr. Guilmart, for whom no targets were set) were as follows:

Executive	Target Annual Cash Incentive as a % of Base Salary
Mr. Chou	95%
Mr. Lee	65%
Mr. Wong	55%
Mr. Chong	50%
Fiscal 2016 Performance Goals
Under the fiscal 2016 ICP for our executive officers, the annual incentive pool was established based on actual Net Income ("NI") and Operating Margin ("OM") performance against targets. NI and OM were selected as performance metrics because the Committee believes that these metrics are correlated with shareholder value creation.
For fiscal 2016, the funding of the incentive pools based on Company Net Income and Operating Margin performance was based on the following funding scales:
FY16 - Corporate Net Income Funding Scale*

	NI (in Millions)	ICP Funding %
Maximum	119.0	200%
	106.2	185%
	93.5	170%
	76.5	150%
	59.5	130%
	46.8	115%
Target	34.0	100%
	28.8	80%
	21.0	50%
	13.2	20%
Threshold	8.0	0

*Net Income results are weighted 50% of overall Corporate Performance Measure. Interpolation is applied between each of the discreet points in the scale.

FY16 - Corporate Operating Margin Funding Scale*

	OM%	ICP Funding %
Maximum	20%	200%
	18%	183%
	15%	158%
	13%	142%
	10%	117%
Target	8%	100%
	6%	75%
	4%	50%
	3%	38%
Threshold	2%	25%

*Operating Margin results are weighted 50% of the overall Corporate Financial Performance Measure. Interpolation is applied between each of the discreet points in the scale.
The Committee believes that the ICP is a strong element supporting a high performance culture that fosters an annual business focus, which is complemented by the longer-term focus of the Company’s 2009 Equity Plan, as discussed in the following section.
Net Income and Operating Margin results used in the calculations of the annual incentive payments to executives under the ICP in U.S. Dollars for fiscal 2016 were as follows:

Net Income (in U.S. Dollars)	$ 52.137M
Operating Margin	9.6%
Payout as a % of Target	117.5%

Name
Mr. Chou	$419,722
Mr. Chong *	$221,044
Mr. Lee	$233,696
Mr. Wong	$194,006
* Per the terms of his offer, Mr. Chong's ICP payout for fiscal 2016 included business lines performance results and individual performance results in addition to corporate financial performance in connection with his expatriate assignment to the U.S. For fiscal 2016, the weighting for ICP was 25% Corporate results, 55% business lines results, and 20% individual objectives. Effective fiscal 2017, Mr. Chong's ICP will be based on overall corporate financial results aligned with all other executive officers of the Company.
The amounts paid to Messrs. Chou, Chong, Lee, and Wong under the ICP, in Singapore dollars, were based on their Singapore dollar base salaries. The amounts in the above table reflect the U.S. dollar value earned under the ICP Plan, based on the conversion rate in effect at the end of the fiscal year.
The amounts paid to Messrs. Chou, Chong, Lee, and Wong in Singapore dollars, were as follows:

Name
Mr. Chou	SG $	572,207
Mr. Chong	SG $	301,349
Mr. Lee	SG $	318,599
Mr. Wong	SG $	264,488
For more information on Mr. Chou’s compensation for fiscal 2016, see the discussion under the heading “Chief Executive Officer Compensation.”

The CEO may also recommend discretionary cash bonuses for his direct reports, subject to approval by the Committee, in recognition of significant contributions to the Company made during the year. These awards are disclosed in the "Bonus" columns in the Three-Year Compensation Tables at the end of this section and in the Summary Compensation Table.
Long-Term Equity Incentive Compensation
Overview
The Committee believes that our equity incentive program aligns management’s interests with shareholders’ long-term interests because the value of the awards is tied to stock price appreciation and, in the case of performance-based stock awards, to market performance that correlates with long-term shareholder value creation. Executive officers typically receive annual equity incentive grants under the 2009 Equity Plan in the first quarter of the fiscal year.
Equity award types are either time-based restricted stock unit awards (“RSUs”), which have a more predictable value and are efficient for attraction and retention, or performance-based share unit awards (“PSUs”), which provide high incentive value. The Committee believes that awards to the CEO and the CFO should be heavily weighted toward performance-based awards. The allocation of performance-based to time-based equity awards generally is as follows:

Position	Performance-based	Time-based
CEO	75%	25%
CFO	75%	25%
Other Executives	50%	50%
In addition, newly hired executive officers may receive sign-on grants, if approved by the Committee. For example, Mr. Lee received a sign-on grant in 2013 pursuant to the terms of his offer letter. The Committee also retains the discretion to grant special equity incentive awards for incentivizing the accomplishment of a key strategic objective or for retention purposes, in addition to annual awards, which typically are made in October.
Statement of Practice
The Company has adopted a Statement of Practices for equity grants, which defines the primary terms and conditions for the administration of equity awards granted to employees and officers under the Company's equity incentive plans. It includes the following:

1.	Eligibility for awards is limited to those full time individuals employed by the Company or its direct or indirect subsidiaries.

2.
Subject to Paragraph 4 below, awards are only made annually. Annual awards (other than with respect to the CEO) are made by the Committee based on recommendations made by the Company’s management which are reviewed by the Committee.

3.
Annual awards are approved and priced at the Committee meeting that takes place in the first quarter of the Company’s fiscal year, generally held in October, although sometimes grants have been made later, for instances, to provide the Committee with additional time to review management recommendations.

4.
Inducement grants to newly hired executives and officers require specific pre-approval by the Committee. The Committee has delegated authority to the CEO to approve inducement equity awards for newly hired employees (not officers) that are consistent with market data that has been approved by the Committee. In addition, the CEO may recommend to the Committee promotion and/or retention grants during the year for key employees. The total number of shares authorized for use by the CEO for this purpose during the fiscal year is set at the Committee’s October meeting.

5.
All exercises of previously granted, outstanding stock options are made through the Company’s stock plan services provider. Employees may “exercise and hold,” initiate a cashless exercise, or pay for the exercise by a “swap” of currently owned shares, subject to the terms of the relevant equity award plan. The Company does not provide loans or facilitate loans for the exercise of stock options.

The number of equity awards granted to each participant (other than the CEO) is determined based on the CEO’s evaluation of the executive’s level of responsibility and influence over the Company’s results, performance, potential to contribute to our future success and award values for executives in the peer companies, as approved by the Committee. Any award to the CEO is based on the Committee’s evaluation of the same factors and its recommendation to the full board of directors for approval. The extent of existing non-vested equity awards or stock ownership is not generally considered in granting equity awards, except that we sometimes grant an initial round of equity awards to newly recruited executives. Initial equity awards are intended to induce executives to join us, to replace equity compensation that may have been forfeited at the executive’s prior place of employment, and to better align the executives’ interests with the shareholders’ interests from the start of employment. For executives who relocated to Asia as a result of the transition of our headquarters to Singapore, the Committee has worked with Radford and the CEO to create a balanced compensation package, including equity compensation, that reflects the specific circumstances of the executive’s assignment (for example, the duration of the assignment) and that induces the executive to relocate.
On October 6, 2015, the Committee granted PSUs and RSUs to certain eligible employees and executive officers for fiscal 2016. The amounts of PSUs and RSUs awarded to the Company's named executive officers were as follows:

	Performance-Based Stock	Time-Based Stock
	(PSUs)	(RSUs)
Mr. Chou	42,209	114,070	*
Mr. Chong	9,475	9,474
Mr. Lee	16,553	16,552
Mr. Wong	14,898	14,897
* Includes 100,000 RSUs awarded for Mr. Chou's Interim CEO role with special vesting provisions as described in the Chief Executive Officer Compensation section below.
RSUs granted in fiscal 2016, except for the Interim CEO grant, vest in equal installments on each of the first three anniversaries of the grant date, provided the recipient remains continuously employed through each vesting date. If the recipient is involuntarily terminated without “Cause” (as defined in the 2009 Equity Plan), the Committee may, in its sole discretion, accelerate the vesting of a pro rata portion of the RSUs, which would otherwise vest on the next anniversary of the grant date. The pro rata portion, if any, is calculated based on vesting months measured from the day of the month on which the grant was made to the corresponding day of each succeeding month. The vesting date, if any, for this purpose is the date of the Committee’s decision to accelerate vesting. There is no entitlement to accelerated vesting, and the Committee expects to exercise such discretion only in limited and special circumstances. If an officer terminates employment for any other reason, any unvested RSUs are forfeited.
The vesting of PSUs granted in fiscal 2016 is tied to total shareholder return relative to the companies comprising the GICS Index, measured over a three-year performance period. These are “market-based awards” for accounting purposes. The three-year performance period for the PSUs granted in fiscal 2016 will end in October 2018 and between 0% and 200% of the PSUs will be earned and vest based on the following scale:

The payout scale above shows PSU vesting percentages at percentile performance points from the 25th or less percentile to the 99th percentile. Actual vesting of PSUs will be expressed as a full percentage point ranging from 0% to 200% with interpolation between the points in the above graph.

This scale is consistent with the majority of TSR based plans in our industry. It provides below market pay opportunity for below market performance, but we have to outperform the market in order for the executives to earn more than median compensation, continuing to link pay for performance.

If an executive retires, dies, becomes disabled, or is involuntarily terminated without “Cause” (as defined in the 2009 Equity Plan) before the end of the three-year performance period, there is an accelerated vesting of a pro rata portion of the PSUs based on the participant’s length of employment during the performance period, to the extent the performance goals are met through the end of the performance period.
The fiscal 2016 PSUs are designed to incent the Company’s executives to generate shareholder returns in excess of the median total shareholder returns generated by the companies in the GICS Index. The target awards were set using composite Radford survey data, as discussed beginning on page 24, for comparable technology and semiconductor companies, and taking the average of the median awards at such companies with median revenues of between $500 million and $1 billion and are designed to achieve target payout aligned with the median total shareholder return of these companies. If, however, we generate above-median total shareholder returns compared to the total shareholder returns generated by the companies in the GICS Index, the awards are designed to result in a vesting payout of above-target equity compensation.
Vesting of Performance-Based Equity Awards
For the most recent three year performance period, from October 1, 2013 through September 30, 2016 for PSUs granted in fiscal 2012, Company performance resulted in a TSR of 10%, which ranked 20th out of 24 peer companies (the 17th percentile), resulting in a vesting percentage of 0%. See the discussion correlating linkage for reduced pay for reduced performance on page 20.
Equity Ownership Guidelines for Executives
The Committee has adopted stock ownership guidelines for our executive officers to closely align the interests of the executive officers with those of our shareholders. These guidelines are based on the Committee’s review of market data and “best practice” governance guidelines. The guidelines apply to the Company’s common shares owned outright by the executives, including shares held in 401(k) accounts, as well as vested RSUs and PSUs. The Committee recommends that executive officers achieve these stock ownership levels within five years. Ownership levels and progress towards the guidelines over the five-year period are reviewed annually by the Committee.

Position	Requirement
CEO	3x base salary
CFO	2x base salary
Other Executive Officers	1x base salary
In fiscal 2015, the Committee added a holding requirement to the guidelines for executives who have not met the guidelines. Executives who have held their executive positions for less than five years and prior to reaching the stock ownership requirement will be required to retain at least 50% of their gross vested stock awards.
Compensation and Risk
In fiscal 2016, the Committee reviewed a risk assessment of our incentive compensation programs. The Committee reviewed the Company’s compensation practices for any unintended potential effects on the primary risks identified to the Committee by the Company’s management in its 2016 enterprise risk assessment processes. The Committee’s compensation risk assessment also considered risks to the success of potential strategic initiatives under consideration by management and the board of directors and also evaluated whether the Company’s compensation practices could potentially create new risks. After evaluating the structure of the Company’s compensation programs and, in particular, the appropriate levels and metrics for incentive opportunities, the Committee concluded that the programs do not encourage risks that could reasonably be considered excessive or unnecessary. The Committee believes that base salaries, the guaranteed portion of total targeted compensation, are competitive in the marketplace and also constituted the appropriate percentage of total compensation. In fiscal 2016, base salaries of our executive officers (other than the CEO) generally comprised between 36% - 44% of total targeted compensation, which the Committee believe is sufficient to balance the Company’s objectives of rewarding performance without encouraging excessive risk. In addition, our equity compensation program seeks to focus executive officers on the long-term interests of the Company through awards of performance-based shares and time-based shares that vest over multi-year periods. Our stock ownership guidelines are also intended to discourage executive officers from focusing on short-term results without regard for longer-term consequences. The Company’s recoupment or “clawback” policy, described below, expressly provides that we can cancel or “clawback” incentive compensation if the basis upon which it was paid is later shown to be materially inaccurate. We review our policy periodically and will amend or update the policy as necessary to comply with the applicable regulations. Finally, severance payments to executives are not payable if the executive is terminated for “cause.” The Committee believes that the combination of compensation elements in the program, and the related Company policies, provide executive officers with appropriate incentives to create long-term, sustainable value for shareholders, while taking thoughtful and prudent risks to grow the value of the Company.

Incentive award targets and opportunities are reviewed annually, allowing the Committee to maintain an appropriate balance between rewarding high performance without encouraging excessive risk as the Company’s business evolves. The Committee works with management to continuously identify opportunities to adjust the Company’s compensation programs to recruit and retain qualified executives while aligning the interests of executives with the Company’s long-term performance. The following table summarizes the Committee's risk assessment of the Company's existing incentive compensation program.

Risk Mitigating Factors	Comments
Cash Incentive Award Cap	Avoids potential windfall circumstances; limits excessive risk taking behavior
Multiple Performance Factors across the Cash and Equity Programs	Avoids risk of focusing on only one aspect of performance by incentivizing a balanced perspective on performance
Annual Review of Targets and Opportunity	Ensures compensation is properly aligned with current market median levels
Clawback Feature	Mitigates risk of inappropriate behavior
Range of Awards	Avoids risk of “all or nothing” mentality
Share Ownership Guidelines	Discourages focus on short-term results without regard for longer term consequences
Multi-year Vesting Schedule	Focuses executive officers on the long-term interests of the Company and shareholders
No Severance if Termination is for “Cause”	Discourages potential for inappropriate behavior
Policy on Recovery of Previously Paid Executive Compensation (“Clawbacks”)
The Company has in place a recoupment or “clawback” policy regarding the recovery, under certain circumstances, of executive compensation, including cash incentive compensation, stock-based awards, performance-based awards and any other form of compensation under our incentive compensation plans that are based on performance targets relating to the financial results of the Company. The policy applies to our executive officers and to the Company’s controller. In accordance with the recoupment policy, if the board of directors or the Committee determines that any fraud, gross negligence or intentional misconduct by any such officer was a significant factor contributing to the Company restating all or a portion of its financial statements, the board of directors or the Committee will take, in its discretion, such action as it deems necessary to remedy the fraud, gross negligence or intentional misconduct and prevent its recurrence. The board of directors or the Committee will also review the facts and circumstances underlying the restatement, and if any incentive award to such officer was calculated based on the achievement of financial results that were subsequently reduced due to a restatement, may in its discretion (i) require reimbursement to the Company of all or a portion of the incentive award; (ii) cancel any unvested or outstanding incentive award; and (iii) seek reimbursement of any gains realized on the exercise of the incentive awards. Under the recoupment policy, the Company may seek to recover or recoup incentive awards that were paid or vested up to 60 months prior to the date the applicable restatement is disclosed. The recoupment policy operates in addition to, and not in lieu of, any other rights of the Company to recoup or recover incentive awards under applicable laws and regulations, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act. The Company did not seek to recoup any payments under this policy in 2016, as we determined that no applicable misconduct took place. We review our policy periodically and will amend or update the policy as necessary to comply with the applicable regulations and any new requirements.
Chief Executive Officer Compensation
On October 5, 2015, Mr. Guilmart stepped down as President and Chief Executive Officer and as a member of the Board of Directors of the Company. Mr. Guilmart received SG $30,000 per month and health benefits until the end of calendar year 2015. Beginning in January 2016, Mr. Guilmart is receiving 24 months base salary and other benefits applicable to a separation from service agreement pursuant to the Company's Executive Severance Pay Plan.
Mr. Chou was appointed Interim Chief Executive Officer (in addition to his roles as Chief Financial Officer and Chief Information Officer). On October 6, 2015, in connection with Mr. Chou’s appointment as Interim Chief Executive Officer, the Board of Directors of the Company approved a grant to Mr. Chou of 100,000 Restricted Share Units (the "RSUs") under the Company's 2009 Equity Plan, as amended (the "2009 Plan"). The RSUs vest on the third anniversary of the award date. The grant provided that if a new Chief Executive Officer is appointed prior to the third anniversary of the award date, a portion of the RSUs will vest based on the number of whole or partial months Mr. Chou serves as Interim Chief Executive Officer prior to the effectiveness of the appointment of the new Chief Executive Officer. The grant also provided that if a new Chief Executive Officer is appointed prior to the third anniversary of the grant and Mr. Chou remains employed on the third anniversary of the award date, half of the unvested RSUs will vest and the remaining unvested RSUs will be forfeited. With the appointment of our new CEO (described below), the Board amended the terms of the grant to provide that all of the unvested RSUs will vest if he remains employed by the Company on the third anniversary of the grant date. All other terms of the grant will remain the same.
On October 3, 2016, the Company appointed Fusen Chen as President and Chief Executive Officer effective October 31, 2016. He was also appointed to the Board of Directors effective October 3, 2016.
Pursuant to an offer letter ("Letter") dated October 3, 2016, which sets forth his compensation arrangements, Mr. Chen will receive an annual base salary of US$635,000 and is eligible to receive a bonus of up to 200% of his base salary (100% is the annual target level for such bonus) based on the achievement of certain performance goals of the Company. Bonuses are awarded and paid annually. The Company also granted Mr. Chen a sign-on equity award of RSUs with a value equal to US$1.5 million which will vest six months after the grant date. Mr. Chen also received an inducement equity award of performance share units ("PSUs") with a value at target equal to US$700,000. Fifty percent of these PSUs is scheduled to vest on September 30, 2017 based on total shareholder return ("TSR") relative to the companies comprising the SOX Index, measured over a three-year performance period commencing September 29, 2014, and the remaining fifty percent is scheduled to vest on September 29, 2018 based on TSR relative to the companies comprising the GICS Index, measured over a three-year performance period commencing October 4, 2015. In addition, Mr. Chen received an initial annual equity award equal to US$2,800,000. Twenty-five percent of this award consists of RSUs that vest ratably over 36 months, with one-third vesting on each anniversary of the grant date. The remaining seventy-five percent of this award consists of PSUs which are scheduled to vest on the third anniversary of the grant date with a payout between zero and 200% of the number of PSUs granted based on TSR relative to the GICS index of companies, measured over a three-year performance period. Each of the foregoing grants were made on October 31, 2016 pursuant to the terms of the Company's 2009 Equity Plan.
The Letter also provides for a reimbursement of up to US$50,000 of relocation expenses and a housing allowance of US$5,000 per month will be provided for a period of 24 months commencing October 31, 2016. In addition, Mr. Chen will receive tax preparation and filing assistance for the first two years of his employment in Singapore.
The Letter provides that if the Company terminates Mr. Chen for any reason other than for cause or if he resigns for good reason, he will be entitled to 24 months' base salary (six months if he does not execute a general release in favor of the Company) and continued participation in certain benefit plans. Mr. Chen has also entered into a Change in Control Agreement on substantially the same terms as the Company's other executive officers, except that as CEO Mr. Chen may be eligible to receive 24 months' severance (six months if he does not execute a general release in favor of the Company). He also will be subject to the Company's Executive Severance Pay Plan and the Company's Policy on Recovery of Previously Paid Executive Compensation.
The Committee generally uses the same factors in determining the recommendation to the Board of Directors the compensation opportunity of the CEO as it does for the other executive officers. The Committee considers CEO compensation in the Compensation Peer Group and the market median survey data described beginning on page 24 as a starting point for determining competitive compensation. The Committee further considers relevant conditions in the Asian and specifically the Singapore market. The Committee then establishes proposed Company performance objectives for the CEO and periodically assesses the performance of the CEO and make recommendations for the full Board of Directors' approval.
Tax and Accounting Considerations
The Committee is mindful of the potential impact upon the Company of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), which limits the deductibility of compensation in excess of $1,000,000 paid to certain executive officers of public companies, unless the compensation qualifies as “performance-based” compensation under the Code. While reserving the right of the Company to offer such compensation arrangements as may from time to time be necessary to attract and retain top-quality management, the Committee intends generally to structure such arrangements, where feasible, so as to minimize or eliminate the impact of the limitations of Section 162(m) of the Code.
Expatriate Agreements
Historically, we generally have not entered into expatriate agreements with our executives except in special circumstances. In connection with the Company establishing our headquarters in Singapore, we hired new executives, including Mr. Chou, Mr. Lee and Mr. Wong. We also relocated other executives to Singapore. We assigned Mr. Chong from Singapore to the U.S. when hired in 2014 for a long-term assignment to focus on the Wedge Bonder business. For these new-hire and relocation arrangements, the Committee approved, in limited instances, agreements appropriate to recruit or retain these executives. The respective agreements for Messrs. Chou, Chong, Lee, and Wong are described beginning on page 38.

Expatriate and Other Compensation
Executive officers do not generally receive perquisites or other personal benefits or property from the Company. The Committee generally believes that such perquisites or personal benefits can make executive compensation less transparent to shareholders. In limited instances, the Committee has approved certain transitional relocation benefits, when appropriate, to retain talented executives and to assist in the transition of certain executives and their families to our new headquarters in Singapore or when on long-term overseas assignment from Singapore. For example, in connection with the hiring of Mr. Chou as CFO, and Mr. Wong as SVP and General Counsel, relocations to Singapore were necessary, and the Company paid certain relocation benefits to each executive. In connection with Mr. Chong's long-term assignment to the U.S., we provided certain relocation benefits including tax equalization payments. In determining these relocation, expatriate and hiring arrangements, the Company and each executive negotiated the specific compensation arrangements that the executives would receive. The Committee determined the executives’ compensation based on their prior experience, record of achievement, marketplace data of similar executive officers and the executives’ prior compensation packages. The Committee believes that their compensation is aligned with the Company’s executive compensation program in terms of base salary, cash incentive and equity awards. For example, bonuses are tied to a percentage of base salary consistent with the ICP, the executives are subject to the Company’s severance plans, and performance-based equity grants are determined under the same metrics as other executives’ grants. These benefits are described below in a footnote to the “Summary Compensation Table” on page 37. The Company believes that these benefits are critical to its ability to hire and retain talented executives.
The Company has a 401(k) Retirement Income Plan (“401(k) Plan”) for U.S.-based employees under which it matches in cash up to 4% or 6% of an employee’s contributed amount, based on years of service.
Foreign Currency Considerations
Company executive officers are compensated in local currency reflecting the primary home country location of their employment. Each of the executive officers is paid in Singapore dollars as they are based in Singapore, although the base salary upon hire for Mr. Chou was initially set in U.S. dollars, then converted to Singapore dollars using the 30-day average exchange rate in effect on the date of the offer letter. Since then, salaries and total compensation have been managed in local currency Singapore dollars. Mr. Chong's and Mr. Lee’s base salary, and total compensation were determined in Singapore dollars upon hire, and will continue to be managed in Singapore dollars going forward. For the purpose of the “Summary Compensation Table” on page 36 only, the Singapore dollar base salary amounts paid in fiscal 2016, 2015, and 2014 to each executive officer have been translated from Singapore dollars actually received into U.S. dollars using the average conversion rate for fiscal 2016 of 1.3789, for fiscal 2015 of 1.3388, and for fiscal 2014 of 1.2561. For purposes of the below tables, stock award amounts represent the grant date fair values and have been converted from U.S. dollars into Singapore dollars using the applicable conversion rate on the grant dates. The following tables reflect the amounts paid to the respective officers in Singapore dollars and the amounts reported in the “Summary Compensation Table.”
As stated previously, because the compensation for the named executive officers is delivered in Singapore dollars, our U.S. dollar reporting of compensation may show year-to-year changes due to foreign currency fluctuations, even when compensation levels as denominated in local currency may not have changed. For example, even though the base salaries did not change in 2016 from 2015, the resulting conversion to U.S. dollars will show a change for that compensation component.
The below tables should be read in connection with the “Summary Compensation Table,” which includes footnote disclosure relevant to the amounts listed below:

Three-Year Compensation - Singapore Dollars

Name	Fiscal	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
	Year	(SG $)	(SG $)	(SG $)	(SG $)	(SG $)	(SG $)
Bruno Guilmart	2016	—	—	—	—	941,658	941,658
	2015	875,350	—	2,361,028	662,560	51,482	3,950,420
	2014	866,935	—	3,510,116	1,134,086	38,092	5,549,229
Jonathan Chou	2016	512,616	—	2,287,212	572,207	46,746	3,418,781
	2015	507,687	28,652	977,769	365,853	39,001	1,918,962
	2014	485,925	18,842	1,150,849	603,547	82,998	2,342,161
Chan Pin Chong (1)	2016	383,160	145,399	311,527	301,349	444,731	1,586,166
	2015	380,370	—	65,170	146,001	544,513	1,136,054
	2014	232,500	—	—	186,000	311,140	729,640
Yih-Neng Lee	2016	417,150	—	513,883	318,599	34,733	1,284,365
	2015	414,113	—	550,109	204,075	35,775	1,204,072
	2014	405,000	—	660,577	340,307	34,775	1,440,659
Lester Wong	2016	409,266	54,532	462,503	264,488	46,746	1,237,535
	2015	394,400	71,630	495,102	165,577	39,001	1,165,710
	2014	344,850	25,496	553,355	247,416	35,471	1,206,588
(1)Mr. Chong was hired in February, 2014 and began U.S. assignment upon hire.

Three-Year Compensation - U.S. Dollar Equivalent

Name	Fiscal Year	Salary (U.S. $)	Bonus (U.S. $)	Stock Awards (U.S. $)	Non-Equity Incentive Plan Compensation (U.S. $)	All Other Compensation (U.S. $)	Total (U.S. $)
Bruno Guilmart	2016	—	—	—	—	682,903	682,903
	2015	653,832	—	1,854,550	483,705	38,454	3,030,541
	2014	690,180	—	2,808,992	896,989	30,325	4,426,486
Jonathan Chou	2016	371,757	—	1,611,961	419,722	33,901	2,437,341
	2015	379,210	20,000	768,022	267,023	29,131	1,463,386
	2014	386,852	15,000	920,974	477,341	66,077	1,866,244
Chan Pin Chong (1)	2016	277,874	105,785	219,555	221,044	322,526	1,146,784
	2015	284,113	—	51,190	106,495	406,716	848,514
	2014	185,097	—	—	147,068	263,690	595,855
Yih-Neng Lee	2016	302,524	—	362,170	233,697	25,189	923,580
	2015	309,317	—	432,102	148,957	26,722	917,098
	2014	322,427	—	528,631	269,150	27,685	1,147,893
Lester Wong	2016	296,806	40,000	325,959	194,006	33,901	890,672
	2015	294,592	50,000	388,895	120,760	29,131	883,378
	2014	274,540	20,000	440,534	195,672	28,239	958,985

(1)	Mr. Chong was hired in February, 2014 and began U.S. assignment upon hire.

SUMMARY COMPENSATION TABLE FOR FISCAL 2016
For a discussion of the Management Development & Compensation Committee’s objectives, discretion and criteria for setting compensation, see “Compensation Discussion & Analysis” beginning on page 18 of this proxy statement.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Bruno Guilmart	2016	—	—	—	—	682,903	682,903
President and CEO	2015	653,832	—	1,854,550	483,705	38,454	3,030,541
	2014	690,180	—	2,808,992	896,989	30,325	4,426,486
Jonathan Chou	2016	371,757	—	1,611,961	419,722	33,901	2,437,341
Interim CEO, Senior Vice President, CFO and Chief Information Officer	2015	379,210	20,000	768,022	267,023	29,131	1,463,386
	2014	386,852	15,000	920,974	477,341	66,077	1,866,244
Chan Pin Chong	2016	277,874	105,785	219,555	221,044	322,526	1,146,784
Vice President, Wedge Bonder, Capillaries & Blades Business Lines	2015	284,113	—	48,678	106,495	406,716	846,002
	2014	185,097	—	—	147,068	263,690	595,855
Yih-Neng Lee	2016	302,524	—	362,170	233,697	25,189	923,580
Senior Vice President, Global Sales and Service	2015	309,317	—	432,102	148,957	26,722	917,098
	2014	322,427	—	528,631	269,150	27,685	1,147,893
Lester Wong	2016	296,806	40,000	325,959	194,006	33,901	890,672
Senior Vice President, Legal Affairs and General Counsel	2015	294,592	50,000	388,895	120,760	29,131	883,378
	2014	274,540	20,000	440,534	195,672	28,239	958,985

(1)
Compensation for Messrs. Guilmart, Chou, Chong, Lee and Wong for fiscal years 2016, 2015, 2014 (from January 1, 2013 onward) has been converted from Singapore dollars into U.S. dollars using the average conversion rates of 1.3789, 1.3388 and 1.2561, respectively. For a comparison of the amounts actually paid to Messrs. Guilmart, Chou, Chong, Mr. Lee and Mr. Wong in Singapore dollars and the amounts reflected in the above table in U.S. dollars, see the tables provided in the “Compensation Discussion & Analysis” under the heading “Foreign Currency Considerations.”

(2)
Messrs. Chong and Wong received discretionary bonuses of $30,000 and $40,000 respectively in recognition of their contributions to the Company: Mr. Chong for his contributions in driving the performance of the Wedge Bonder business, and Mr. Wong for his leadership in the legal entity restructuring project and support throughout the CEO transition. Mr. Chong also received a performance bonus of $75,785 based on successful achievement of identified financial metrics, product roadmap strategies, and organizational culture improvements goals established when beginning his long-term assignment to the U.S. and measured at the end of the 2-year assignment. These amounts were converted and paid to Messrs. Chong and Wong in Singapore dollars using the exchange rate in effect on the last day of the fiscal year.

(3)
The amounts included in the “Stock Awards” column represent the full grant date fair value of the grants in fiscal 2016, 2015 and 2014, related to performance-based share awards, calculated in accordance with ASC No. 718, Compensation, Stock Compensation. “Stock Awards” include PSUs and RSUs.

For the PSUs, the amounts reported were valued using the Monte Carlo valuation method and the closing market price of our common stock on the date of the grant assuming payout at target performance of 100%. For fiscal 2016, these values were as follows: Mr. Chou, $519,171; Mr. Chong, $116,542; Mr. Lee, $203,602; and Mr. Wong, $183,245. Assuming maximum performance of 200%, the full grant date fair value of PSUs awarded in fiscal 2016 would have been: Mr. Chou, $1,038,342; Mr. Chong, $233,084; Mr. Lee, $407,204; and Mr. Wong, $366,490.
For fiscal 2015, these values were as follows: Mr. Guilmart, $1,451,503; Mr. Chou, $601,100; Mr. Chong, $40,072; Mr. Lee, $235,738; and Mr. Wong, $212,159. Assuming maximum performance of 200%, the full grant date fair value of PSUs awarded in fiscal 2015 would have been: Mr. Guilmart, $2,903,006; Mr. Chou, $1,202,200; Mr. Chong, $80,144; Mr. Lee, $471,476; and Mr. Wong, $424,318.

For fiscal 2014, these values were as follows: Mr. Guilmart, $2,198,057; Mr. Chou, $720,667; Mr. Lee, $288,267; and Mr. Wong, $240,227. Assuming maximum performance of 200%, the full grant date fair value of PSUs awarded in fiscal 2014 would have been: Mr. Guilmart, $4,396,114; Mr. Chou, $1,441,334; Mr. Lee, $576,534; and Mr. Wong, $480,454. Mr. Chong did not receive any equity grants in fiscal 2014.
See the “Grants of Plan-Based Awards Fiscal 2016” table for additional information regarding the full grant date fair value for the fiscal 2016 awards.

(4)	The amounts in this column for Mr. Chou, Mr. Chong, Mr. Lee, and Mr. Wong reflect the U.S. dollar value earned under the ICP Plan.

(5)
The Company provides expatriate, relocation and transition benefits when appropriate. In fiscal 2016, Mr. Guilmart received other compensation of $682,903, consisting of severance payments of $476,113, payment of accrued but unused vacation (per terms of our severance plan) of $78,119, advisory services from October to December of 2016 (as disclosed on 8-K filed October 5, 2015) of $69,516, maintenance of his ASFE-Mobility Benefit Plan of $53,801, tax preparation and filing advice of $4,375, and employer contribution to the Singapore Central Provident Fund of $979. Mr. Chou received other compensation of $33,901 consisting of global medical coverage of $33,756 and a service award. Mr. Chong received other compensation of $322,526 consisting of a housing allowance of $99,874, tax preparation and filing advice of $39,875, global medical coverage of $31,605, tax equalization payments of $204,677, and the employer contribution to the Singapore Central Provident Fund of $12,206. Mr. Lee received other compensation of $25,189 consisting of payment of his children's school tuition of $17,405, employer contribution to the Singapore Central Provident Fund of $6,406, a phone allowance and a service award. Mr. Wong received other compensation of $33,901 consisting of global medical coverage of 33,756 and a service award.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2016
The following table shows all plan-based awards granted to the named executive officers during fiscal 2016. For a discussion of the Company’s plan-based awards and the Committee’s objectives, discretion and criteria for granting awards, see “Compensation Discussion & Analysis” beginning on page 18 of this proxy statement. The stock awards identified in the table are also reported in the “Outstanding Equity Awards at 2016 Fiscal Year-End” table, which follows this table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jonathan Chou	10/06/2015	—	—	—	—	42,209	84,418	—	519,171
	10/06/2015	—	—	—	—	—	—	100,000	958,000
	10/06/2015	—	—	—	—	—	—	14,070	134,791

Chan Pin Chong	10/06/2015	—	—	—	—	3,127	6,254	—	38,462
	10/06/2015	—	—	—	—	—	—	3,126	29,947
	05/10/2016	—	—	—	—	6,348	12,696	—	78,080
	05/10/2016	—	—	—	—	—	—	6,348	73,065

Yih-Neng Lee	10/06/2015	—	—	—	—	16,553	33,106	—	203,602
	10/06/2015	—	—	—	—	—	—	16,552	158,568

Lester Wong	10/06/2015	—	—	—	—	14,898	29,796	—	183,245
	10/06/2015	—	—	—	—	—	—	14,897	142,713

(1)
Awards under the ICP Plan are paid at the end of the fiscal year based on performance metrics for the full fiscal year, as described above in “Compensation Discussion & Analysis” starting on page 18. The actual payments under these awards are reported above in the “Summary Compensation Table” in the column entitled “Non-Equity Incentive Plan Compensation”

Employment Agreements
In November 2010, the Company appointed Jonathan Chou as Senior Vice President and CFO effective December 13, 2010. Pursuant to an offer letter dated November 16, 2010, Mr. Chou received an initial base salary equal to US$285,000 per annum, payable in Singapore Dollars as converted using the 30-day average exchange rate on the date of his offer letter. Mr. Chou is eligible to receive a bonus of up to 200% of his target (95% of base salary is the target level for such bonus) based on the achievement of certain performance targets as described under “Cash Incentive Plan” beginning on page 26. In connection with his hiring, the Company also granted Mr. Chou PSUs with a value at target equal to US$366,000 under the terms of the 2009 Equity Plan. These PSUs vest based on shareholder return under the SOX Index as described under “Long-Term Equity Incentive Compensation” beginning on page 29. Mr. Chou was also granted RSUs with a value equal to US$184,000 under the 2009 Equity Plan. These RSUs vested in three equal installments on each of the three anniversaries of the grant date. To incent Mr. Chou to join the Company, he also received a conditional cash payment of US$150,000. Additionally, Mr. Chou was reimbursed for the actual cost of his relocation expenses, and he received a housing allowance of SG $10,000 per month for 24 months beginning in June 2011, an education subsidy equal to 50% of the cost of education for his children for 48 months, and tax preparation and filing assistance for 2011 through 2013. He also is eligible for global health coverage as provided to other executives of the Company located outside of the U.S. The Company also entered into a Change of Control Agreement with Mr. Chou on the terms described beginning on page 43. Mr. Chou also is subject to the Company’s Executive Plan and recoupment policy.
In February 2014, the Company appointed Chan Pin Chong as Vice President, Wedge Bonder effective February 17, 2014. Pursuant to an offer letter dated February 6, 2015, Mr. Chong received an initial base salary of SG $372,000 per annum. Mr. Chong is eligible to receive a bonus of up to 200% of his target (set at 50% of base salary) based on achievement of certain performance targets weighted 25% Corporate results, 50% Wedge Bonder results, and 25% on individual objectives. In conjunction with his hiring, Mr. Chong was granted an equity grant of SG $85,000 in October 2014 for fiscal 2015 (and a separate grant with similar terms and structure in October 2015 for fiscal 2016) consisting of 50% RSUs vesting in three equal installments commencing with the first anniversary of the grant date, and 50% PSUs cliff vesting 36 months from the anniversary of the grant date based on shareholder return under the SOX index as described under "Long-Term Incentive Compensation" beginning on page 29. The equity grant was made under the 2009 Equity Plan. The value of Mr. Chong's Stock Awards as reported in the Three-Year Compensation - Singapore Dollars table in the Compensation Discussion & Analysis represents the full grant date value of the grant and includes the valuation of the PSUs using the Monte Carlo valuation method and the closing market price of our common stock on the date of the grant. Mr. Chong was eligible for a special performance incentive of SG $110,000 based on the successful achievement of certain key financial metrics, execution against the business strategy and product roadmap, and improvement in organizational cultural metrics at the end of a 2-year assignment to the U.S. Mr. Chong is also eligible to receive a special equity award of SG $200,000, upon the completion of his U.S. assignment, consisting of 50% PSUs and 50% RSUs under normal conditions as described above. Mr. Chong received a net housing allowance of US$5,000 per month while on assignment in the U.S. The Company agreed to pay for Mr. Chong's actual U.S. taxes incurred on Company sourced income (less a hypothetical Singapore tax charged against Mr. Chong). He also is eligible for global health coverage as provided to other executives of the Company located outside of the U.S. The Company also entered into a Change of Control Agreement with Mr. Chong on the terms described on page 43. Mr. Chong also is subject to the Company’s Executive Plan and recoupment policy.
In June 2013, the Company appointed Yih-Neng Lee as Senior Vice President, Global Sales effective September 2, 2013. Pursuant to an offer letter dated June 21, 2013, Mr. Lee receives an initial base salary of SG $405,000 per annum. Mr. Lee is eligible to receive a bonus of up to 200% of his target (set at 65% of base salary) based on achievement of certain performance targets as described under "Cash Incentive Plan" beginning on page 26. In conjunction with his hire, Mr. Lee was granted an equity grant of SG $600,000 in October 2013 consisting of 50% RSUs vesting in three equal installments commencing with the first anniversary of the grant date, and 50% PSUs cliff vesting 36 months from the anniversary of the grant date based on shareholder return under the SOX index as described under "Long-Term Incentive Compensation" beginning on page 29. The equity grant was made under the 2009 Equity Plan. The value of Mr. Lee's Stock Awards as reported in the Three-Year Compensation - Singapore Dollars table in the Compensation Discussion & Analysis represents the full grant date value of the grant and includes the valuation of the PSUs using the Monte Carlo valuation method and the closing market price of our common stock on the date of the grant. Mr. Lee also received a sign-on cash payment of SG $140,000. Additionally, Mr. Lee received an education subsidy for his child for the first three years of employment up to a maximum of SG $24,000 per annum. Mr. Lee also received a relocation allowance of SG $33,750 to move from Shanghai to Singapore plus payment of associated moving expenses.
In September 2011, the Company appointed Lester Wong as General Counsel and Senior Vice President, Legal Affairs effective September 12, 2011. Pursuant to an offer letter dated July 17, 2011, Mr. Wong received an initial base salary of SG $300,000 per annum. Mr. Wong is eligible to receive a bonus of up to 200% of his target (50% is the target level for such bonus) based on the achievement of certain performance targets as described under ‘‘Cash Incentive Plan’’ beginning on page 26. In conjunction with his hire, the Company also granted Mr. Wong PSUs with a value at target equal to US$165,000 under the terms of the 2009 Equity Plan. These PSUs vested 36 months from the anniversary of the award date based on shareholder return under the SOX Index as described under ‘‘Long- Term Equity Incentive Compensation’’ beginning on page 29. Mr. Wong was also granted RSUs with a value equal to US$165,000 under the 2009 Equity Plan. These RSUs vested in three equal installments on each of the three anniversaries of the grant date. To incent Mr. Wong to join the Company, he also received a conditional cash payment of SG $96,000. Additionally, Mr. Wong was reimbursed for the actual cost of his relocation expenses, and he received a housing allowance of SG $8,000 per month for 24 months and tax preparation and filing assistance for 2011 and 2012. He also is eligible for global health coverage as provided to other executives of the Company located outside of the U.S. The Company also entered into a Change of Control Agreement with Mr. Wong on the terms described on page 43. Mr. Wong also is subject to the Company’s Executive Plan and recoupment policy.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END
The following table shows all outstanding equity awards held by the named executive officers at October 1, 2016, the last day of fiscal 2016. The amounts reported under the “Stock Awards” column are included in the “Summary Compensation Table” under “Stock Awards” to the extent included in the amount of compensation cost recognized by the Company in fiscal 2016 for financial statement reporting purposes, as calculated in accordance with ASC No. 718, Compensation, Stock Compensation. The stock awards reported in the “Grants of Plan-Based Awards Fiscal 2016” table above are also reported in this table. None of the named executive officers hold any outstanding stock options.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)	Grant Date
Bruno Guilmart	—	$—	—	$—

Jonathan Chou	—	$—	53,225	$688,199	10/08/2013
	—	$—	35,716	$461,808	10/08/2014
			42,209	$545,762	10/06/2015
	5,913	$76,455	—	$—	10/08/2013
	7,936	$102,612	—	$—	10/08/2014
	14,070	$181,925	—	$—	10/06/2015
	100,000	$1,293,000	—	$—	10/06/2015

Chan Pin Chong	—	$—	2,381	$30,786	10/08/2014
	—	$—	3,127	$40,432	10/06/2015
	—	$—	6,348	$82,080	05/10/2016
	1,587	$20,250	—	$—	10/08/2014
	3,126	$40,419	—	$—	10/06/2015
	6,348	$82,080	—	$—	05/10/2016

Yih-Neng Lee	—	$—	21,290	$275,280	10/08/2013
	—	$—	14,007	$181,111	10/08/2014
	—	$—	16,553	$214,030	10/06/2015
	7,095	$91,738	—	$—	10/08/2013
	9,336	$120,714	—	$—	10/08/2014
	16,552	$214,017	—	$—	10/06/2015

Lester Wong	—	$—	17,742	$229,404	10/08/2013
	—	$—	12,606	$162,996	10/08/2014
	—	$—	14,898	$192,631	10/06/2015
	5,913	$76,455	—	$—	10/08/2013
	8,403	$108,651	—	$—	10/08/2014
	14,897	$192,618	—	$—	10/06/2015

(1)	Number of shares represents common shares underlying time-based RSU awards. Time-based RSUs vest in 1/3 increments on each of the first three anniversaries of the grant date.

(2)
Number of shares represents common shares underlying PSU awards, assuming all are earned at target performance levels at the end of the applicable performance periods. PSUs cliff vest at the end of the three-year performance period following the grant date to the extent performance goals are achieved.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2016
The following table reports all the vesting of stock awards of the named executive officers in fiscal 2016. No named executive officer exercised stock options in fiscal 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bruno Guilmart	27,621	$277,039
Jonathan Chou	9,883	$99,126
Chan Pin Chong	794	$7,964
Yih-Neng Lee	11,766	$118,013
Lester Wong	10,116	$101,463
POTENTIAL PAYMENTS UPON TERMINATION
Executive Severance Pay Plan
On August 9, 2011, the Committee adopted the Company’s Executive Severance Pay Plan (the “Executive Plan”). The Executive Plan applies to those Company officers who have been proposed by management to participate in the Executive Plan and approved to participate in the Executive Plan by the Committee. Mr. Guilmart, Mr. Chou, Mr. Chong, Mr. Lee, and Mr. Wong are covered under the Executive Plan.
The Executive Plan provides for severance payments and benefits to covered officers whose employment is terminated by the Company without “Cause” and to any covered officer who terminates his or her employment for “Good Reason.” For the purposes of the Executive Plan, “Cause” means (i) intentional dishonesty, (ii) physical or mental incapacity or (iii) willful refusal to perform his or her duties persisting at least 30 days after written notice. “Good Reason” means, without the officer’s consent, (i) any substantial diminution in the position or authority of the officer which is inconsistent with the officer’s then current position or authority, (ii) reduction of the officer’s base salary (other than a percentage reduction applicable to all other officers) or exclusion of the officer from compensation or benefit plans made available to other officers in his or her salary grade, (iii) any requirement by the Company that the officer relocate his or her primary office or location to any office or location more than 30 miles away from the officer’s then current primary office or location (except in connection with termination of expatriate assignments), and (iv) failure by any successor to the Company to expressly adopt the Executive Plan. The severance payments and benefits under the Executive Plan are as follows:

•
An amount equal to six months’ base salary as of the last day of such officer’s employment. However, if the officer enters into a general release in favor of the Company, the Company will instead pay the following:

º	24 months’ base salary, in the case of the CEO;
º	18 months’ base salary, in the case of the CFO; and
º	12 months’ base salary, in the case of all other officers.

•	Continuation of medical, prescription drug, dental and vision benefits, including for covered dependents, for the number of months severance is paid at the same contribution rate as active employees.

•
Continuation of eligibility to participate in the Company’s life insurance program for a maximum of six months after the last day of the officer’s employment, if permitted by the life insurance provider.

•	Incentive awards and/or bonuses and equity compensation in accordance with the applicable plans.
Severance payments will be paid for the specified number of months on regularly scheduled pay dates beginning within 60 days following an officer’s termination date. If the officer is subject to U.S. income tax, severance payments will be paid as follows: (i) on the first business day following the six-month anniversary of the officer’s last day of employment, the officer will receive a lump sum payment equal to six months’ base salary and (ii) thereafter, the officer will receive any remaining severance payments in accordance with such officer’s regularly scheduled pay dates.
Under the Executive Plan, the Company will not pay any severance payment or benefit to an officer terminated by the Company in connection with a divestiture of a business if the officer receives an offer of employment from the purchaser (or an affiliate of the purchaser) which includes targeted annual cash compensation of at least 90% of the officer’s targeted annual cash compensation at the Company on the last day of employment. For the purposes of this calculation, the Company targeted annual cash compensation does not include any special bonus or other amount payable or paid to the officer in connection with the disposition of the divested business. In addition, the officers are subject to non-competition and non-solicitation provisions which, if breached, will permit the Company to discontinue severance payments. Please see page 32 in the Chief Executive Officer Compensation section of the Compensation Discussion and Analysis for the discussion on Mr. Guilmart's severance arrangements when he stepped down as CEO.
SEVERANCE AND EQUITY COMPENSATION IF TERMINATED
(NO CHANGE IN CONTROL)
The following table presents maximum payment amounts under the Company’s Executive Plan or Officer Plan, as applicable, and the values of equity awards under the Company’s equity plans for our named executive officers, had they been terminated without “cause” or resigned for good reason on October 1, 2016 (outside the context of a change in control).

Name	Cash Severance(1)	Time-based Restricted Share Awards(2)	Performance-based Share Awards(3)	Total
Bruno Guilmart	$623,748	$277,039	$—	$900,787
Jonathan Chou	$557,636	$1,016,751	$1,130,897	$2,705,284
Chan Pin Chong	$277,874	$30,864	$41,143	$349,881
Yih-Neng Lee	$302,524	$204,798	$448,749	$956,071
Lester Wong	$296,806	$178,744	$386,038	$861,588

(1)
Amounts reported for Mr. Guilmart are the actual cash payments and actual value of vested stock based on the terms of his separation from the Company on October 5, 2016. Messrs. Chou, Chong, Lee, and Wong are covered under the Executive Plan, described on page 41. Amounts equal the following months of base salary, payable in accordance with the Executive Plan or Officer Plan, as applicable: Mr. Mr. Chou: 18 months; and Messrs. Chong, Lee, Wong: 12 months.

(2)
Time-based share awards granted under the 2009 Equity Plan vest pro rata on an accelerated basis at the sole discretion of the Committee based on full months worked upon an involuntary termination without “cause.” The value of shares for purposes of vesting is based on the closing price of the Company's stock of $12.93 on September 30, 2016.

(3)
Performance-based share awards granted under the 2009 Equity Plan may vest pro rata at the sole discretion of the Committee upon an involuntary termination without "cause" based on full months worked and the actual achievement of performance goals as determined at the end of the three-year performance period. Values assume achievement of performance goals resulting in 100% vesting of performance-based shares. The value of shares for purposes of vesting is equal to the closing price of the Company’s stock of $12.93 on September 30, 2016.

Under the Executive Plan and the Officer Plan, no severance payments are payable upon death or disability. All performance-based share awards vest pro rata at the completion of the performance period upon death, disability or retirement.
SEVERANCE AND EQUITY COMPENSATION AFTER CHANGE IN CONTROL
The following table presents maximum payment amounts under the Change in Control Agreements or 2009 Equity Plan, as applicable to each officer had they been terminated on October 1, 2016 after a change in control, and the values of equity awards under the Company’s equity plans for executive officers if a change in control occurred on October 1, 2016.

Name	Change of Control Agreement(1)	Time-based Restricted Share Awards(2)	Performance-based Restricted Share Awards(2)	Total
Bruno Guilmart	$—	$—	$—	$—
Jonathan Chou	$1,087,389	$1,653,993	$1,695,770	$4,437,152
Chan Pin Chong	$416,811	$143,019	$153,298	$713,128
Yih Neng Lee	$499,165	$426,470	$670,421	$1,596,056
Lester Wong	$460,049	$377,724	$585,031	$1,422,804

(1)
Mr. Guilmart separated from the Company on October 5, 2015 and would not have been eligible for any potential payments if a change in control occurred on October 1, 2016. Each of the other named executive officers are covered under the form of Change of Control Agreement described below and are eligible for the following months of payment of the Benefit Amount described below. Mr. Chou: 18 months; and Messrs. Chong, Lee and Wong: 12 months. In each case, amounts assume the executive is terminated within 18 months of a "change in control" as defined under the agreement.

(2)
For equity granted under the 2009 Equity Plan, if the surviving entity does not assume all of the outstanding awards, time-based share awards vest immediately upon a change in control and the performance requirements are waived for outstanding performance-based share awards and awards are payable in cash at target performance if the executive is still employed on the last day of the performance period. If the awards are assumed and the executive is terminated involuntarily without “cause” within 24-months of the event, restricted time-based share awards become fully vested upon termination and performance-based share awards will vest on a prorated basis based on the number of full months worked and in the performance period prior to termination and adjusted based on actual performance at the end of the vesting period. The values above assume 100% target performance. The value of shares for purposes of vesting is based on the closing price of $12.93 on September 30, 2016.

Change of Control Arrangements
In 2011, the Committee approved a form of Change of Control Agreement (“Change of Control Agreement”) to be entered into with its executive officers, including each of the named executive officers. The Change of Control Agreement provides for benefits in the event of the termination of an officer’s employment under certain circumstances following a change of control. Under the Change of Control Agreement a “Change of Control” includes (i) the acquisition of voting securities by any person after which such person has beneficial ownership of 50% or more of the voting power of the Company’s outstanding voting securities; (ii) an acquisition of all or substantially all of the assets of the Company; (iii) when the individuals who, at the beginning of a two-year period, were members of the Company’s board of directors, cease for any reason to constitute at least a majority of the board of directors (unless the election, or nomination for election by the shareholders, of any new director was approved by a vote of at least 75% of the original board of directors); or (iv) a consummation by the Company of a merger, consolidation or share exchange, as a result of which the shareholders immediately before the event will not hold a majority of the voting power immediately after such event.
An officer who is a party to a Change of Control Agreement and whose employment is terminated by the Company for any reason other than “Cause,” or by the officer for “Good Reason” (as provided in the Change of Control Agreement), within 18 months after a Change of Control, will receive the following payments and benefits:

•
Termination pay equal to the benefit multiple assigned to the officer times the sum of the officer’s annual base salary and his targeted cash incentive (the “Benefit Amount”) provided that any Benefit Amount may be reduced to $10 less than the amount which would subject the officer to excise tax with respect to such payment under Section 4999 of the Code or would make payment thereof non-deductible by the Company under Section 280G of the Code;

•
Continuation of medical, prescription drug, dental, and vision benefits for number of months for which the Benefit Amount is payable for the officer, officer’s spouse and dependent children at the same premium rate as in effect prior to the officer’s termination date;

•
Continuation of eligibility to participate in the Company’s life insurance program for a maximum of six months after the last day of the officer’s employment, if permitted by the life insurance provider; and

•	Equity compensation in accordance with the applicable plans.

The benefit multiple and number of months of payment for executive officers are:

Position	Benefits Multiple	Number of Months
CEO	2x	24
CFO	1.5x	18
Other Executive Officers	1x	12
Payment of the full Benefit Amount is subject to the officer entering into a general release in favor of the Company. If the officer does not enter into a general release, the officer will only be entitled to one quarter of the Benefit Amount, payable over six months. The Benefit Amount will be paid for the specified number of months on regularly scheduled pay dates beginning within 60 days following the officer’s termination date. If the officer is subject to U.S. income tax, the Benefit Amount will be paid as follows: (i) on the first business day following the six-month anniversary of the officer’s last day of employment, the officer will receive a lump sum payment equal to six months of the Benefit Amount and (ii) thereafter, the officer will receive any remaining Benefit Amount in accordance with such officer’s regularly scheduled pay dates for the officer’s specified number of months.
If the officer is terminated upon a Change of Control, the officer is only entitled to the Benefit Amount under the Change of Control Agreement and not under any other severance plan or similar program. In addition, under the Change of Control Agreement, the officers are subject to certain confidentiality provisions.
In general, under the 2009 Equity Plan, the 2008 Equity Plan, the 2001 Employee Incentive Stock Option and Non-Qualified Stock Option Plan, as amended (the "2001 Plan"), and the 1999 Non-Qualified Employee Stock Option Plan, as amended (the "1999 Plan") in the event of a change in control of the Company, all outstanding options become fully vested and exercisable (under the 2009 Equity Plan, if the successor or surviving entity does not assume the outstanding options). Under the 2009 Equity Plan, if the successor or surviving entity assumes the options, vesting is accelerated if the optionee is involuntarily terminated without cause before the twenty-four month anniversary of the change in control. In general, for the purposes of these plans, a change in control includes: (1) an acquisition of voting securities by any person after which such person has beneficial ownership of 50% or more of the voting power of the Company’s outstanding voting securities (unless, under the 1999 Plan, the 2001 Plan and the 2008 Plan, the acquisition is approved by two-thirds of the incumbent board); (2) the individuals who, as of a date set forth in the applicable plan (at the beginning of any twenty-four month period under the 2009 Equity Plan), were members of the Company’s board of directors cease for any reason to constitute at least two-thirds (majority under the 2009 Equity Plan) of the board of directors (unless the election, or nomination for election by the shareholders, of any new director (at least 75% of new directors under the 2009 Equity Plan) was approved by a vote of at least two-thirds (majority under the 2009 Equity Plan) of the original board of directors); (3) approval by the shareholders of a merger or consolidation in which the shareholders immediately before the merger or consolidation do not own at least 50% of the combined voting power of the outstanding voting securities after the merger or consolidation; (4) approval by the shareholders of a complete liquidation or dissolution of the Company (except in the case of the 2009 Equity Plan) or an agreement for the sale or disposition of all or substantially all the assets; or (5) acceptance by the shareholders of shares in a share exchange in which the shareholders immediately before the share exchange do not own at least 50% of the combined voting power of the outstanding voting securities after the share exchange.
Under the Company's 2008 Equity Plan, all outstanding performance stock, restricted stock and share unit awards become fully vested upon a change of control. In general, under the Company’s 2009 Equity Plan, upon a change of control, if the successor or surviving entity does not assume the outstanding awards, outstanding restricted stock awards and share unit awards become fully vested, SAR awards become fully exercisable, and the performance requirements for outstanding performance stock unit awards are waived and such awards vest if the participant is employed on the last day of the performance period. If the successor or surviving entity assumes the outstanding awards and the participant is involuntarily terminated without “cause” within a 24-month period of the change of control, then restricted stock awards and share unit awards become fully vested, SAR awards become fully exercisable, and any performance stock unit awards will vest on a prorated basis based on the number of full months worked in the performance period prior to termination and adjusted based on actual performance at the end of the vesting period.

DIRECTOR COMPENSATION FOR FISCAL 2016
The following table presents all compensation paid to the Company’s directors in fiscal 2016. Mr. Guilmart was not paid any additional compensation for serving as a director:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total(2)
Brian R. Bachman	$53,438	$89,975	$143,413
Peter T. Kong	$46,875	$89,975	$136,850
Chin Hu Lim	$46,825	$89,975	$136,800
Gregory F. Milzcik	$61,875	$89,975	$151,850
Garrett E. Pierce	$87,188	$89,975	$177,163
Mui Sung Yeo	$57,188	$89,975	$147,163

(1)	The amounts included in the “Stock Awards” column represent the full grant date fair value of compensation cost recognized by the Company related to stock awards for fiscal 2016.

(2)	The total amounts reported for fiscal 2016 included only three quarterly payments as the fees for October 2015 paid on October 1 were made in fiscal 2015.
During fiscal 2016, directors who are not officers of the Company received annual retainers of $50,000. The chairman of the board of directors also received an additional annual retainer of $50,000. The Chairmen of the Audit Committee, Management Development and Compensation Committee and Nominating and Governance Committee each received additional annual retainers of $25,000, $15,000 and $10,000, respectively. Other members of the Audit Committee, Management Development and Compensation Committee and Nominating and Governance Committee received additional annual retainers of $11,250, $7,500 and $5,000 respectively. Board and committee members did not receive any fees for board or committee meetings held during fiscal 2016. Annual retainers were paid in four equal installments.
The 2009 Equity Plan provides for the grant of common shares to each non-employee director upon initial election to the board of directors and on the first business day of each calendar quarter while serving on the board of directors. In fiscal 2016, each non-employee director was granted a number of common shares closest in value to $30,000 on the first business day of each calendar quarter while serving on the board of directors. Based on analysis assessing Board of Director Compensation practices of the Company's Compensation Peer Group by Radford, and in alignment with the Company's compensation philosophy for Executives, each director's quarterly stock grant will increase to $32,500 from $30,000 effective April 2017 under the terms of our 2009 Equity Plan to better align with Compensation Peer Group median levels.
Each current non-employee director has met the fiscal 2016 stock ownership guideline. For fiscal 2016, the Company applied the following stock ownership guidelines to non-employee directors:

•	Each non-employee director should beneficially own common shares of the Company with an aggregate market value of at least $150,000 (to be attained within five years of election);

•	Prior to reaching the stock ownership requirement, each non-employee director will be required to retain at least 50% of his or her vested stock awards;

•
Shares that count toward satisfaction of the stock ownership guideline include shares owned directly by the director, shares owned jointly by the director and his or her spouse, shares held by the director’s immediate family, and shares held in trust for the benefit of the director or a member of the director’s immediate family. Options or other rights to acquire stock do not count toward satisfaction of the guideline; and

•	Exceptions may be made by the Nominating and Governance Committee of the board of directors in the cases of financial hardship. No exceptions were sought in fiscal 2016.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information concerning the Company’s equity compensation plans as of October 1, 2016:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(3)
Equity compensation plans approved by security holders(1)	52,810	$8.25	2,925,791
Equity compensation plans not approved by security holders(2)	37,562	$8.65	—
Total	90,372	$8.41	2,925,791

(1)	The following equity compensation plans have been approved by the Company’s shareholders: the 2001 Plan; the 2008 Equity Plan; and the 2009 Equity Plan.

(2)
The Company’s 1999 Plan is the only current equity compensation plan of the Company that has not been approved by the Company’s shareholders. This plan was approved by the board of directors on September 28, 1999 and, under the 1999 Plan, only employees of the Company and its subsidiaries who are not directors or officers were eligible to receive grants. No further grants may be made under the 1999 Plan. The Management Development and Compensation Committee of the Company’s board of directors administer the 1999 Plan. The exercise price of options granted under the 1999 Plan is equal to 100% of the fair market value of the Company’s common shares on the date of grant. Options granted under the 1999 Plan are exercisable at such dates as are determined in connection with their issuance, but not later than ten years after the date of grant. The Company last granted options under the 1999 Plan in February 2009.

(3)
As a result of the adoption of the 2009 Equity Plan, no further awards will be granted under any of the above named plans other than the 2009 Equity Plan, but shares subject to awards currently outstanding under such plans that are terminated, canceled, surrendered or forfeited may be re-issued in the discretion of the Management Development and Compensation Committee of the Company’s board of directors under the 2009 Equity Plan.

CORPORATE GOVERNANCE
Board Matters
The board of directors has determined that directors Brian R. Bachman, Peter T. Kong, Chin Hu Lim, Gregory F. Milzcik, Garrett E. Pierce and Mui Sung Yeo are each “independent” as defined by applicable listing standards of the Marketplace Rules of the NASDAQ Global Market and the SEC rules. In fiscal 2016, the board of directors met 19 times and met five times in executive session.
Each director who served during fiscal 2016 attended all of the board and applicable committee meetings, except for one director who missed a single board and committee meeting due to illness. From time to time, the board of directors acts by unanimous written consent as well. All directors are expected to attend the annual meeting of shareholders. All, except one, of the then-current directors attended the 2016 annual meeting of shareholders.
Board Leadership
The Company’s By-laws currently provide that the chairman of the board of directors shall not be a current or former executive officer of the Company. Mr. Pierce currently serves as chairman of the board of directors. The board of directors believes that this leadership structure enhances the independence of the board of directors, increases the effectiveness of the board of directors’ oversight of management, deters conflicts of interest and conflicts of function that may arise when the CEO is also the chairman, and permits our CEO to devote a greater amount of time and concentration to the management and development of the Company and our business.
Board’s Role in Risk Oversight
While management is responsible for risk management in daily operations, the board of directors is responsible for overall risk oversight of the Company. The board of directors oversees risk management and endeavors to understand what risks the Company faces and what steps management takes regarding those risks. The Company’s management periodically reports to the board of directors on the major risks facing the Company. Management maintains a strategic risk council, which is comprised of the CEO and his staff, and meets at least biannually to discuss significant enterprise risks and the mitigating action plans. Enterprise risk assessments are conducted at least once every three years. Management reports the results of its enterprise risk discussion and assessment to the board of directors and updates the board of directors at least biannually on efforts to address identified risks. The board of directors discusses these risks with management and has the opportunity to ask questions, offer insights and challenge management to continually improve its risk assessment and management. Various committees of the board of directors also participate in the risk oversight process. In particular, the Audit Committee focuses on financial risk; the Nominating and Governance Committee focuses on board structure, and corporate governance risk; and the Management Development and Compensation Committee focuses on creating incentives that encourage a level of risk-taking consistent with the Company’s business strategy and overall tolerance for risk.
Committees of the Board of Directors
The board of directors has a standing Audit Committee, a Management Development and Compensation Committee and Nominating and Governance Committee.
Committee Members

Audit Committee	Management Development and Compensation Committee	Nominating and Governance Committee
Gregory F. Milzcik (Chair)	Mui Sung Yeo (Chair)	Brian R. Bachman (Chair)
Brian R. Bachman	Peter T. Kong	Peter T. Kong
Garrett E. Pierce	Chin Hu Lim	Chin Hu Lim
Mui Sung Yeo	Gregory F. Milzcik	Garrett E. Pierce

Audit Committee
The Audit Committee met ten times during fiscal 2016. The board of directors has determined that all Audit Committee members are independent (as defined by the Marketplace Rules of the NASDAQ Global Market and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, or the “Exchange Act”). In addition, the board of directors has determined that Gregory F. Milzcik, Brian R. Bachman, Garrett E. Pierce and Mui Sung Yeo qualify as “audit committee financial experts” as defined by the SEC. The Audit Committee, among other things, appoints the Company’s independent registered public accountants to serve for the following fiscal year, oversees their independence and meets with them to review the scope and results of their audit, considers comments made by the independent registered public accountants with respect to accounting procedures and internal controls and the consideration given thereto by the Company’s management, and reviews internal accounting procedures and controls with the Company’s financial management. The full responsibilities of the Audit Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.kns.com. While the officers of the Company are responsible for risk management in daily operations, the Audit Committee oversees audit and financial risk management. The Audit Committee discharges this responsibility on an ongoing basis by questioning management and the Company’s internal audit director on the Company’s major risk exposures and the steps management has taken to identify, monitor, control and mitigate risks. The Audit Committee reviews on a bi-annual basis the Company’s progress towards mitigating the major risks identified in the most recent and updated enterprise risk assessment.
Management Development and Compensation Committee
The board of directors has determined that all members of the Management Development and Compensation Committee (the “Compensation Committee”) are independent directors (as defined in the Marketplace Rules of the NASDAQ Global Market). The Compensation Committee met eight times during fiscal 2016. The principal duties of the Compensation Committee are to establish the Company’s compensation policies, evaluate and approve compensation arrangements for the executive officers and senior managers of the Company (including establishing base salary, performance targets, eligibility, participation and award levels for incentive compensation plans), to administer the Company’s equity compensation plans and to oversee senior management succession and overall management development. The Compensation Committee may form, and may delegate its authority to, subcommittees as it deems appropriate. The full responsibilities of the Compensation Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.kns.com.
While the Company’s CEO does not participate in the determination of compensation policies set by the Compensation Committee, the Compensation Committee consults with the CEO in determining compensation levels for each executive officer (other than the CEO) and takes into consideration the CEO’s assessment of the performance of each executive officer against the factors established by the Compensation Committee. Under the terms of his offer letter, the Compensation Committee determines performance targets for Mr. Chen's annual incentive cash bonus after consultation with him.
The Compensation Committee has engaged Radford, an Aon Hewitt company, for compensation consulting services. The services provided by Radford are described in the “Compensation Discussion & Analysis” at page 18.
The Compensation Committee performed a compensation risk analysis, informed in part by the most recent and updated enterprise risk assessment performed by management. In setting executive compensation, the Compensation Committee analyzes whether compensation is mitigating or exacerbating risks that could be reasonably likely to have a material adverse effect on the Company.
Nominating and Governance Committee
The board of directors has determined that each member of the Nominating and Governance Committee is independent (as defined by the Marketplace Rules of the NASDAQ Global Market). The Nominating and Governance Committee met five times during fiscal 2016. The Nominating and Governance Committee is responsible for establishing criteria for selecting new directors, identifying, screening and recruiting new directors, recommending nominees for director to the board of directors and recommending to the board of directors the corporate governance policies for the Company.

Nominations for election as directors are determined by the board of directors after recommendation by the Nominating and Governance Committee. The Nominating and Governance Committee considers candidates for board membership suggested by its members, other board members, management and shareholders. Candidates who have been suggested by shareholders are evaluated in the same manner as other candidates. In addition to suggesting a candidate to the Nominating and Governance Committee, a shareholder may formally nominate a candidate for director by following the procedures for submission of proposals set forth in the section of this proxy statement entitled “Shareholder Proposals.” Board candidates are considered based upon their business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the shareholders as well as their personal character, integrity, foresight and judgment. The Nominating and Governance Committee further considers the diversity of a prospective director’s skills, specialized expertise, quality of education, global business experience and acumen. The Nominating and Governance Committee has periodically retained an executive search firm to identify and evaluate potential candidates for the board of directors. The full responsibilities of the Nominating and Governance Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.kns.com. The Corporate Governance Guidelines of the Company are also posted on the Company’s website at www.kns.com.
Code of Ethics
The board of directors has adopted a Code of Ethics applicable to the Company’s senior financial officers, including the Company’s CEO, CFO, Principal Accounting Officer or Controller, and persons performing similar functions. The Company’s Code of Ethics for Senior Officers is available on the Company’s website at www.kns.com. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or a waiver of, a provision of its code of ethics by posting such information on its website at www.kns.com.
Shareholder Communications with Directors
The board of directors has implemented a process whereby shareholders may send communications directly to the board of directors’ attention. Any shareholder desiring to communicate with the board of directors, or one or more specific members thereof, should communicate in writing addressed in care of the Secretary of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034. The Secretary of the Company has been instructed by the board of directors to promptly forward all such communications to each director.
Management Development and Compensation Committee Interlocks and Insider Participation
No member of the Management Development and Compensation Committee (i) was, during fiscal 2016, or had previously been, an officer or employee of the Company or its subsidiaries nor (ii) had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company, in each case that would require disclosure under applicable rules of the SEC. No interlocking relationship existed between any member of the Management Development and Compensation Committee or an executive officer of the Company, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand.
Certain Relationships and Related Transactions
Under its charter, the Audit Committee of the board of directors is responsible for reviewing any proposed related party transaction. The Audit Committee has adopted a policy generally prohibiting related party transactions. The types of transactions covered by the policy include payments for products or services to or indebtedness to or from, related parties, as defined in Rule 404(a) of Regulation S-K under the Exchange Act. The Audit Committee has in the past approved transactions on a case-by-case basis, considering the specific facts and circumstances. No related party transactions described in Rule 404(a) were in place in fiscal 2016.
Security Ownership of Directors, Nominees and Executive Officers
The following table shows how many common shares of the Company were beneficially owned by the directors, nominees, named executive officers and all directors, nominees and executive officers as a group as of October 24, 2016. The named executive officers are the individuals listed in the Summary Compensation Table on page 36. To the knowledge of the Company, each of the persons listed below has sole voting and investment power with respect to their beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, or the “Exchange Act”) of the shares identified in the table below, unless otherwise indicated. Each person below has an address of c/o 23A Serangoon North Avenue 5, #01-01 K&S Corporate Headquarters, Singapore 554369.

Directors and Nominees	Amount (Number of Shares) of Beneficial Ownership(1)	Percent of Class
Brian R. Bachman	32,341	*
Fusen E. Chen	—	*
Chin Hu Lim	54,097	*
Peter T. Kong	29,426	*
Gregory F. Milzcik	39,286	*
Garrett E. Pierce	116,492	*
Mui Sung Yeo	53,545	*

Named Executive Officers Other Than Directors
Bruno Guilmart	—	*
Jonathan H. Chou	203,535	*
Chan Pin Chong	11,855	*
Yih-Neng Lee	45,965	*
Lester Wong	63,016	*

All directors, nominees and current executive officers as a group (14 persons)	839,784	1.0%

*	Less than 1.0%.

(1)	No shares are subject to outstanding options that are currently exercisable or exercisable within 60 days after October 24, 2016

Director Resignation Policy
The board of directors has adopted a Director Resignation Policy which requires, in an uncontested election, that a director who receives more votes withheld or against his or her election than votes for shall promptly tender his or her written resignation offer to the Nominating & Governance Committee (the “Committee”) of the Board following certification of the shareholder vote from the meeting at which the election occurred. The Committee will promptly consider the director’s offer of resignation and recommend to the Board whether to accept or reject the resignation. The Board will act on the Committee’s recommendation within 90 days following receipt of the recommendation. The Board’s decision shall be publicly disclosed in a Form 8-K within four business days of the decision, along with the rationale supporting the decision, if resignation is not accepted. No director shall participate in the vote on his or her own resignation.
Security Ownership of Certain Beneficial Owners
To the knowledge of the Company, the only person or group of persons (within the meaning of Section 13(d) of the Exchange Act) that owned beneficially more than 5% of the outstanding common shares of the Company as of October 24, 2016 was as follows:

Name and Address of Beneficial Owner	Amount (Number of Shares) and Nature of Beneficial Ownership	Percent of Class
Black Rock, Inc.(1) 55 East 52nd Street New York, NY 10055	4,005,391	5.7%
Dimensional Fund Advisors LP (2) Palisades West, Building One, 6300 Bee Cave Road Austin, TX 78746	6,136,633	8.7%
Schroder Investment Management Ltd. (3) 875 Third Ave, 22nd Floor New York, NY	7,109,981	10.1%

(1)
Based solely on the information provided pursuant to a statement on Schedule 13G/A filed with the SEC on January 28, 2016 (amounts may have changed since that date). The shareholder reported that it has sole voting power over 3,946,628 shares, sole dispositive power over 4,005,391.

(2)
Based solely on the information provided pursuant to a statement on Schedule 13G/A filed with the SEC on February 9, 2016 (amounts may have changed since that date). The shareholder reported that it has sole voting power over 5,914,169 shares and sole dispositive power over 6,136,633 shares.

(3)
Based solely on the information provided pursuant to a statement on Schedule 13G filed with the SEC on February 10, 2016 (amounts may have changed since that date). The shareholder reported that it has sole voting and dispositive power over 7,109,981 shares.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s outstanding common shares, whom the Company refers to collectively as the “reporting persons,” to file reports of ownership and changes in ownership with the SEC, and to furnish the Company with copies of these reports.
Based solely on the Company’s review of the copies of these reports received by it and written representations received from certain of the reporting persons with respect to the filing of reports on Forms 3, 4 and 5, the Company believes that all such filings required to be made by the reporting persons for the fiscal year ended October 1, 2016 were made on a timely basis.

MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE REPORT
The Management Development and Compensation Committee of Company’s board of directors has submitted the following report for inclusion in this Proxy Statement:
Our Committee has reviewed and discussed with management the Compensation Discussion & Analysis contained in this Proxy Statement. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion & Analysis, our Committee has recommended to the board of directors that the Compensation Discussion & Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2016 for filing with the SEC.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

MUI SUNG YEO, CHAIRPERSON
PETER T. KONG
CHIN HU LIM
GREGORY F. MILZCIK

REPORT OF THE AUDIT COMMITTEE
The purpose of the Audit Committee is to monitor the integrity of the financial statements of the Company, review the Company’s internal accounting procedures and controls, oversee the independence, qualification and performance of the Company’s independent registered public accountants, and appoint the independent registered public accountants. The board of directors has determined that each member of the Audit Committee is independent (as defined in the Marketplace Rules of the NASDAQ Global Market and Rule 10A-3(b)(1) under the Exchange Act), has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years, and is able to read and understand fundamental financial statements. During fiscal 2016, the Audit Committee consisted of Garrett E. Pierce, Gregory F. Milzcik, Mui Sung Yeo, and Brian R. Bachman. The board of directors has determined each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by the SEC.
The Company retained PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for fiscal 2016. During fiscal 2016, the Audit Committee met with the senior members of the Company’s management team and PwC. The Audit Committee also met separately with PwC and with the Company’s CFO, Internal Audit Director and General Counsel. At these meetings, the Audit Committee discussed financial management, accounting, internal controls and legal and compliance matters.
The Audit Committee reviewed and discussed the audited financial statements included in the Company’s 2016 Annual Report to Shareholders with the Company’s management including, without limitation, a discussion of the quality and not just the acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements, as well as in Management’s Discussion & Analysis of Results of Operations and Financial Condition. In addressing the reasonableness of management’s accounting judgments, members of the Audit Committee asked for and received management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles, and have expressed to both management and independent registered public accountants their general preference for conservative policies when a range of accounting options is available.
In its meeting with representatives of PwC, the Audit Committee asked for and received responses to questions that the Audit Committee believes are particularly relevant to its oversight. These questions included (i) whether there were any significant accounting judgments made by management in preparing the financial statements; (ii) whether, based on the auditors’ experience and their knowledge of the Company, the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements; and (iii) whether, based on their experience and their knowledge of the Company, they believe the Company has implemented internal controls and internal audit procedures that are appropriate for the Company.
The Audit Committee discussed with PwC the matters required to be discussed by AS No. 16, “Communications with Audit Committee,” as adopted by the Public Company Accounting Oversight Board. The Audit Committee also reviewed the written disclosures and the letter from PwC required by applicable rules of the Public Company Accounting Oversight Board regarding accountants’ communications with audit committees concerning independence, and has discussed with PwC their independence, and concluded that the nonaudit services performed by PwC are compatible with maintaining their independence.
In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of (i) the Company’s management, which has the primary responsibility for financial statements and reports, and (ii) the independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles and perform an audit and express an opinion on the effectiveness of internal control over financial reporting.
Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2016, filed with the SEC on November 17, 2016.

AUDIT COMMITTEE
GREGORY F. MILZCIK, CHAIRMAN
GARRETT E. PIERCE
MUI SUNG YEO
BRIAN R. BACHMAN

AUDIT AND RELATED FEES
For the fiscal years ended October 1, 2016 and October 3, 2015, PwC billed the fees set forth below:

	2016	2015
Audit Fees	$1,299,210	$1,318,905
Audit-Related Fees	$—	$14,900
Tax Fees	$1,426,000	$8,000
All Other Fees	$538,000	$2,500
Audit Fees
The aggregate fees billed to the Company by PwC for the performance of the integrated audit of the Company’s fiscal 2016 consolidated financial statements and internal control over financial reporting, and assistance and review of documents filed with the SEC, including the issuance of consents, was $1,299,210. The aggregate fees billed to the Company by PwC for the performance of such matters for fiscal 2015 was $1,318,905.
Audit-Related Fees
The aggregate audit-related fees billed to the Company by PwC during fiscal 2015 were primarily related to agreed-upon procedures reports. No fee was billed to the Company by PwC during fiscal 2016 for similar work.
Tax Fees
The aggregate tax fees billed to the Company by PwC during fiscal 2016 consist of fees for tax planning and other tax services. The following details these fees for fiscal 2016 and fiscal 2015:

	2016	2015
Tax Planning and Advisory Services - Strategic International restructuring (non-recurring)	$1,300,000	$—
Other Tax Services	$126,000	$8,000
Total Tax Fees	$1,426,000	$8,000
In engaging PwC on these matters, management and the Audit Committee considered PwC’s expertise in domestic and international corporate taxation as well as their institutional knowledge of our operations. As such, we determined that the engagement of PwC would ensure efficient and quality advice, pertinent to our business and consistent with our overall business strategy. The Audit Committee also discussed and determined that PwC’s performance of the tax services would not impair its independence. We anticipate these services to be non-recurring and to decline in fiscal 2017.
All Other Fees
The aggregate fees billed to the Company by PwC during fiscal 2016 and fiscal 2015 for all other services were $538,000 and $2,500, respectively. Included in all other fees for fiscal 2016 was $535,000 of advisory services for a strategic project. We anticipate that these advisory services to be non-recurring. The remaining $3,000 of fees for fiscal 2016 and $2,500 of fees for fiscal 2015 were related to accounting research software licenses.
The Audit Committee has determined that the services provided by PwC as set forth herein are compatible with maintaining their independence.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. The Company will not engage its independent registered public accounting firm to render audit or non-audit services unless, (i) the service and the related fee are specifically approved in advance by the Audit Committee or (ii) the Audit Committee pre-approves specifically described types of services that are expected to be provided to the Company by its independent registered public accounting firm during the fiscal year. Any pre-approval of specified types of services is subject to a maximum dollar amount. No fees were paid to the Company’s independent registered public accounting firm in fiscal 2016 that were not pre-approved in accordance with the Audit Committee’s policies and procedures.

SHAREHOLDER PROPOSALS
Proposals, including any nominations for director, which shareholders desire to have included in the Company’s proxy statement for the annual meeting of shareholders in 2018, pursuant to Exchange Act Regulation 14a-8, must be addressed to the Secretary of the Company and received by the Company on or before September 22, 2017.
Our By-laws establish a deadline for submission of shareholder proposals for the annual meeting, including any nominations for director, that are not intended to be included in the Company’s proxy statement. For the 2018 annual meeting, these proposals and nominations must be received in writing on or after November 14, 2017, but no later than December 14, 2017, and must satisfy certain other requirements set forth in our By-laws. Any director candidate nominated by a shareholder for election at the 2018 annual meeting will not be eligible for election unless the shareholder proposing the nominee has provided timely notice of the nomination and complied with the other applicable requirements set forth in our By-laws.

OTHER MATTERS
The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by certain officers and employees of the Company personally or by written communication, telephone, facsimile or other means, for which they will receive no compensation in addition to their normal compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for their reasonable out-of-pocket and clerical expenses.
Although the Company knows of no items of business which will be presented at the annual meeting other than those described herein, the proxies solicited by the board will confer discretionary authority to the proxy agents with respect to any other matters which may come before the meeting to the extent permitted by the applicable rules of the SEC. In this regard, the Company intends to avail itself, until further notice, of the provisions of Rule 14a-4(c)(1) which grants the proxy agents discretionary authority to vote on any shareholder proposals presented at the meeting of which the Company has not received notice at least 45 days before the anniversary of the date on which the Company first mailed its proxy materials for last year’s annual meeting. The Company received no notice of any shareholder proposal by such date (which was September 17, 2016).
As permitted by the Exchange Act, the Company may choose to deliver only one copy of the Notice to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of such documents. Shareholders residing at the same address who currently receive multiple copies of the Notice, may request delivery of only one copy of the Notice by directing a notice to the Director of the Investor Relations Department of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034 or by calling the Investor Relations Department at (215) 784-6000. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should also be directed to the Director of the Investor Relations Department of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034 or by calling (215) 784-6000.
The Company, upon request, will furnish to record and beneficial holders of its common shares, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules but without exhibits) for fiscal 2016. Copies of exhibits to the Form 10-K also will be furnished upon request for a payment of a fee of $.50 per page. All requests should be directed to the Director of the Investor Relations Department of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034 or by calling (215) 784-6000.
Electronic copies of the Company’s fiscal 2016 Annual Report to Shareholders, Form 10-K and proxy statement will be available on the Company’s website at:
http://investor.kns.com/financials.cfm
The Company is not including the information contained on its website as a part of, or incorporating it by reference into, this proxy statement.

By Order of the Board of Directors

SUSAN WATERS
January 20, 2017	Secretary

KULICKE AND SOFFA INDUSTRIES, INC.
2017 EQUITY PLAN

TABLE OF CONTENTS
(continued)

KULICKE AND SOFFA INDUSTRIES, INC.
2017 EQUITY PLAN
WHEREAS, Kulicke and Soffa Industries, Inc. (the “Company”) desires to have the ability to award certain equity-based incentives to certain of the officers and other employees of the Company and its affiliates and to its non-employee directors;
NOW, THEREFORE, the Company hereby adopts the Kulicke and Soffa Industries, Inc. 2017 Equity Plan (the “Plan”) under the following terms and conditions:
1. Purpose. The Plan is intended to provide a means whereby the Company may grant Awards to Employees of the Company and certain of its Related Corporations and to its Nonemployee Directors. Thereby, the Company expects to attract and retain such individuals and to motivate them to exercise their best efforts on behalf of the Company and any Related Corporation.
2. Definitions.
(a) “Award” shall mean ISOs, NQSOs, Restricted Stock, PSUs, RSU, SARs and/or Stock Grants awarded by the Committee to a Participant.
(b) “Award Agreement” shall mean a written document evidencing the grant of an Award.
(c) “Board” shall mean the Board of Directors of the Company.
(d) “Cause” shall mean a termination of employment by reason of any dishonest or illegal act, or any willful refusal or failure to perform duties properly assigned to the Participant.
(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.
(f) “Committee” shall mean the Management Development and Compensation Committee of the Board, which shall consist solely of not fewer than two directors of the Company who shall be appointed by, and serve at the pleasure of, the Board (taking into consideration the rules under section 16(b) of the Exchange Act regarding non-employee directors, the requirements of Code section 162(m) regarding outside directors, and Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market, Inc. regarding independent directors.)
(g) “Company” shall mean Kulicke and Soffa Industries, Inc., a Pennsylvania corporation.
(h) “Disability” shall mean a Participant’s “permanent and total disability,” as defined in section 22(e)(3) of the Code.
(i) “Employee” shall mean an employee of the Company or one of its Related Corporations.
(j) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(k) “Fair Market Value” shall mean the following, arrived at by a good faith determination of the Committee and shall be:
(i) the quoted closing price, if there is a market for and there are sales of Shares on a registered securities exchange or in an over-the-counter market on the applicable date; or
(ii) such other method of determining fair market value that complies with Code sections 422 and 409A and is adopted by the Committee.
(l) “ISO” shall mean an Option which, at the time such Option is granted under the Plan, qualifies as an incentive stock option within the meaning of Code section 422 and is designated as an ISO in the applicable Award Agreement
(m) “More-Than-10-Percent Shareholder” shall mean any person who at the time of grant owns, directly or indirectly, or is deemed to own by reason of the attribution rules of Code section 424(d), Shares possessing more than 10 percent of the total combined voting power of all classes of Shares of the Company or of a Related Corporation.

(n) “Nonemployee Director” shall mean a director of the Company who is not an employee.
(o) “NQSO” shall mean an Option that, at the time such Option is granted to a Participant, does not meet the definition of an ISO (whether or not it is designated as an ISO in the applicable Award Agreement) or is not designated as an ISO in the applicable Award Agreement.
(p) “Option” is an Award of ISOs or NQSOs entitling the Participant on exercise thereof to purchase Shares at a specified exercise price for a specified period of time.
(q) “Participant” shall mean an Employee or Nonemployee Director who has been granted an Award under the Plan.

(r) “Performance Goals” shall mean the goal or goals deemed by the Committee to be important to the success of the Company or any of its Related Corporations. The Committee shall establish the specific measures for each such goal at the time an Award of Performance Share Units is granted. In creating these measures, the Committee shall use one or more of the following business criteria which need not be uniform with respect to each Participant: return on invested capital, return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of Shares, economic value added, total stockholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, sales growth, net revenue per shipment, net revenue growth, capacity utilization, increase in customer base, environmental health and safety, diversity, and/or quality. The business criteria may apply to the individual, a division, or to the Company and one or more affiliates and may be weighted and expressed in absolute terms or relative to the performance of other companies or an index. The Committee shall determine the performance period and the Performance Goals and measures (and weighting thereof) applicable to such period not later than the earlier of (i) 90 days after the commencement of the performance period, or (ii) the expiration of 25% of the performance period.
(s) “Plan” shall mean the Kulicke and Soffa Industries, Inc. 2017 Equity Plan, as set forth herein and as may be amended from time to time.
(t) “Prior Plans” shall mean the following plans of Kulicke and Soffa Industries, Inc.: 1999 Nonqualified Employee Stock Option Plan; 2001 Employee Incentive Stock Option and Non-Qualified Stock Option Plan; 2006 Equity Plan; 2008 Equity Plan; and 2009 Equity Plan.
(u) “PSUs” shall mean performance share units the vesting of which is based on the attainment of designated Performance Goals and that entitle the recipient to receive Shares (except as provided in section 8.6 regarding a Change in Control) without payment.
(v) “Related Corporation” shall mean either a “subsidiary corporation” of the Company (if any), as defined in section 424(f) of the Code, or, unless otherwise determined by the Committee to comply with Section 409A of the Code, the “parent corporation” of the Company (if any), as defined in section 424(e) of the Code.
(w) “Retirement” shall mean, for purposes of this Plan, an Employee’s retirement from the Company and all Related Corporations at or after attaining age 50 and completing at least three years of employment with the Company and its Related Corporations, provided the sum of the Employee’s age and years of employment with the Company and its Related Corporations equals or exceeds 60.
(x) “Restricted Stock” shall mean Shares subject to restrictions (which constitute a substantial risk of forfeiture) determined by the Committee pursuant to Section 7.4.
(y) “RSUs” shall mean restricted share units which entitle the Participant to receive Shares or the value of which is determined in whole or in part, or is otherwise based, on Shares as described in Section 7.3.
(z) “SARs” shall mean stock appreciation rights entitling the Participant on exercise to receive an amount in Shares determined by reference to the appreciation in the value of Shares.
(aa) “Securities Act” shall mean the Securities Act of 1933, as amended.
(bb) “Shares” shall mean shares of common stock of the Company, no par value.

(cc) “Short-Term Deferral Period” shall mean, with respect to an amount (including Shares) payable pursuant to a PSU Award, the period ending on the later of (1) the 15th day of the third month following the Participant’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or (2) the 15th day of the third month following the Company’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture; provided, however, that such period (measured from the last day of the period) shall be within one calendar year and shall not exceed 2 1/2 months. A Participant shall have no discretion over the payment date and shall have no right to interest as a result of payment on a date other than the first day of the Short-Term Deferral Period.
(dd) “Stock Grants” shall mean an award of Shares to a Nonemployee Director.
3. Administration.
(a) The Plan shall be administered by the Committee. Each member of the Committee, while serving as such, shall be deemed to be acting in his or her capacity as a director of the Company. Acts approved by a majority of the members of the Committee at which a quorum is present, or acts without a meeting reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee for purpose of this Plan. Any authority of the Committee (except for the authority described in subsection (b)(i)-(iv) and (vii) below which may only be exercised by the Committee or its delegate as described in subsection (ix)) may be delegated to a Plan administrator.

(b) The Committee shall have the authority:
(i) to select the Employees and Nonemployee Directors to be granted Awards under the Plan and to grant such Awards at such time or times as it may choose;
(ii) establish performance metrics;
(iii) to determine the type and size of each Award, including the number of Shares subject to the Award;
(iv) to determine the terms and conditions of each Award, subject to the minimum vesting requirements set forth in the Plan, provided, however, that the Committee may award up to ten percent of the total Shares authorized under Section 5 (i.e., the sum of (x), (y), and (z) in Section 5(a)), as Restricted Stock and RSUs without minimum vesting requirements;
(v) to amend an existing Award in whole or in part as described in Section 9(c) of the Plan (including the extension of the exercise period for any NQSO, provided the extension or any other amendment or modification does not subject the NQSO to Code section 409A), except that the Committee may not lower the exercise price of any Option;
(vi) to adopt, amend and rescind rules and regulations for the administration of the Plan;
(vii) to interpret the Plan (and any Award issued thereunder) and decide any questions and settle any controversies that may arise in connection with it;
(viii) to adopt such modifications, amendments, procedures, sub-plans and the like, which may be inconsistent with the provisions of the Plan, as may be necessary to comply with the laws and regulations of other countries in which the Company and its Related Corporations operate in order to assure the viability of Awards granted under the Plan to individuals in such other countries; and
(ix) to delegate to the Chief Executive Officer and/or to other senior officers of the Company its duties under the Plan pursuant to such conditions or limitations as the Committee may establish, except that only the Committee may make any awards or determinations regarding grants to employees who are subject to Section 16 of the Exchange Act.
Such determinations and actions of the Committee, and all other determinations and actions of the Committee made or taken under authority granted by any provision of the Plan, shall be conclusive and shall bind all parties. Nothing in this subsection (b) shall be construed as limiting the power of the Committee to make the adjustments described in Sections 8.4 and 8.6.

(c) Notwithstanding anything contained in the Plan to the contrary, to the extent the Committee has required upon grant that any PSU must qualify as “other performance based compensation” within the meaning of Code section 162(m)(4)(C), the Committee shall (i) specify and approve the specific terms of any Performance Goals with respect to such Awards in writing no later than the earlier of ninety (90) days from the commencement of the performance period and the expiration of 25% of the performance period to which the Performance Goal or Goals relate, and (ii) not be entitled to exercise any subsequent discretion otherwise authorized under the Plan (such as the right to authorize payout at a level above that dictated by the achievement of the relevant Performance Goals) with respect to such Award if the ability to exercise discretion (as opposed to the exercise of such discretion) would cause such Award to fail to qualify as other performance based compensation.
4. Effective Date and Term of Plan.
(a) Effective Date. The Plan was adopted by the Board on December 13, 2016, subject to the approval of the Shareholders of the Company pursuant to Section 9(b). The Plan shall become effective on March 4, 2017 (the date the Shareholders approved the Plan).
(b) Term of Plan. Unless earlier terminated pursuant to Section 9(a), the Plan shall terminate at 11:59 p.m. (Eastern Time) on the day preceding the 10-year anniversary of the effective date. Termination of the Plan, however, shall not terminate or affect the continued existence of rights created under Awards issued hereunder, and outstanding on the date the Plan terminates, which by their terms extend beyond that date.
5. Shares Subject to the Plan.
(a) Subject to adjustment as provided in Section 8.5 herein, the total number of Share available for grant under the Plan shall be the sum of (x) 3,100,000, (y) the number of shares remaining available for issuance under Prior Plans, and (z) any Shares subject to awards currently outstanding under the Prior Plans which are terminated, cancelled, surrendered or forfeited and are re-issued at the discretion of the Committee under the Plan. The aggregate number of shares that may be delivered under the Plan with respect to ISOs is 3,100,000. Further, the maximum number of Shares with respect to which Awards may be granted to any Employee under the Plan may not exceed 500,000 Shares per fiscal year of the Company.
(b) The limits described in subsection (a) shall be subject to the adjustment described in Section 8.5. Shares delivered under the Plan may be authorized but unissued Shares or reacquired Shares, and the Company may purchase Shares required for this purpose, from time to time, if it deems such purchase to be advisable.
(c) If an Award expires, terminates for any reason whatever (including, without limitation, the surrender thereof), is cancelled, is forfeited or is settled in cash rather than Shares, the number of Shares (by which the aggregate number of Shares were reduced) with respect to such Award which expired, terminated, was cancelled, was forfeited or was settled in cash shall continue to be available for future Awards granted under the Plan.
(d) Any shares subject to an SAR that are not delivered to a Participant upon settlement of the SAR shall revert to and again be available for future Awards granted under the Plan.
6. Eligibility. All Employees of the Company or any Related Corporation shall be eligible to receive Awards under the Plan (including any directors of the Company who are also officers or employees). More than one Award may be granted to an Employee under the Plan.
7. Types of Awards.
7.1 PSUs.
(a) Grant. The Committee, in its discretion, may grant PSUs to any Employee, conditioned upon the meeting of designated Performance Goals. The Committee shall determine the number of PSUs to be granted.
(b) Performance Period and Performance Goals. When PSUs are granted, the Committee shall establish the performance period, which generally shall be a three-year period commencing with the first day of a fiscal year of the Company and in no event may be less than a one-year period, during which performance shall be measured, the Performance Goals, and such other conditions of the Award as the Committee deems appropriate.
(c) Determination of Award Amount. At the end of each performance period, the Committee shall determine to what extent the Performance Goals and other conditions of the Award have been met and the number of Shares, if any, to be delivered with respect to the Award. For any Participant who is a “covered employee” within the meaning of Code section 162(m) and to the extent the Committee intends to comply with the requirements for performance-based Awards described generally under Code section 162(m), the Committee must certify, prior to vesting of any PSUs, that any applicable Performance Goals and/or other requirements have been satisfied, and that such amounts are consistent with the limits provided under Section 5. With respect to PSUs which the Committee has required upon grant to qualify as “other performance based compensation” under section 3(c), the Committee shall in no event have discretion to increase the extent to which such PSUs shall become payable beyond the extent to which the Performance Goals have been satisfied. Upon the vesting of a PSU in accordance with the terms of this Plan, Shares shall be delivered to the Participant during the Short-Term Deferral Period except as otherwise provided in this Plan or the Participant’s Award Agreement.
7.2 Options.
(a) General. The Committee may grant Options to purchase Shares under the Plan, and may determine the number of Shares to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.
(b) ISOs. An Option that the Committee intends to be an ISO may only be granted to Employees of the Company or of any present or future Related Corporation, and shall be subject to and shall be construed consistently with the requirements of section 422 of the Code. The Company shall have no liability to a Participant, or to any other party, if an Option (or any part thereof) that is intended to be an ISO is not an ISO or for any action taken by the Committee pursuant to Section 9(c), including without limitation the conversion of an ISO to an NQSO.
(c) $100,000 Limit. The aggregate Fair Market Value of the Shares with respect to which ISOs are exercisable for the first time by an Employee during any calendar year (counting ISOs under this Plan and under any other stock option plan of the Company or a Related Corporation) shall not exceed $100,000. If an Option intended as an ISO is granted to an Employee and the Option may not be treated in whole or in part as an ISO pursuant to the $100,000 limit, the Option shall be treated as an ISO to the extent it may be so treated under the limit and as an NQSO as to the remainder. For purposes of determining whether an ISO would cause the limit to be exceeded, ISOs shall be taken into account in the order granted. The annual limits set forth above for ISOs shall not apply to NQSOs.
(d) Exercise Price. The Committee shall establish the exercise price of each Option and specify such exercise price in the applicable Award Agreement. The exercise price of an Option for a Share shall not be less than 100% (110% in the case of an ISO granted to a More-Than-10-Percent Shareholder) of the Fair Market Value of a Share on the date the Option is granted.
(e) Duration of Options. Each ISO shall expire not later than 10 years from the date of grant (5 years in the case of an ISO granted to a More-Than-10-Percent Shareholder) and each NQSO shall expire not later than 10 years and 6 months from date of grant and shall otherwise be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable Award Agreement.
(f) Exercise of Options. Options shall become exercisable at such time, and on such conditions as the Committee may specify. Unless otherwise provided in an Award Agreement, one-third of each Option granted shall become exercisable on each of the first three anniversaries of the grant date. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Committee together with payment in full as specified in Section 7.2(g) for the number of Shares for which the Option is exercised (except that, in the case of an exercise arrangement approved by the Committee and described in subsection (g)(ii) below, payment may be made as soon as practicable after the exercise). Only full Shares shall be issued under the Plan, and any fractional Share that might otherwise be issuable upon exercise of an Option granted hereunder shall be forfeited.
(g) Payment Upon Exercise. Shares purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:
(i) in cash or by check (acceptable to the Committee), bank draft, or money order payable to the order of the Company;
(ii) except as the Committee may otherwise provide in an Award Agreement, by effecting a “cashless exercise” through a broker which entails (A) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(iii) when the Shares are registered under the Exchange Act, by delivery of Shares owned by the Participant and valued at their Fair Market Value, provided (A) such method of payment is then permitted under applicable law, (B) such Shares, if acquired directly from the Company, were owned by the Participant for such minimum period of time, if any, as may be established by the Committee in its discretion, and (C) such Shares are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements; or
(iv) by any combination of the above permitted forms of payment.
(h) Limitation on Repricing. Notwithstanding any provision of this Plan to the contrary (other than Sections 8.5 and 8.7), the option price of an outstanding Option shall not, without the prior approval of the Company’s Shareholders, be reduced whether through amendment, cancellation, replacement grants, or other similar means.
7.3 RSUs. Awards that are valued, or are otherwise based, on Shares may be granted subject to service conditions. Each RSU that vests entitles the Participant to one Share, cash equal to the Fair Market Value of a Share on the date of vesting or a combination thereof as determined by the Committee and set forth in the Award Agreement. Subject to the provisions of the Plan, the Committee shall determine the conditions of each RSU Award, including any purchase price applicable thereto, provided, however, except as permitted in Section 3(b)(iv), RSUs shall vest over no less than a three year period. Unless otherwise provided in an Award Agreement, one-third of the RSUs granted shall vest on each of the first three anniversaries of the grant date. Except as otherwise provided in this Plan or in an Award Agreement, payment in Shares or cash (as applicable) shall be made upon the vesting of an RSU but in no event shall payment be made later than March 15 of the calendar year following the calendar year in which such RSU vests.
7.4 Restricted Stock Awards.
(a) Grant Requirements. Restricted Stock may be issued or transferred for no consideration.
(b) Shareholder Rights. Each Participant who receives Restricted Stock shall have all of the rights of a shareholder with respect to such Restricted Stock, subject to the restrictions set forth in subsection (c), including the right to vote the Restricted Stock and receive dividends. Any Shares or other securities received by a Participant with respect to Restricted Stock in connection with a stock split or combination, share exchange or other recapitalization or as a stock dividend, shall have the same status and be subject to the same restrictions as such Restricted Stock. Any cash dividends attributable to shares of Restricted Stock shall be paid on the date the restrictions with respect to such shares lapse. Cash dividends attributable to Restricted Stock that is forfeited shall also be forfeited Unless the Committee determines otherwise, certificates evidencing shares of Restricted Stock will remain in the possession of the Company or the

Company’s Transfer Agent until such shares are free of all restrictions under the Plan and the Participant has satisfied any federal, state and local tax withholding obligations applicable to such shares.
(c) Restrictions. Except as otherwise specifically provided in the Plan, Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered or disposed of during the restricted period.
(d) Lapse of Restrictions. The restrictions described in subsection (c) shall lapse at such time or times, and on such service-based conditions as the Committee may specify, provided, however, except as permitted in Section 3(b)(iv), Restricted Stock Shares shall vest over no less than a three year period. Unless otherwise provided in an Award Agreement, the restrictions shall lapse with respect to one-third of the Restricted Stock Shares on each of the three anniversaries of the grant date. Upon the lapse of all restrictions, the Shares shall cease to be Restricted Stock for purposes of the Plan.
(e) Notice of Tax Election. Any Participant making an election under Code section 83(b) for the immediate recognition of income attributable to the award of Restricted Stock must provide a copy thereof to the Company within ten days of the filing of such election with the Internal Revenue Service.
7.5 SARs.
(a) Nature of SARs. An SAR entitles the Participant to receive, with respect to each Share as to which the SAR is exercised, the excess of the Share’s Fair Market Value on the date of exercise over its Fair Market Value on the date the SAR was granted. Such excess shall be paid in Shares. Only full Shares shall be issued under the Plan, and any fractional Share that might otherwise be issuable upon exercise of an SAR granted hereunder shall be forfeited.
(b) Exercise of SARs. An SAR shall become exercisable in such installments, upon fulfillment of conditions (such as performance-based requirements), or on such dates as the Committee may specify in the Award Agreement. Unless otherwise provided in an Award Agreement, one-third of each SAR shall become exercisable on each of the first three anniversaries of the grant date. Any exercise of an SAR must be made by giving notice to the Company at its principal office in accordance with procedures established by the Committee.

7.6 Stock Grants.
(a) Quarterly Grants. A Stock Grant shall be made automatically to each Nonemployee Director on the first business day of each fiscal year quarter. The Shares subject to each quarterly Award shall be that number of full Shares having a Fair Market Value on the grant date equal to, or if not equal to, closest in value to without exceeding, $32,500. This $32,500 target will generally be reviewed annually by the Board. In conjunction with such review, the Board shall obtain a written report from its third party compensation consultant comparing the amount of cash and equity compensation provided to nonemployee directors in like industries. If the overall compensation provided to the Company’s Nonemployee Directors is not comparable on the basis of this report, the Board may increase the Award amount under this Plan in order to provide comparable overall compensation but in no event may such increase result in an award that exceeds one hundred and fifteen percent of the dollar amount in effect prior to such increase or may the aggregate number of Shares granted under the Plan exceed the number set forth in Section 5 above except as otherwise provided in Section 8.5 Any increase shall be effective on the next following April 1. The Board may also decrease the Award amount. Any increase immediately following such decrease may not result in an amount in excess of the greater of $32,500 or fifteen percent of the dollar amount in effect prior to such increase.
(b) One-Time Grant. In addition to the quarterly grants to which a Nonemployee Director is entitled, as described in (a) above, upon his or her initial election to the Board, a Nonemployee Director shall receive a Stock Grant for the number of full Shares having a Fair Market Value on the date of his or her appointment to the Board equal to, or if not equal to, closest in value to without exceeding, $120,000 to vest in equal installments over a period of three years, one-third on each anniversary of the grant date.
(c) Shareholder Rights. Each Nonemployee Director who receives a Stock Grant shall have all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares and receive dividends and other distributions.
8. Events Affecting Outstanding Awards.
8.1 Options and SARs.
(a) Termination of Employment (Other Than by Death or Disability). If a Participant ceases to be an employee of any of the Company and its Related Corporations for any reason other than death, Disability or Retirement, all Options and SARs held by the Participant that were not exercisable immediately prior to the Participant’s termination of employment shall terminate at that time. Any Options or SARs that were exercisable immediately prior to the termination of employment will continue to be exercisable for three months and shall thereupon terminate, unless the Award

Agreement provides by its terms for immediate termination or for termination in less than three months in the event of termination of employment in specific circumstances. In no event, however, shall an Option or SAR remain exercisable beyond the latest date on which it could have been exercised without regard to this Section. For purposes of this subsection (a), a termination of employment shall not be deemed to have resulted by reason of a sick leave or other bona fide leave of absence approved for purposes of the Plan by the Committee.
Notwithstanding the foregoing, if a Participant’s employment is terminated for Cause, all Options and SARs held by such Participant shall terminate concurrently with receipt by the Participant of oral or written notice that his or her employment has been terminated.
(b) Retirement. If a Participant’s employment is terminated by reason of his or her Retirement, prior to the expiration date fixed for his or her Options or SARs, such Options and/or SARs shall fully vest on the date of the Participant’s Retirement and may be exercised by the Participant at any time prior to the earlier of:
(i) The expiration date specified in such Option or SAR; or
(ii) One year after the date of such Retirement.
(c) Death or Disability. If a Participant dies or incurs a Disability, all Options and SARs held by the Participant immediately prior to death or Disability, as the case may be, shall fully vest on the date of the Participant’s death or Disability and may be exercised by the Participant or by the Participant’s legal representative (in the case of Disability), or by the Participant’s executor or administrator or by the person or persons to whom the Option or SAR is transferred by will or the laws of descent and distribution, at any time within the one-year period ending with the first anniversary of the Participant’s death or Disability (or such shorter or longer period as the Committee may determine, provided any extension does not subject the Option or SAR to Code section 409A), and shall thereupon terminate. In no event, however, shall an Option or SAR remain exercisable beyond the latest date on which it could have been exercised without regard to this Section.

8.2 PSU Awards.
(a) Termination of Employment (Other Than by Death, Disability or Retirement). A Participant becomes irrevocably entitled to PSU Awards based on achievement of Performance Goals and other conditions when the Performance Goals and other conditions have been met provided the Participant is employed on the last day of the performance period or, if later, when such conditions are met. If a Participant ceases to be an employee of the Company and its Related Corporations for any reason except as provided in Section 8.2(b) with respect to death or Disability or Retirement, all PSU Awards to which the Participant was not irrevocably entitled prior to the termination of employment shall be forfeited and the Award canceled as of the date of such termination of employment, unless the Committee, in its sole discretion, provides that a Participant (involuntarily terminated without Cause) shall receive the prorated portion of any award amount that would otherwise have been received based on the Performance Goals attained at the end of the performance period. Such PSU Awards shall be prorated based on the number of full months in the performance period prior to such termination of employment. Unless otherwise provided in an Award Agreement, Shares attributable to such prorated award shall be delivered during the period from January 1 to March 15 following the end of the performance period.
(b) Death, Disability or Retirement. PSU Awards shall be prorated based on the number of full months in the performance period prior to Retirement, death or Disability. A Participant, or his beneficiary in the event of death, shall receive such prorated portion of any award amount that would otherwise have been received based on the Performance Goals attained at the end of the performance period. Unless otherwise provided in an Award Agreement, Shares attributable to such prorated award shall be delivered during the period from January 1 to March 15 following the end of the performance period.
8.3 Restricted Stock. Unless otherwise provided in a Participant’s Award Agreement, if the Participant terminates employment for any reason, Restricted Stock must be forfeited to the Company.
8.4 RSU Awards. Unless otherwise provided in a Participant’s Award Agreement, if the Participant terminates employment for any reason, unvested RSU Awards must be forfeited to the Company.
8.5 Capital Adjustments. The maximum number of Shares that may be delivered under the Plan, and the maximum number of Shares with respect to which Awards may be granted to any Employee under the Plan, both as stated in Section 5, and the number of Shares issuable upon the exercise or vesting of outstanding Awards under the Plan (as well as the exercise price per Share under outstanding Options and the purchase price per Share, if any, under a RSU Award and the Fair Market Value of a share on the date an outstanding SAR was granted) shall be proportionately adjusted to reflect any increase or decrease in the number of issued Shares resulting from a subdivision (share-split), consolidation (reverse split), stock dividend, or similar change in the capitalization of the Company. In the event any such change in capitalization cannot be reflected in a straight mathematical adjustment of the number of shares issuable upon the exercise or vesting of outstanding Awards (and a straight mathematical adjustment of the exercise price per Share under outstanding Options and the purchase price per Share, if any, under a RSU Award or the Fair Market Value on the date of grant of a SAR) the Committee shall make adjustments to reflect most nearly such straight mathematical adjustments. Such adjustments shall be made only as necessary to maintain the proportionate interest of Participants, and preserve, without exceeding, the value of Awards. For purposes of this Section 8.5, Restricted Stock shall be treated in the same manner as issued Shares not subject to restrictions. Notwithstanding the foregoing (i) no adjustment shall be made to an outstanding ISO if such adjustment would constitute modification under Code section 424(h) unless the Participant consents to such adjustment and (ii) no such adjustment shall be made to an outstanding Option or SAR if such adjustment would cause the Option or SAR to be subject to Code section 409A.
8.6 Effect of Change in Control. Notwithstanding any other provision of this Plan, if with respect to a Change in Control the surviving or successor entity does not agree to assume the outstanding Awards, (i) all outstanding RSUs and Restricted Stock Awards shall become fully vested, (ii) all Option and SAR Awards shall become exercisable unless the Award Agreement evidencing the Award provides otherwise, and (iii) the performance requirements under any outstanding PSUs are waived and a Participant shall instead vest in his or her PSUs if he or she is employed on the last day of the performance period. A participant who is employed on the last day of the performance period will receive a cash payment with respect to his or her PSUs as if target performance had been attained and based on the value of Shares on the date of the Change in Control. Such payment shall be made during the period from January 1 to March 15 following the end of the performance period. If with respect to a Change in Control the surviving or successor entity does agree to assume the outstanding Awards and a Participant is involuntarily terminated without Cause prior to the twenty-four (24) month anniversary of the Change in Control, then as of the date of the Participant’s termination of employment (i) all outstanding RSUs and Restricted Stock Awards held by the Participant shall fully vest, (ii) all Option and SAR Awards granted to the Participant shall become exercisable unless the Award Agreement evidencing the Award provides otherwise, and (iii) PSU Awards shall be prorated based on the number of full months in the performance period prior to such termination of employment. A Participant shall receive such prorated portion of any award amount that would otherwise have been received based on the Performance Goals attained at the end of the performance period. Unless otherwise provided in an Award Agreement, Shares attributable to such prorated award shall be delivered during the period from January 1 to March 15 following the end of the performance period. Notwithstanding the foregoing, this Section 8.6 shall not increase the extent to which an Award is vested or exercisable if the Participant’s termination of service occurs prior to the Change in Control and provided that the Change in Control shall not accelerate the payment date of any Award that is subject to Code section 409A unless the Change in Control is a change in control event as defined in regulations under Code section 409A.

(a) A “Change in Control” shall mean any of the following events:
(i) any Person (except for the Company, any employee benefit plan of the Company or of any Affiliate, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall become the Beneficial Owner in the aggregate of fifty percent (50%) or more of the shares of the Company then outstanding and entitled to vote generally in the election of directors;
(ii) any Person, together with all Affiliates and Associates of such Person, purchases all or substantially all of the assets of the Company;
(iii) during any twenty-four (24) month period, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of at least seventy-five percent (75%) of the directors who were not directors at the beginning of such period was approved by a vote of at least a majority of the directors in office at the time of such election or nomination who were directors at the beginning of such period; or
(iv) the Company consummates a merger, consolidation or share exchange (a “Corporate Event”), as a result of which the shareholders of the Company immediately before such Corporate Event shall not hold, directly or indirectly, immediately after such Corporate Event at least a majority of the combined voting power of the voting securities entitled to vote generally in the election of directors of the surviving or resulting corporation, in case of a merger or consolidation, or of the acquiring corporation, in case of the share exchange.
(b) The capitalized terms used in (a) above shall have the following meanings:
(i) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.
(ii) “Beneficial Owner” of any securities shall mean:
(A) a Person or any of such Person’s Affiliates or Associates that, directly or indirectly, has the right to acquire such securities (whether such right is exercisable immediately or only after the passage of time)

pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange;
(B) a Person or any of such Person’s Affiliates or Associates that, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including, without limitation, pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the “Beneficial Owner” of any security under this subsection (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D or 13G under the Exchange Act (or any comparable successor report); or
(C) a Person or any of such Person’s Affiliates or Associates that has any agreement, arrangement or understanding (whether or not in writing) with any other Person for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy described in the proviso to subsection (ii) above) or disposing of any voting securities of the Company, in which case such Person shall be the Beneficial Owner of all securities that are Beneficially Owned, directly or indirectly, by such other Person (or any Affiliate or Associate thereof) within the meaning of subsection (i) or (ii) above;

provided, however, that nothing in this subsection (b) shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until expiration of forty (40) days after the date of such acquisition.
(iii) “Person” shall mean any individual, firm, corporation, partnership or other entity.
8.7 Certain Corporate Transactions.
(a) In the event of a corporate transaction (as, for example, a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation), each outstanding Award shall be assumed by the surviving or successor entity; provided, however, that in the event of a proposed corporate transaction, the Committee may terminate all or a portion of any outstanding Award, if it determines that such termination is in the best interests of the Company. If the Committee decides to terminate outstanding Options and SARs, the Committee shall give each Participant holding an Option or SAR to be terminated not less than ten (10) days’ notice prior to any such termination, and any Option or SAR that is to be so terminated shall become fully exercisable and may be exercised up to, and including the date immediately preceding such termination. Further, the Committee, in its discretion, may accelerate, in whole or in part, the vesting of any Options, SARs, Restricted Stock or RSUs to the extent such Award is not fully exercisable or vested pursuant to the Award Agreement or Section 8.6.
The Committee also may, in its discretion, change the terms of any outstanding Award to reflect any such corporate transaction, provided that, in the case of ISOs, such change would not constitute a “modification” under section 424(h) of the Code unless the Participant consents to the change, and in the case of an Option or SAR, such change would not constitute a modification causing such Option or SAR to be subject to Code section 409A.
(b) With respect to an outstanding Award held by a Participant who, following the corporate transaction, will be employed by or otherwise providing services to an entity which is a surviving or acquiring entity in such transaction or an affiliate of such an entity, the Committee may, in lieu of the action described in subsection (a) above, arrange to have such surviving or acquiring entity or affiliate grant to the Participant a replacement award which, in the judgment of the Committee, is substantially equivalent to the Award.
9. Amendment or Termination of the Plan and Awards.
(a) Amendment or Termination of Plan. The Board or the Committee, pursuant to a written resolution, may from time to time amend, suspend or terminate the Plan, except that, without the approval of the shareholders (given in the manner set forth in subsection (b) below) -
(i) no amendment may be made that would -
(A) change the class of employees eligible to participate in the Plan with respect to ISOs;
(B) except as permitted under Section 8.5, increase the maximum number of Shares with respect to which ISOs may be granted under the Plan; or

(C) extend the duration of the Plan under Section 4(b) with respect to any ISOs granted hereunder; and
(ii) no amendment may be made that would constitute a modification of the material terms of the “performance goal(s)” within the meaning of Treas. Reg. § 1.162-27(e)(4)(vi) or any successor thereto (to the extent compliance with section 162(m) of the Code is desired); and
(iii) no amendment may be made for which shareholder approval is required under the rules of the exchange or market on which Shares are listed or traded.
Notwithstanding the foregoing, no such amendment, suspension or termination of the Plan shall materially impair the rights of any Participant holding an outstanding Award without the consent of such Participant.
(b) Manner of Shareholder Approval. The approval of shareholders must be effected by the affirmative votes of holders of at least a majority of the shares present, or represented, and entitled to vote at a duly held meeting of shareholders of the Company.

(c) Amendment of Awards. The Committee, subject to the limitation on repricing Options as provided in Sections 3(b)(v) and 7.2(h) may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type and converting an ISO to an NQSO, provided that the Participant’s consent to such action shall be required except as provided in Section 8.7(a), as deemed necessary or desirable to avoid the additional tax under Code section 409A or as determined by the Committee that the action, taking into account any related action, would not materially and adversely affect the Participant. Notwithstanding the foregoing, the Committee may not amend or modify an Award to accelerate the vesting of any Option, SAR, PSU, RSU or Restricted Stock, except as provided under the terms of this Plan. Notwithstanding anything to the contrary set forth herein, without the consent of any Participant, the Committee may reduce the number of Shares or PSUs to be awarded upon attainment of Performance Goals at the end of the performance period. If pursuant to Section 3(c) the Committee has not required upon grant that a PSU must qualify as “other performance based compensation,” the Committee may increase the number of Shares to be awarded upon attainment of Performance Goals at the end of the performance period.
10. Miscellaneous.
10.1 Documentation of Awards. Awards shall be evidenced by such written documents (“Award Agreements”) as may be prescribed by the Committee from time to time. Such instruments may be in the form of agreements to be executed by both the Participant and the Company, or certificates, letters, or similar instruments, which need not be executed by the Participant but acceptance of which will evidence agreement to the terms thereof.
10.2 Rights as a Shareholder. Except as specifically provided by the Plan or an Award Agreement, the receipt of an Award shall not give a Participant rights as a shareholder; instead, the Participant shall obtain such rights, subject to any limitations imposed by the Plan or the Award Agreement, upon the actual receipt of Shares.
10.3 Conditions on Delivery of Shares. The Company shall not deliver any Shares pursuant to the Plan or remove restrictions from Shares previously delivered under the Plan (i) until all conditions of the Award have been satisfied or removed, (ii) until all applicable Federal and state laws and regulations have been complied with, and (iii) if the outstanding Shares are at the time of such delivery listed on any stock exchange, until the Shares to be delivered have been listed or authorized to be listed on such exchange. If an Award is exercised by the Participant’s legal representative, the Company will be under no obligation to deliver Shares pursuant to such exercise until the Company is satisfied as to the authority of such representative.
10.4 Registration and Listing of Shares. If the Company shall deem it necessary to register under the Securities Act or any other applicable statute any Shares purchased under this Plan, or to qualify any such Shares for an exemption from any such statutes, the Company shall take such action at its own expense. If Shares are listed on any national securities exchange at the time any Shares are purchased hereunder, the Company shall make prompt application for the listing on such national securities exchange of such Shares, at its own expense. Purchases and grants of Shares hereunder shall be postponed as necessary pending any such action.
10.5 Compliance with Rule 16b-3. All elections and transactions under this Plan by persons subject to Rule 16b-3, promulgated under section 16(b) of the Exchange Act, or any successor to such Rule, are intended to comply with at least one of the exemptive conditions under such Rule. The Committee shall establish such administrative guidelines to facilitate compliance with at least one such exemptive condition under Rule 16b-3 as the Committee may deem necessary or appropriate. Without limiting the generality of the foregoing, each Participant or his or her legal representative or beneficiary may also be required to give satisfactory assurance that such person is an eligible purchaser under applicable securities laws, and that the shares granted pursuant to the Award shall be for investment purposes and not with a view to distribution; certificates representing such shares may be legended accordingly.
10.6 Tax Withholding.
(a) Obligation to Withhold. The Company shall withhold from any cash payment made pursuant to an Award an amount sufficient to satisfy all Federal, state, and local withholding tax requirements, including the withholding tax requirements of any jurisdiction outside of the United States (the “Withholding Requirements”). In the case of PSUs, RSUs (pursuant to which Shares may be delivered) or Restricted Stock, the Committee may require that the Participant or other appropriate person remit to the Company an amount sufficient to satisfy the Withholding Requirements, or make other arrangements satisfactory to the Committee with regard to such Withholding Requirements, prior to the delivery or vesting of any Shares.
(b) Election to Withhold Shares. The Committee, in its discretion, may permit or require the Participant to satisfy the withholding requirements, in whole or in part, by electing to have the Company withhold Shares (except with respect to Restricted Stock in which an election is made as described in Section 7.4(e)), or by returning previously acquired Shares to the Company; provided, however, that the Company may limit the number of Shares withheld to satisfy the Withholding Requirements to the extent necessary to avoid adverse accounting consequences. Shares shall be valued, for purposes of this subsection (b), at their Fair Market Value (determined as of the date an amount is includible in income by the Participant (the “Determination Date”), rather than the date of grant). If Shares acquired by the exercise of an ISO are used to satisfy the Withholding Requirements, such Shares must have been held by the Participant for a period of not less than the holding period described in Code section 422(a)(1) as of the Determination Date. The Committee shall adopt such withholding rules as it deems necessary to carry out the provisions of this Section.
10.7 Transferability of Awards. No ISO may be transferred other than by will or by the laws of descent and distribution. No other Award may be transferred, except to the extent permitted in the applicable Award Agreement. During a Participant’s lifetime an Award requiring exercise may be exercised only by the Participant (or in the event of the Participant’s incapacity, by the person or persons legally appointed to act on the Participant’s behalf).
10.8 Registration. If the Participant is married at the time Shares are delivered and if the Participant so requests at such time, the certificate or certificates for such Shares shall be registered in the name of the Participant and the Participant’s spouse, jointly, with right of survivorship.
10.9 Acquisitions. Notwithstanding any other provision of this Plan, Awards may be granted hereunder in substitution for awards held by employees of other corporations who are about to, or have, become Employees as a result of a merger, consolidation, acquisition of assets, or similar transaction by the Company or a Related Corporation. The terms of the substitute Awards so granted may vary from the terms set forth in this Plan to such extent as the Committee may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted; provided, however, that no Option shall be granted for less than Fair Market Value as of the date of grant and no Award shall be granted which would be subject to Code section 409A.
10.10 Employment and Board Membership Rights. Neither the adoption of the Plan nor the grant of Awards shall (i) confer on any person any right to continued employment by the Company or any of its Related Corporations or affect in any way the right of any of the foregoing to terminate an employment relationship at any time, or (ii) be deemed to give any individual any right to continue as a member of the Board or to be nominated for re-election to the Board or limit in any way the right of the shareholders or the Board to remove a director.
10.11 Indemnification of Board and Committee. Without limiting any other rights of indemnification that they may have from the Company or any of its Related Corporations, the members of the Board and the members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any bona fide claim, action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under, or in connection with, the Plan or any Award granted thereunder, in their capacity as a member of the Board or Committee and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of willful misconduct or recklessness on their part. Upon the making or institution of any such claim, action, suit or proceeding, the Board or Committee member shall notify the Company in writing, giving the Company an opportunity, at its own expense, to handle and defend the same before such Board or Committee member undertakes to handle it on his or her own behalf. The provisions of this Section shall not give members of the Board or the Committee greater rights than they would have under the Company’s by-laws or Pennsylvania law.

10.12 Application of Funds. Any cash proceeds received by the Company from the sale of Shares pursuant to Awards granted under the Plan shall be added to the general funds of the Company. Any Shares received in payment for additional Shares upon exercise of an Option shall become treasury stock.
10.13 Governing Law. The Plan shall be governed by the applicable Code provisions to the maximum extent possible. Otherwise, the laws of the Commonwealth of Pennsylvania (without reference to the principles of conflict of laws) shall govern the operation of, and the rights of Employees under, the Plan and Awards granted hereunder. The Awards under this Plan are intended to be exempt from, or if not exempt, to comply with, the requirements of Code section 409A and the Plan is to be construed and interpreted in accordance with Code section 409A to that end.
10.14 Prohibition Against Cash Buyout of Awards Under the Plan. Notwithstanding any provision of this Plan to the contrary (other than Sections 8.5 and 8.7), the Committee shall not modify any Option or SAR without stockholder approval if the effect of such modification would be to (i) reduce an option price of an Option or the grant price of an SAR; (ii) cancel an Option or SAR in exchange for other Awards under the Plan; (iii) cancel an Option or SAR in exchange for an Option or SAR with an option price or grant price, respectively, that is less than the option price or grant price of the cancelled Option or SAR, respectively; or (iv) cancel an Option or SAR in exchange for cash; and provided, further , that no such replacement shall deprive the Participant of any rights he or she may have pursuant to Section 8.7, which shall apply to the replacement Award to the same extent as to the replaced Award.
10.15 Clawback. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).
IN WITNESS WHEREOF, Kulicke and Soffa Industries, Inc. has caused this Plan to be duly executed this                  day of                     , 2017.

KULICKE AND SOFFA INDUSTRIES, INC.

By:

Title:

KULICKE AND SOFFA INDUSTRIES, INC.

2017 EQUITY PLAN

2017 ISRAEL ADDENDUM

1.
Purpose of the Addendum: This 2017 Israeli Addendum shall form an integral part of the 2017 Equity Plan and any amendments thereto (the “Plan”) of Kulicke and Soffa Industries, Inc. (the "Company"), and it shall apply only to Employees who are (i) deemed residents of the State of Israel for the purpose of Israeli tax laws; and (ii) employed by the Company or any of its Israeli Related Corporations.

This Addendum modifies the Plan so that it shall comply with the requirements of the Israel Tax Ordinance.
The Plan and this Addendum are complimentary to each other and shall be read and deemed as one. Any requirements provided in this Addendum shall be in addition to the requirements provided in the Plan and the Grant Letter. In the event of a conflict, whether explicit or implied, between the provisions of the Plan and this Addendum, the latter shall govern and prevail.

2.	Definitions:

2.1.	Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meaning in this Addendum.

2.2.	For the purposes of this Addendum, the following terms shall have the meaning ascribed thereto as set forth below:

(a)	"Addendum" means this 2017 Israel Addendum, as amended from time to time.

(b)
"Additional Rights" means any distribution of rights, including an issuance of bonus shares, in connection with Section 102 Trustee Options (as defined below) and/or with the shares issued upon exercise of such Options.

(c)	"Controlling Shareholder" shall have the same meaning ascribed to it in Section 32(9) of the Tax Ordinance (as defined below).

(d)
"Employee" shall have the same meaning ascribed to it in the Plan, provided however, that with regard to Section 102 Trustee Options and Section 102 Non-Trustee Options (as such terms are defined below) such person is not a Controlling Shareholder prior to and/or after the issuance of the Options.

(e)
"Lock-up Period" means the period during which the Section 102 Trustee Options granted to an Employee as well as any Additional Rights distributed in connection therewith are to be held by the Trustee on behalf of the Employee, in accordance with Section 102, and pursuant to the tax route which the Company elects.

(f)	"Option" means ISOs or NQSOs (as defined in the Plan) entitling the Participant on exercise thereof to purchase Shares at a specified exercise price for a specified period of time.

(g)	"Section 3(i)" means Section 3(i) of the Tax Ordinance and the applicable rules or regulations thereto, all as amended from time to time.

(h)	"Section 3(i) Option" means an Option granted pursuant to Section 3(i).

(i)
"Section 102" means Section 102 of the Tax Ordinance, and any regulations, rules, orders or procedures promulgated thereunder, including the Income Tax Rules (Tax Relief for Issuance of Shares to Employees), 2003, all as amended from time to time.

(j)	“Section 102 Trustee Option" means an Option or Shares intended to qualify under the provisions of Section 102(b) of the Tax Ordinance (including the Section 102(b) Route Election), as either:

i.	“Ordinary Income Option Through a Trustee” for the special tax treatment under Section 102(b)(1) and the “Ordinary Income Route”, or

ii.	“Capital Gain Option Through a Trustee"” for the special tax treatment under Section 102(b)(2) and the “Capital Route”.

(k)
“Section 102(b) Route Election” means the right of the Company to choose either the “Capital Route” (as set under Section 102(b)(2)), or the “Ordinary Income Route” (as set under Section 102(b)(1)), but subject to the provisions of Section 102(g) of the Tax Ordinance, as further specified in Section 5 below.

(l)	“Section 102 Non-Trustee Option” means an Option or Shares granted not through a trustee under the terms of Section 102(c) of the Tax Ordinance.

(m)	"Shares" means shares of common stock of the Company, no par value. Including Restricted Stock and RSU's except for RSU's which are represented by value.

(n)	“Tax Ordinance” means the Israeli Income Tax Ordinance (New Version), 1961, as amended.

(o)
"Trustee" means a person or an entity, appointed by the Committee and approved in accordance with the provisions of Section 102, to hold in trust on behalf of the Employees the granted Options as well as all Additional Rights granted in connection therewith, in accordance with the provisions of Section 102.

(p)	"Trust Agreement" means a written agreement between the Company and the Trustee, which sets forth the terms and conditions of the trust and is in accordance with the provisions of Section 102.

3.
Administration: Further to the authorities of the Committee, as detailed in Section 3 of the Plan, with regard to this Addendum, the Committee shall have full power and authority, at all times, to: (i) designate Options as Section 102 Trustee Option, Section 102 Non-Trustee Option or Section 3(i) Options, all of which shall be included in the definition of Option under the Plan; (ii) make a Section 102(b) Route Election (subject to the limitations set under Section 102(g)); and (iii) determine any other matter and execute any document which are necessary or desirable for, or incidental to, the administration of this Addendum and the grant of Options hereunder and the compliance with the laws and regulations of Israel in respect of the Plan, including without limitation the regulations under Section 102.

4.
Eligibility: Subject to the terms and conditions of the Plan, Section 102 Trustee Options and Section 102 Non-Trustee Options may be granted only to Employees of the Company or a Related Corporation, provided that such Related Corporation is an "employing company" within the meaning of Section 102(a) of the Tax Ordinance. Section 3(i) Options may be granted only to Employees who are Controlling Shareholders prior to and/or after the issuance of the Options.

5.
Section 102(b) Route Election: No Section 102 Trustee Options may be granted under this Addendum to any eligible Employee, unless and until, the Company's election of the type of Section 102 Trustee Options, either as "Ordinary Income Options Through a Trustee" or as "Capital Gain Options Through a Trustee" and the selection is appropriately filed with the Income Tax Authorities before the first date of grant of Section 102 Trustee Options. Such Section 102(b) Route Election shall become effective beginning the first date of grant of a Section 102 Trustee Options under this Addendum and shall remain in effect until the end of the year following the year during which the Company first granted Section 102 Trustee Options The Section 102(b) Route Election shall obligate the Company to grant only the type of Section 102 Trustee Options it has elected, and shall apply to all Employees who were granted Section 102 Trustee Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Tax Ordinance. For avoidance of doubt, it is clarified that the Company does not obligate itself to file a Section 102(b) Route Election, and in any case, such Section 102(b) Route Election shall be at the sole discretion of the Company. It is further clarified that such Section 102(b) Route Election shall not prevent the Company from granting Section 102 Non-Trustee Options simultaneously.

6.	Trustee:

6.1.
Section 102 Trustee Options, which shall be granted under the Addendum shall be issued to the Trustee who shall hold the same in trust for the benefit of the Employees at least for the Lock-up Period. Upon the expiration of the Lock-up Period and subject to any further period included in the Plan and/or in the Grant Letter, the Trustee may release Section 102 Trustee Options to Employee only after the Employee's full payment of his or her tax liability in connection therewith due pursuant to the Tax Ordinance. It is hereby clarified that Employees will only be entitled to exercise Options, provided the underlying shares are being sold concurrently upon said execution, all subject to the provisions of Section 6.2 below.

6.2.
Notwithstanding the above, in the event an Employee shall elect to release the Section 102 Trustee Options prior to the expiration of the Lock-up Period, the sanctions under Section 102 shall apply to and shall be borne solely by the Employee.

6.3.
Any Additional Rights distributed to the Employees shall be deposited with and/or issued to the Trustee for the benefit of the Employees, and shall be held by the Trustee for the applicable Lock-up Period in accordance with the provisions of Section 102 and the elected tax route.

6.4.
Upon receipt of Options, the Employee will sign the Grant Letter, which shall be deemed as the Employee’s undertaking to exempt the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan, the Addendum and any Option or other rights received by the Employee in connection therewith.

6.5.	The Trustee and the Employees shall comply with the Tax Ordinance, Section 102 and the provisions of the Trust Agreement.

7.
Issuance of Section 102 Trustee Options: The Company may grant Section 102 Trustee Options only after the passage of thirty (30) days' following the delivery, to the appropriate Israeli Income Tax Authorities, of a request for approval of the Plan and the Addendum as well as the Trustee according to Section 102. Notwithstanding the above, if within ninety (90) days following the delivery of such request, the tax officer notifies the Company of its decision not to approve the Plan and/or the Addendum, the Options, which were intended to be granted as Section 102 Trustee Options, shall be deemed to be Section 102 Non-Trustee Options, unless otherwise was approved by the tax officer.

8.
Fair Market Value: Without derogating from the definition of Fair Market Value in the Plan and solely for the purpose of determining the tax liability with respect to the grant of Capital Gain Options Through a Trustee pursuant to Section 102, the Fair Marker Value of the Shares on the date of grant shall be equal to the average value of the Company’s Shares on the thirty (30) trading days preceding the date of grant, all in accordance with the provisions of Section 102(b)(3) of the Tax Ordinance.

9.	Tax Consequences:

9.1.
Any tax consequences arising from the grant or exercise of any Options or Shares or from the payment for Shares covered thereby or from any other event or act (of the Employee, the Company, a Related Corporation or the Trustee) hereunder, shall be borne solely by the Employee. The Company and/or any Related Corporation and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. The Company and/or the Trustee shall not be required to release any share certificate to the Employee until all required payments have been fully made.

Furthermore, the Employee shall agree to indemnify the Company and/or any Related Corporation that employs the Employee and the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Employee.

9.2.
In the event an Employee shall cease to be employed by the Company or a Related Corporation for any reason, the Employee shall be obligated upon the Company's, a Related Corporation's or the Trustee's first demand to provide the Company, the Related Corporation or the Trustee with a security or guarantee, in the degree and manner satisfactory to them, to cover any future tax obligation resulting from the disposition of the Options and/or the shares acquired thereunder.

9.3.
With regard to Section 102 Trustee Option, to the extent Section 102 and/or the Assessing Officer's approval require the Addendum to contain specified provisions in order to qualify such Options or Shares for preferential tax treatment, such provisions shall be deemed to be stated in this Addendum and to be an integral part hereof.

10.
Continuance of Engagement: Nothing in the Plan or this Addendum shall be deemed to (i) create an employee-employer relationship between a recipient of an Option or Shares and the Company, or (ii) add to, supplement or otherwise alter any employment term or condition that may be in effect by contract or by law in respect of the relationship between the recipient of an Option or Shares and the direct employer of such recipient. Any grant under the Plan is voluntary on the part of the Company, and the Company explicitly denies and negates any continuing obligation, custom or practice in connection with the Plan or any grants made thereunder. Any gain or benefit to a recipient of an Option or Shares shall not accrue or be deemed a benefit or entitlement under any employment term of such employee for any purpose, and it will not be regarded as part of the employee’s salary or social benefit, including, without limitation, for the purpose of severance payment.

11.
Non-Transferability: Notwithstanding anything in Section 10.7 of the Plan to the contrary, with regard to Section 102 Trustee Options, as long as such Options are held by the Trustee on behalf of the Employee, all rights of the Employee with respect thereto are personal and cannot be transferred, assigned, pledged or mortgaged, other than by will or by the laws of descent and distribution.

12.
Governing Tax Law: This Addendum and all instruments issued thereunder or in connection therewith shall be governed by and construed and enforced in accordance with the tax laws of the state of Israel, without giving effect to the principles of conflict of laws.

13.	Effectiveness: This Addendum shall be effective with respect to Options granted on or after its adoption by the Company.
*    *    *

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the Friday before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. If you wish to exercise cumulative voting rights in the election of directors, you must vote in person or by mail.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the Friday before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E15668-P83596-Z68798

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

KULICKE AND SOFFA INDUSTRIES, INC.

The Board of Directors recommends a vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors to serve until the 2021 Annual Meeting.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01. Mr. Garrett E. Pierce
02. Mr. Chin Hu Lim

The Board of Directors recommends a vote FOR the following proposals:

The Board of Directors recommends a vote for 1 year on the following proposal:

	1 Year	2 Years	3 Years	Abstain
5. To approve, on a non-binding basis, how often shareholders will vote to approve the compensation of the Company's named executive officers.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report With Form 10-K are available at www.proxyvote.com.

E15669-P83596-Z68798

KULICKE AND SOFFA INDUSTRIES, INC.
Annual Meeting of Shareholders
March 14, 2017, 4:30 PM

This proxy is solicited on behalf of the Board of Directors

The shareholders hereby appoint Jonathan H. Chou and Lester A. Wong, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Kulicke and Soffa Industries, Inc. that the shareholders are entitled to vote at the Annual Meeting of Shareholders to be held at 4:30 p.m., Shanghai Time, on March 14, 2017, at J. W. Marriott Shanghai, Tomorrow Square, 399 Nanjing Road (West), Shanghai 200003, PRC, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed by the Shareholders. If no such directions are made, this proxy will be voted "FOR" the election of the nominees listed on the reverse side in Proposal 1 for the Board of Directors; "FOR" Proposals 2, 3, and 4; and "1 year" on Proposal 5.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side

V1.1